Exhibit 99.9

Annual Financial Report 2009
bwin Interactive Entertainment AG

Content

Group Management Report	2

Consolidated Financial Statements	18

Consolidated Balance Sheet	18

Consolidated Income Statement	19

Consolidated Statement of Comprehensive Income	20

Consolidated Statement of Changes in Shareholders’ Equity	21

Consolidated Cash Flow Statement	22

Notes to the Consolidated Financial Statements	23

Auditor’s Report	86

Management Report	90

Financial Statements

Balance Sheet	105

Income Statement	107

Notes to the Financial Statements	108

Fixed Assets Schedule	110

Schedule of Investments in Affiliated and Associated Companies	112

Auditor’s Report	138

Statement of all Legal Representatives	140

Imprint	141

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Group Management Report on the financial year 2009

Global online gaming
market by region 2009
1 Europe 44.9%
2 North America 23.6%
3 Asia 24.9%
4 ROW 6.6%

Source: H2 Gambling Capital

Market development

After seeing the worldwide online gaming market grow by 13.1% in the year 2009, the consulting firm of H2 Gambling Capital once again predicts two-digit growth rates in the coming years (status: February 2010). Whereas the offline gaming market anticipates a compound annual growth rate of only 4.1% between 2009 and 2012, over the same period the worldwide online gaming market is forecast to increase by 11.1% p.a. Europe will stand out – not least as a result of the expected legislation wave – with above-average growth rates of 14.7%. H2 consultants predict online gross gaming revenues in the amount of EUR 25.5 billion for the year 2012. This will be equivalent to a share of around 9.7% of the total forecast gaming market (offline and online), as compared to 8.1% in the year 2009. This figure could be significantly higher in the medium term due to new distribution opportunities for online gaming products, such as mobile access. The growing importance of online communities and social media platforms will also contribute to the growth of the online gaming market – a challenge which bwin is already facing up to today, moving into a leading position with new forms of distribution.

Europe is the most important market, accounting for a share of nearly 44.9% of the world-wide online gaming market in 2009, with a volume of EUR 8.3 billion. Online sports betting dominates the European online gaming market, accounting for 25.7% (2009: EUR 2.1 billion), followed by poker (2009: EUR 1.8 billion), and casino (2009: EUR 1.7 billion) at 21.7% and 20.9% respectively. A volume of nearly EUR 1.0 billion in the games sector represents a market share of about 11.5%.

Legislative developments

Widely varying gaming policies of individual member states continue to characterize legislative developments in the European Union. Nevertheless, with the growing popularity of online gaming, more and more member states are realizing the importance of modern legislation for the consumer, the economy and government budgets. The United Kingdom and Italy have been pioneers in this field for many years, and Italy recently passed a law that will allow not only sports betting and online poker tournaments, but also poker cash games and other games of chance, especially casino games.

Growing popularity of online gaming

The Danish government, too, recently notified the European Commission of a bill for the regulation of online gaming. The bill is scheduled to be passed by parliament before the summer, and will come into force at the beginning of 2011. The European Commission was notified of a French bill for the regulation of online gaming in March 2009, and the law is scheduled to be passed by parliament in 2010. Up until a few years ago, France vigorously defended its monopoly in internet gaming, but under the new law it will also issue licences to private providers for online sports betting, horse race betting and poker.

Whilst many EU member states react to the realities of the market by implementing modern regulations, heated arguments take place in other member states on the admissibility of monopolies – usually run by the state – and even on a complete ban on internet gaming. Currently, there are many proceedings pending in Germany and before the European Court of Justice (ECJ), for instance, regarding the admissibility of the German State Treaty on gaming

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that came into force on 1 January 2008. The treaty confirms the existing monopoly of lotteries and sports betting and introduced an internet ban on online gaming. Furthermore, the German authorities are attempting to enforce the internet ban by means of injunctions and enforcement proceedings against bwin and other private operators. bwin has resorted to legal recourse in all cases and the chances of success depend largely on the outcome of proceedings pending with the ECJ. Politically, however, the State Treaty on gaming is already contested in Germany. The parliamentary fractions of the coalition partners in the state of Schleswig-Holstein have declared that they intend to revoke the State Treaty on gaming at the next possible occasion. Criticism of the present legal situation is also getting stronger within the world of sports and business, as it has resulted above all in revenue losses and a significant black market. bwin will continue to constructively support the positive trend towards regulation of online gaming, contributing its substantial expertise to this process. The long-anticipated judgment of the ECJ in the Portuguese preliminary ruling procedure “Liga Portuguesa” did not provide the desired legal certainty in the gaming sector. In its reasoning, the ECJ emphasized above all the special nature of the Portuguese monopoly, which differs significantly from other monopolies - usually organized by the private sector - due to the fact that “Santa Casa”, holder of the Portuguese monopoly, is a quasi-governmental institution pursuing charitable non-profit goals. In view of the fact that the situation in Portugal cannot be compared with the monopolistic structures of other member states, the judgement of the ECJ is not transferrable to other monopolies or restrictive systems. Legislative developments within the EU will therefore depend substantially on further

Growth as a result of expected wave of regulations in Europe judgments forthcoming from the ECJ. This year, for instance, ECJ judgments are expected on proceedings pending in some member states, including Austria, Germany, the Netherlands and Sweden. Besides the judgments pending in 2010, there are still further preliminary ruling proceedings under way from Portugal, France, Italy and Austria. The sheer number of proceedings pending shows that legal uncertainty still reigns, and that court proceedings are no solution. On the contrary, it is necessary to create a modern legal framework for online gaming at long last under which both, state and private operators, can be given access to the market under strict regulations and independent controls. Only thus will it be possible to eliminate the black market and ensure effective protection for consumers.

The number of supporters of the regulated opening-up of the online gaming market is growing in the USA, the world’s largest market of this kind. Initial indications are becoming apparent, both at federal level and in various states, such as California, New Jersey and Florida. The general ban introduced by the “Safe Port Act” passed in 2006 merely led to the withdrawal of publicly listed online gaming companies and to flourishing grey and black markets. The resulting imbalances have also impacted the European online gaming market. Providers still offering real money gaming to US customers have a clear advantage in size due to the large number of US customers regarding the player liquidity, as well as financial advantages. This is leading to a distortion of competition in markets in which bwin also operates. It remains to be seen when, and to what extent, the US Department of Justice enforces their laws. This could provide a significant stimulus for bwin and other publicly listed online gaming companies.

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Development of business

Distribution of gross gaming
revenues by products 2009
1 Sports betting 50.7%
2 Poker 26.6%
3 Casino 16.5%
4 Games 6.2%

Development of gross gaming revenues
As a result of the dynamic development of the poker business, bwin raised its gross gaming revenue (customer stakes less customer winnings) by 6.1% to EUR 446.6 million compared to EUR 420.8 million in 2008. The games segment recorded attractive growth and casino operations also contributed to growth. Despite increased betting turnover, the sports betting business was down slightly after 2008, when the European Football Championship was held, due to above-average payouts. On a comparable basis, i.e., without Gioco Digitale, gross gaming revenue rose by 2.8% to EUR 432.7 million.

Net gaming revenue (gross gaming revenue less sales commissions, betting duties, licensing fees and bonuses) grew by 7.2% to EUR 356.1 million in the year under review compared to EUR 332.1 million in 2008.

Sports betting
Sports betting turnover (betting stakes) grew by 4.3% to EUR 3,052.0 million in 2009 compared to 2008, when the European Football Championship was held (2008: EUR 2,927.4 million). Live betting accounted for the majority of betting stakes, totalling about EUR 2,279.4 million, or nearly 75% of the total, representing growth of about 7.1% (2008: EUR 2,128.9 million, or 72.7%). This development illustrates the growing popularity of live betting compared to classic pre-match sports betting.

The slight drop in gross gaming revenue of 3.8% to EUR 226.3 million (2008: EUR 235.4 million) is a consequence of the 13.2% drop in pre-match gross gaming revenues to EUR 102.6 million (2008: EUR 118.2 million). This reduction is largely the result of favourable betting results for bwin customers, especially in Q2 2009. Gross gaming revenue from live betting grew by 5.6% to EUR 123.7 million compared to the previous year (2008: EUR 117.2 million). In 2009, bwin generated 54.7% of gross gaming revenue in the sports betting sector with live betting (2008: 49.8%). Without Gioco Digitale, gross gaming revenue from sports betting decreased by 4.3% to EUR 225.3 million.

High live-betting share highlights technology leadership

Compared to conventional pre-match sports betting (mainly involving the placing of combination bets), live betting (mainly involving the placing of single bets) is characterized by a more stable, but lower margin based on gross gaming revenue relative to betting stakes. The 5.4% margin in 2009 was at about the same level as the previous year (2008: 5.5%). The pre-match margin shrank from 14.8% in 2008 to 13.3% in 2009. In total, the margin for sports betting was 7.4% in 2009 (2008: 8.0%). In the current financial year, bwin expects a sports betting margin of between 7% and 9%.

bwin is an innovator and market leader in the live betting business and, as a pioneer in this segment, has continually expanded its product range since 2002. The live betting interface – now in its third generation – sets new standards for design, number of bets successfully placed and user friendliness. Users can design the live-betting environment largely by themselves and have the opportunity to save preferred settings. bwin offers live betting almost around the clock and has live video feeds from over 1,200 events per month.

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Both the betting interface (frontend) and the databases and tools used to produce the betting services running on servers as well as the interactive risk management (backend) were developed in-house. In addition, bwin has a unique team of bookmakers that now comprises 75 online live-betting traders. Such competitive advantages underline bwin’s position as the market leader in the live betting business.

Poker
Compared to 2008, bwin managed to raise gross gaming revenues from poker (commission/ fee charged after every poker hand played, or “rake”) by 26.1% to EUR 118.8 million in 2009 (2008: EUR 94.2 million). On a comparable basis, i.e., excluding Gioco Digitale, this increase was 12.5% to EUR 106.0 million. The change was primarily the result of the satisfactory growth of the poker business in Italy. In the autumn of 2008, Italy was the first country in continental Europe to successfully regulate online poker tournaments, and bwin was one of the first companies to offer real-money online poker tournaments in Q4 2008. bwin became Italy’s largest online poker site with the acquisition of Gioco Digitale in October 2009, and is thus excellently positioned to capitalize on the growth potential of a booming Italian online gaming market sustained by modern, pro-active regulation.

In the first quarter of 2009 the various poker labels were successfully migrated to bwin Poker, which means that the poker segment will benefit from improved player liquidity and cost efficiency as well from bwin’s strong brand.

Successful launch of new poker platform

In mid June 2009, bwin completed one of the largest software migration projects in the online gaming industry for its new P5 poker platform. The service-oriented architecture of the platform is unique in the online gaming industry and allows for a variety of new prod ucts both for end customers (business to consumer – B2C) as well as for business customers (business to business – B2B). The modular design of the platform allows for scaling up to 250,000 customers in various data centres, the pooling of international players’ liquidity, as well as the operation of regional networks. This means that the P5 poker platform can take into consideration regulatory requirements and individual B2B customer needs, such as website layout and brand presentation. Since the middle of October 2009, all bwin poker platforms have been run on P5, including the Gioco Digitale poker platform since February 2010. Together with bwin. it and five additional partners, Gioco Digitale benefits from shared player liquidity in Italy. This allowed the bwin Group to successfully launch its first regional online poker network.

With up to 50,000 real-money customers a day as well as guaranteed tournament prize money of over USD 15 million per month, bwin operates one of Europe’s largest poker networks through Ongame Network. With a promising pipeline of possible new B2B poker clients, bwin is confident that P5 will enable it to tap into new turnover potential in both the B2B and B2C markets.

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Casino and games
The casino business had gross gaming revenue (bets placed minus winnings) of EUR 73.7 million (2008: EUR 70.0 million), an increase of 5.4% on the previous year. A total of ten new casino games and casino tournaments were introduced. Casino operations were again not specifically promoted in 2009, as the Company focused on its core sports betting and poker verticals. In the current financial year, the casino segment will be more heavily promoted using targeted marketing due to the expected introduction of casino products in Italy.

Gross gaming revenue in the games business recorded attractive growth of 30.7%, rising to EUR 27.8 million (2008: EUR 21.3 million). Excluding Gioco Digitale, this increase was 29.7% to EUR 27.6 million. The increase results from the positive integration of MiniGames into the new live betting platform, as well as a series of new products. Starting in June, a backgammon platform was introduced, and this was extended to the Greek betoto brand at the end of July, further contributing to the success of the games segment. bwin was also the first operator to successfully start a bingo platform through Gioco Digitale in Italy at the end of 2009. A series of expansions is planned in the games sector in 2010. For example, the 15-game portfolio on bwin. it is to be expanded by an additional five games.

Foreign marketing rights for German Soccer League expire
Up to the end of the 2008/2009 season, bwin had exclusive worldwide marketing rights to the first and second divisions of the German Soccer League outside Germany. In 2009, revenues from this agreement amounted to EUR 14.7 million (2008: EUR 29.3 million) and were reported for the last time in the second quarter of 2009 under other operating income.

Payment Service Providing
In addition to payment processing, the Payment Service Providing segment also includes the issuing of prepaid cards. This sector was further expanded in the financial year 2009 for both internal and external partners. Revenues increased by 28.3%, from EUR 7.3 million in 2008 to EUR 9.4 million in 2009.

After launching a prepaid card the previous year, Vicento Payment Solutions Ltd., a 100% subsidiary of the bwin Group specializing in prepaid cards, launched its business in Germany in 2009 with a new product name (Kalixa). Further countries will follow in 2010 on the basis of an eMoney licence issued by Britain’s Financial Services Authority (FSA). Kalixa is expected to be made available to Italian customers in the first half of 2010.

CQR UK Payment Solutions Ltd. (CQR UK), a payment processing specialist and 100% subsidiary of the bwin Group, obtained an authorized “payment institution” licence from the FSA in 2009. This represented an important step forward for CQR Payment Solutions GmbH (CQR), CQR UK’s parent company, in expanding B2B services for online dealers and online gaming companies.

CQR draws on over nine years of risk management experience in the sensitive online gaming sector. About a third of almost 100 CQR employees work in risk management. CQR processes a volume of more than a billion euros in transactions every year on its certified payment platform, and now offers 68 local payment options in 16 different currencies.

Customer base development
The positive trend both in terms of both active and new active customers has been supported by targeted activation and reactivation measures as well as a series of product improvements. Excluding Gioco Digitale, the number of active customers increased by 7.7% to 2.27 million (2008: 2.10 million), and the number of new active customers by 2.2% to

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Customer service

Over 1,600,000 customer contacts in 2009 – customer satisfaction higher than 80% and far higher than industry standard.

1.08 million (2008: 1.06 million) over 2008, the year of the European Cup, thus exceeding expectations. The poker business had the highest growth rate at 54.7% (38.1% excluding Gioco Digitale), despite the active migration of various poker labels to bwin Poker as well as migration to the new P5 poker platform. Including Gioco Digitale, the number of active customers grew by 13.6% to 2.39 million. Today more than 200,000 customers take advantage of the entertainment services on offer from bwin.

Customer base performance indicator (000)

	2009	2008
Number of active customers (Group total)	2,391	2,105
Number of active customers (sports betting)	1,754	1,669
Number of active customers (casino)	371	338
Number of active customers (poker)	1,050	678
Number of active customers (games)	412	291

Nearly 2.4 million active customers

b’inside

Successful customer loyalty programme with over 850,000 members.

The b’inside customer loyalty programme remains highly successful. It had more than 850,000 members by the end of the year (2008: 500,000). Since its launch in October 2007, the contribution of b’inside members to total gross gaming revenue has increased to more than 50%.

Operating expenses
The cost cutting programme started in Q4 2008 made it possible to reduce operating expenses by 7.5% to EUR 333.6 million (2008: EUR 360.8 million). Excluding special items (German Soccer League rights, currency fluctuations and IFRS 2) operating expenses fell by 9.0% to EUR 305.3 million (2008: EUR 335.6 million).

The successful launch of the P5 poker platform in June 2009 reduced the need for external service providers. Expenses for third-party services thus fell by 18.1%, from EUR 40.6 million in 2008 to EUR 33.3 million in 2009.

Operating expenses decline

Expenses in EUR 000

Personnel expenditure rose by 2.6% to EUR 96.9 million (2008: EUR 94.4 million), including non-cash expenses in connection with Share-based Payment (IFRS 2) to board members and employees amounting to EUR 8.0 million (2008: EUR 14.2 million). At the reporting date of
31 December 2009, the Company had 1,570 employees (including freelance staff). This represented an increase of 11.4% compared to the previous year (2008: 1,409 employees including freelance staff). Excluding Gioco Digitale, this increase was 5.6% to 1,488 employees.

Marketing costs in the financial year 2009 fell significantly, by 19.9% to EUR 99.0 million (2008: EUR 123.5 million). This reduction was primarily due to the absence of a major soccer event. The reduction in expenditure on classic advertising, especially for television advertising, made a major contribution here. At the same time, the use of lower cost marketing channels such as the internet through search-engine optimization, or the existing customer

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Marketing

Improved marketing efficiency through increased use of lower cost marketing channels.

base through member-gets-member campaigns was increased. This reduced the proportion of marketing expenditure relative to net gaming revenue from 37.2% in the financial year 2008 to 27.8% in the year under review.

Improved marketing efficiency was reflected in reduced costs per new active customer (marketing costs including customer bonuses, divided by the number of new active customers, excluding Gioco Digitale), which was EUR 134.9 in 2009 (2008: EUR 154.5), a drop of 12.7%. Due to the large number of new customers as well as the difficult economic conditions especially in some countries in Southern Europe, bwin’s gross gaming revenue per active customer fell by 6.6% to EUR 186.8 compared to the previous year (2008: EUR 200.0).

bwin one of the best recognized international sports sponsors

Despite reduced marketing costs, bwin continued to be one of the best recognized international sports sponsors in 2009. The central event in this connection was the extension of the successful partnership with one of the world’s most famous soccer clubs, Real Madrid, to the 2012/2013 season, highlighting bwin’s long-term commitment to top class soccer. The cooperation with the Portuguese premier league was also extended. bwin has also guaranteed its global reach by extending its sponsoring of MotoGP as well as its presence at the legendary Hahnenkamm Race in Kitzbühel.

A total of EUR 52.2 million for customer bonuses including the “b’inside” customer loyalty programme were granted in 2009 (2008: EUR 39.0 million). This increase was primarily a result of increased reactivation measures as part of the P5 poker platform launch as well as the bundling of various poker labels into bwin Poker. The share of bonuses relative to gross gaming revenue rose from 9.3% in 2008 to 11.7% in 2009, still below the level of most competitors.

A minor increase in other expenses – 2.1% to EUR 104.4 million (2008: EUR 102.3 million) –was primarily attributable to increased banking charges due to increased turnover volume, higher rent and leasing expenditures as well as increased currency losses amounting to EUR 13.5 million (2008: EUR 11.3 million). The latter were offset by currency gains (reported in other operating income) in the amount of EUR 14.1 million (2008: EUR 9.6 million). Non-cash expenses totalling EUR 1.3 million were incurred in connection with Share-based Payment (IFRS 2) to members of the Supervisory Board and third parties (2008: EUR 3.0 million).

EBITDA
Thanks to successful cost controls, especially in the reduction of marketing costs, EBITDA (earnings before interest, tax, depreciation and amortization) more than doubled, climbing to EUR 89.4 million (2008: EUR 42.7 million). This in turn led to a significant increase in the EBITDA margin of 20.0% of gross gaming revenues and 25.1% of net gaming revenues (2008: 10.1% and 12.9% respectively).

Depreciation, impairments and reversals
Impairment-related expenses were reduced from EUR 13.3 million in 2008 to EUR 0.0 million in 2009. Details can be found in the information on impairments in the notes to the consolidated financial statements.

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Depreciation of fixed assets and intangible assets in 2009 was EUR 40.6 million (2008: EUR 49.9 million). This significant decline was primarily the result of the scheduled termination of depreciation from the German Soccer League rights in the second half of 2009: these dropped from EUR 19.3 million in 2008 to EUR 9.7 million in 2009.

Operating result and loss/profit for the year
After reporting an operating loss (EBIT) of EUR 17.9 million the previous year, bwin earned an operating profit of EUR 48.9 million in 2009. Profits after tax were EUR 46.3 million after a post-tax loss of EUR 12.8 million in 2008.

Subject to the approval of the Annual General Meeting, this positive development of profit-ability will allow the Company to pay a dividend for the first time for the financial year 2009.

Significant improvement in profit after tax

Cash and cash equivalents and marketable securities in EUR m.

Assets, financial position and liquidity
The company’s total assets have increased by EUR 203.6 million in 2009 to EUR 493.3 million (2008 EUR 289.7 million), primarily as a result of the acquisition of Gioco Digitale and the increase in cash and cash equivalents created by a significant surge in operating cash flow. Intangible assets stood at EUR 204.3 million in 2009 (2008: EUR 59.7 million). This considerable increase was attributable to the acquisition of Gioco Digitale. An increase of EUR 46.8 million in cash and cash equivalents to EUR 153.1 million underscored bwin’s excellent liquidity position (2008: EUR 106.4 million). Non-current liabilities totalled EUR 53.5 million (2008: EUR 4.9 million). The major increase is based on the outstanding payment for the acquisition of Gioco Digitale and is also connected with the initial consolidation of Gioco Digitale’s deferred tax liabilities, which were recognized at the initial consolidation of Gioco Digitale. Due to a capital increase totalling 2.3 million shares as part of the Gioco Digitale acquisition as well as accrued profits totalling EUR 46.3 million, shareholders’ equity grew to EUR 270.9 million (2008: EUR 130.8 million).

Operating cash flow increased from EUR 76.6 million in 2008 to EUR 103.8 million in the past financial year. Cash flow from investment activities rose from EUR 52.4 million in 2008 to EUR 65.8 million in 2009. Cash and cash equivalents as at 31 December 2009 were EUR 153.1 million, far higher than the previous year (2008: EUR 106.4 million).

Excellent liquidity position

Acquisitions, subsidiaries and associated companies
Details of these can be found in the notes to the consolidated financial statements.

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Risk report

Principles of risk management
The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the “four-eyes principle” for important procedures, as well as guidelines for key business processes. A wide variety of frequently automated software systems may also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and quantify all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions. The heads of the various departments of the company are responsible for ensuring that employees observe guidelines, limits and regulations. For example, predefined approval procedures and controls must be observed when making investments of a certain size.

Management information system
In this context, bwin’s management information system CIS (Central Information System) not only provides relevant information for decision-making at all management levels within the Company depending on their authorization, but also represents an efficient tool for risk management based on the latest data available on a daily basis.

Accordingly, those risks that may have a material effect on the bwin Group’s net assets, financial position and results of operations are defined. This also ensures compliance with the disclosure on existing risks required in the Austrian Corporate Governance Code.

General risks
Apart from the risks specific to online gaming, legal and regulatory risks, the most significant risks to which the bwin Group is exposed are those of a general entrepreneurial nature. Managing the risks specific to online gaming in general, and betting risks in particular, is part of bwin’s day-to-day operations. Although providing poker and casino products entails comparatively little risk, quoting fair market odds for sporting events means that bwin not only has to employ highly qualified staff, but also to implement appropriate processes and adequate software solutions. Other external risks connected to the gaming business relate in particular to betting fraud (e.g. by syndicates), credit card fraud and money laundering. The processes applied for reducing risks connected with the betting business include registration of customers complete with name, address and date of birth, compulsory identification on first payout, and payment of winnings solely by means of bank transfer or through internationally recognized payment agents. Excluding any sportsmen, managers and referees directly involved in a sporting event is another measure aimed at reducing the risks specific to betting.

Operational risks
Operational risk is defined as the potential occurrence of losses due to unforeseeable events, interruption of business, technical problems, inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, with other third parties or government agencies, or with project and other risks.

Financial instruments
Details of these can be found in the notes to the consolidated financial statements.

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Regulatory risks
The bwin Group currently operates in more than 25 countries, serving customers around the globe via gaming platforms like www.bwin.com, www.giocodigitale.it or www.bwin.it. The operational business of the bwin Group is carried out mainly on the basis of Gibraltarian sports betting and casino licences. In addition to this, the companies of the bwin Group also hold other licences in Europe and beyond. However, the Company still faces significant legal and legislative risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is restricted in order to protect state monopolies (for details see “Legislative developments” in the front part of the Management Report).

General business risks
General business risks are taken to mean a degree of uncertainty about the way the business will develop due to changing circumstances, such as the market environment, customer behaviour, and technological progress.

Report on the main features of bwin’s ICRMS over financial reporting
In 2009, bwin’s management has decided to assess and accomplish the internal control and risk management system (ICRMS) using the internationally accepted framework published by COSO (Committee of Sponsoring Organizations of the Treadway Commission). The focus was set on internal control over financial reporting. Furthermore it was intended to support other objectives such as compliance to laws and regulations as well as effectiveness and efficiency of business operations.

Control environment
A Risk Management and Compliance Competence Centre, within the Finance department was mandated by the CFO in accordance with Co-CEOs to manage the system and to further develop the specific ICRMS framework of bwin. However, the execution of risk management, control design an execution for the various processes is owned and accounted for by the respective operational process owners. Line management has accepted this ownership and responsibility.

Despite many elements of the bwin control system were found in existing business practices (e.g. 4-eyes-principle, signature policies, automated IT-controls), the structure and systematic approach were subject to improvement and was addressed by the ICRMS project. bwin’s management has decided to assess and accomplish the internal control and risk management system (ICRMS) using the internationally accepted framework published by COSO as basis. The specific ICRMS framework of bwin includes detailed guidelines for scoping; documenting, identifying and assessing risks; control activities; testing; issues and remediation measures. Scoping of the areas (business units and processes) formally covered by bwin’s ICRMS was performed with intend to cover the most important processes to ensure accurate and reliable financial reporting information.

The ICRMS is integrated into day-to-day line-management activities and responsibilities at bwin. The ICRMS supports and enforces this management practice by providing a common bwin approach. In doing so it assures that the professional discipline of managers and staff in bwin is up-to-par with best practices.

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The finance department (bearing group wide accountability for accounting and financial reporting) is structured into corporate accounting, corporate controlling, corporate procurement and staff functions. Especially for the accounting group adequate processes, risks, control activities and responsibilities were identified and documented following the requirements defined in the ICRMS framework. Staffing meets corporate and functional requirements.

Risk assessment
bwin’s ICRMS over financial reporting is aimed to cover all significant risks with possible impact on the financial reporting and is applying a systematic approach to document these risks. To structure the risks, bwin has established a set of financial statement assertions within the ICRMS framework. The financial statement assertions as defined by bwin are “Accuracy”, “Completeness” and “Existence”.

The risks were identified by the process owners and key process team members who have been supported by internal and external specialists. The risks identified cover those inherent to the business of bwin and those relevant for financial accounting and reporting.

Control activities
In order to mitigate the identified risks and to provide reliable financial reporting various control activities are documented and referenced to the respective processes and risks. Those control activities are documented in risk and control activity matrices.

The set of control activities in place at bwin include automated, semi-automated and manual control activities of preventive and detective nature and range from recording of transactions to financial reporting. In addition to the control activities performed as part of the routine processes and workflows, monitoring and compensating control activities are in place.

In addition to several software systems supporting the operative processes the finance department uses SAP and HFM for the financial accounting, supported by end-user applications (e.g. Excel).

Information and communication
In order to ensure information, communication and a common mindset throughout bwin an awareness campaign was accomplished in 2009. bwin’s ICRMS framework as well as the ICRMS objectives have been communicated and distributed to all ICRMS stakeholders and exchange of information is promoted. For all risks, control activities and remediation measures accountability and responsibility are defined and agreed upon.

Monitoring
Monitoring of ICRMS consists of two parts. The first part consists of the monitoring of control activity execution and ongoing review of the control activity results, performed by bwin’s line management. The accountability for each control activity is defined as well as the escalation measures for control activities are defined and documented.

The second component consists of testing of the identified control activities by internal and external resources independent from the process. Testing is done by a structured assessment of the design and operational effectiveness of the control activities. Internal audit activities are taken over by “Corporate Security”, since March 2010 “Internal Audit and Security”.

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Issues identified during risk analysis, control design and testing are documented and addressed. A final ICRMS summary management report is addressed to the board of directors, the Co-CEO’s and the supervisory board (audit committee) in order to provide insights in the effectiveness of the existing control system and to inform about recommendations for further improvements.

Focus 2010
During the upcoming year 2010 bwin will focus on the improvement of its ICRMS, in particular by further promoting the recently established ICRMS competence centre and promoting the ongoing monitoring of control execution by line management and internal audit staff.

Employees

Human Resources Human Resources (HR) – focus on professional human resources development and efficient processes.

Employees (including free-
lancer) at balance sheet date

The ongoing expansion of human resources development and the targeted recruitment of experts in the online gaming and IT sector were among the key factors behind bwin’s business success last year.

The Company is currently putting more effort into human resources development measures in order to ensure effective staff development while at the same time taking corporate and departmental objectives into account. The aim is to further improve the motivation, job satisfaction and the identification of employees with bwin.

In autumn 2009, the rollout of the HR tool “Employee Self Services” throughout Austria took place with the aim of making HR processes more efficient and effective. This tool gives bwin employees a system through which they can view, create and modify their data on the intranet themselves. The ability to access their own files unifies and simplifies personnel management processes thereby allowing Human Resources to concentrate on strategic development.

The focused development of human resources has continued, although the labour market remained competitive in 2009, with only a slight improvement compared to the previous year. In total, the number of employees in the Group rose from 1,409 (including 51 freelancers, most of them in Customer Service) at the end of 2008 to 1,570 (including 44 freelancers) as at the reporting date of 31 December 2009.

Please see the relevant information in the notes to the consolidated financial statements for further information on the Employee Stock Option Plan. bwin does not have a corporate pension scheme.

Research and development

A high level of innovation has helped bwin secure its leading position in the market. Since 2006, the 12 employees of the research and development (R&D) department have ensured that bwin is also positioned as the long-term leader in the areas of technology, products and services. The ultimate goal is to continually increase the quality of the user experience offered by online products.

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The department focuses on research and development in the areas of web technology and architecture, anticipating trends in web services and web applications, design and development of prototypes that make specific trends and technologies tangible, continuous competitor analysis, as well as the development of new areas of business.

Technological leadership as a cornerstone of corporate strategy

The key result in 2009 was the development of the “Point of Sale” (POS) interface. This interface provides an abstraction layer in front of the data, processes and business logics. As a result, betting and games can be developed more quickly, as the frontend (browser, Flash) is independent of the complexity of the backend (data, processes). Without compromising data security, partner companies can also develop access and distribution formats for bwin products.

Combined with innovation in the “context sensitive search” area, prototypes for live betting interfaces for smartphones (for example: iPhone, Android) and touch-sensitive netbooks could be implemented. These allow the betting display to be personalized, as additional information, such as the time of day, location, favourite leagues etc. determines which bets it is better to display on a mobile device.

In cooperation with Redspider TV in Munich, a hybrid television format for sports betting was developed that has been transmitted successfully five times via satellite (Astra) and Web TV, as an accompaniment to the German Soccer League. Technical coverage reached 11 million households and lessons learned have been incorporated into the development of Sheeva TV, a marketing platform that will be used for TV projects in Italy in 2010.

As an additional distribution test, bwin created its own web browser (BetBird) in the form of an application store. BetBird makes betting faster and more transparent and also shows the extent of the range of products more clearly. With complete control over the browser environment, cross selling across the entire product range is possible.

In addition, a test and communication platform (Plethos) was implemented to test new products and ideas for market feasibility and customer potential.

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Miscellaneous

Apart from the development of the software already described in the business development section above, the Company does not carry out any research and development as construed by § 243, para. 3 of the Austrian Commercial Code, neither does it have any branch offices. There is no separate report on environmental issues due to the lack of relevant circumstances.

Information in accordance with § 243a of Austrian Commercial Code

1.	The share capital of bwin AG as of 31 December 2009 comprised 35,717,696 ordinary shares, all of which were traded on the Vienna Stock Exchange.

2.	All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3.	The majority of shares are in free float. According to information provided by the Company, there are no shareholders directly or indirectly holding 10% or more of the shares.

4.	There are no shares with special control rights.

5.	All employees who are also shareholders of the Company exercise their voting rights personally. There is accordingly no control over voting rights in respect of equity holdings by employees.

6.

There are no requirements resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

7.	Please refer to the notes to the consolidated financial statements for further information on the authorization of the Executive Board of the Company to issue or buy back shares.

8.	The Company has not entered into any agreements containing stipulations based on the provisions of § 243a para. 8 of the Commercial Code.

9.

However, in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), the Executive Board’s contracts in effect from 1 January 2008 specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case, the Executive Board members will receive full remuneration for the remaining term of their contracts (until 31 December 2012). Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the members of the Executive Board will also be entitled to choose (with a period of prior notice of three months from the announcement of the offer) to receive all or parts of the options in cash.

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Events after the reporting date

There were no significant events after the reporting date that must be reported here.

Outlook

bwin benefits from the regulation of European markets
In addition to online poker tournaments and sports betting, additional products with promising sales potential (poker cash games and casinos) should be approved in Italy in the first half of 2010. This will make Italy the largest and fastest growing online gaming market in Europe. With the acquisition of Gioco Digitale, the leading Italian online poker site, bwin is well positioned to capitalize on the growth potential of the Italian online gaming market. The acquisition, the integration of which is proceeding according to plan, is in line with bwin’s strategy of increasing regional market share in established European markets. This year, France also intends to issue licences for poker as well as sports and horse race betting to private providers. Subject to licensing, bwin, together with its local joint venture partner, the media group Amaury (among other things publisher of the sports magazine L’Équipe and organiser of the Tour de France) will operate under a new brand on the French online gaming market. The development in Italy illustrates the growth potential of the online gaming industry due to increasing regulatory certainty.

bwin – leader in innovation and quality
bwin’s position as a market leader in online sports betting and one of the top three providers of online poker (with the exception of the US market) is not least the result of a focus on innovation and quality leadership concentrating on the entertainment value of the games. Expanding the range of branded B2C products and B2B solutions as well as the distribution channels – especially in the area of mobile access – is expected to open up bwin’s products to an even wider audience. In this context, the company will also take advantage of communication opportunities in June and July when the World Cup takes place.

Technology ideally suited to corporate strategy

Customized solutions both for beginners and experienced users are a key aspect of product development at bwin. Improved video quality, placing bets faster and individual preferences already guarantee sports betting customers a unique live experience. Recently, the “Multi-view” function enabled an even better view of games taking place simultaneously. This accelerates and simplifies the placing of live multiple bets that are characterized by a higher margin compared to single bets. Accordingly, in 2010 the number of live events per month is expected to grow from just over 3,000 to 3,500, and videos of these events from 1,200 to 1,600 over the same period. This means that more than 40% of events can be followed using streaming video.

The poker segment continues to promise attractive growth rates for 2010 because of the expected launch of poker cash games in Italy and online poker in France. bwin is confident of existing customer potential and planned product enhancements in respect of further sales growth both in the B2B and in the B2C segments. In the current financial year, “event-based poker promotions” will provide an even more intensive poker experience. These can respond in real time to events during the game, for example, by offering bonuses for specific card

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combinations. In addition, bwin customers will be able to share their successful experiences with others through improved access to social media platforms.

In the games sector, the number of games offered will be expanded further, particularly on bwin.it, and after years of reluctance, there are plans to intensify marketing activities in the casino business as a result of the expected growth in Italy.

Significant improvement in results expected in 2010
In the current financial year 2010 bwin will continue its profitable growth strategy and seize opportunities arising from the regulation of a growing number of markets in Europe. Addressing the technological challenges of country-specific product requirements is necessary in order to tap into the enormous growth opportunities that will result. bwin has already established itself in many markets, becoming the category owner for online gaming, which together with extensive brand recognition provides a significant advantage. In conjunction with plans to participate actively in the expected consolidation of the sector and to take advantage of various promising options for international cooperation, this forms the basis for bwin’s way forward to becoming a global online gaming provider.

On the basis of additional product launches in Italy with attractive sales potential and growth in all product areas and, not least, on the basis of continuous cost control, bwin expects a substantial increase in both gross gaming revenues and profit for the current financial year.

Vienna, 23 March 2010

Manfred Bodner	Norbert Teufelberger

Disclaimer
This management report contains statements relating to the future that were made on the basis of the current situation. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

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Consolidated Balance Sheet as of 31 December 2009 – IFRS

EUR 000	Note	31.12.2009	31.12.2008

Assets
Non-current assets
Intangible assets	(1)	204,267	59,731

Plant and equipment	(2)	25,326	22,047

Financial assets	(3)	228	5,360

At-equity accounted investments	(4)	6,202	4,114

Deferred tax assets	(5)	225	256

		236,248	91,509

Current assets
Inventories	(6)	433	713

Receivables and other assets	(7)	64,902	53,715

Marketable securities	(8)	31,719	28,119

Cash and cash equivalents	(9)	153,139	106,372

Prepaid expenses	(7)	6,866	9,237

		257,059	198,156

Total		493,307	289,665

Shareholders’ equity and liabilities
Shareholders’ equity	(10)

Share capital		35,718	32,731

Additional paid-in capital		258,681	172,275

Treasury shares		-239	-239

Currency translation adjustment		-854	-1,789

Afs reserve		2,801	1,193

Cash flow hedge-reserve		643	0

Retained earnings		-27,104	-73,380

		269,646	130,791

Minority interests	(10)	1,251	0

		270,897	130,791

Non-current liabilities
Employee benefit obligations	(11)	732	358

Non-current liabilities	(14)	25,927	0

Deferred tax liabilities	(5)	26,815	4,588

		53,474	4,945

Current liabilities
Current liabilities	(13)	131,925	129,516

Other provisions	(12)	34,228	19,251

thereof from income taxes		4,343	1,444

Deferred income	(13)	2,782	5,162

		168,936	153,929

Total		493,307	289,665

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Consolidated Income Statement for the financial year 2009 - IFRS

EUR 000	Note	2009	2008

Net gaming revenues	(15)	356,120	332,106

Other operating income	(16)	52,622	62,246

Own work capitalized	(17)	14,311	9,170

Total revenues		423,053	403,521

Expenses for services rendered	(18)	-33,289	-40,623

Personnel expenses	(19)	-96,895	-94,400

Marketing expenses	(20)	-99,004	-123,547

Other operating expenses	(21)	-104,436	-102,264

Expenses		-333,624	-360,833

EBITDA		89,429	42,688

Depreciation, amortization and impairments	(22)	-40,557	-63,181

Reversals of impairment charges	(22)	0	2,611

EBIT		48,872	-17,882

Financial result	(23)	1,444	1,079

Result from at-equity accounted investments	(4)	-852	3,242

Result of ordinary operations before income
taxes for the year		49,464	-13,560

Income taxes	(5)	-3,328	799

Profit/loss for the year		46,136	-12,761

Basic earnings per share (EUR)	(24)	1,39	-0,39

Diluted earnings per share (EUR)	(24)	1,33	-0,39

of which attributable to:

Parent company equity holders		46,276	-12,761

Minority interests		-140	0

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Consolidated Statement of Comprehensive Income for the financial year 2009 - IFRS

EUR 000	2009	2008

Profit/loss for the year	46,136	-12,761

Other comprehensive Income
Changes in the fair value of available-for-sale securities	2,145	-3,397

Income tax expense/benefit	-536	849

Changes in the fair value of cash flow hedges	872	0

Income tax expense/benefit	-229	0

Foreign currency translation adjustment	935	-2,685

Total	3,187	-5,233

Comprehensive income for the year	49,323	-17,994

of which attributable to:

Parent company equity holders	49,463	-17,994

Minority interests	-140	0

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Consolidated Statement of Changes in Shareholders’ Equity for the financial year 2009 – IFRS

Attributable to equity holders of the parent company

EUR 000	Share capital	Additional paid-in capital	Treasury shares	Currency translation adjustment	Afs reserve	Cash flow hedge- reserve	Retained earnings	Total	Minority interests	Total equity

As of 31 Dec. 2008	32,731	172,275	-239	-1,789	1,193	0	-73,380	130,791	0	130,791

Comprehensive income for the year	0	0	0	935	1,608	643	46,276	49,463	-140	49,323

Additions to minority interests	0	0	0	0	0	0	0	0	1,391	1,391

Capital increase	2,300	69,000	0	0	0	0	0	71,300	0	71,300

Issuing costs	0	-686	0	0	0	0	0	-686	0	-686

Exercise of share options	687	8,760	0	0	0	0	0	9,447	0	9,447

Issue of share options	0	9,332	0	0	0	0	0	9,332	0	9,332

As of 31 Dec. 2009	35,718	258,681	-239	-854	2,801	643	-27,103	269,647	1,251	270,898

Attributable to equity holders of the parent company

EUR 000	Share capital	Additional paid-in capital	Treasury shares	Currency translation adjustment	Afs reserve	Cash flow hedge- reserve	Retained earnings	Total	Minority interests	Total equity

As of 31 Dec. 2007	32,685	612,371	-239	896	3,741	0	-518,329	131,125	0	131,125

Comprehensive income for the year	0	0	0	-2,685	-2,548	0	-12,761	-17,994	0	-17,994

Change in consolidated entities	0	0	0	0	0	0	-3	-3	0	-3

Release of additional paid-in capital	0	-457,713	0	0	0	0	457,713	0	0	0

Exercise of share options	46	445	0	0	0	0	0	491	0	491

Issue of share options	0	17,172	0	0	0	0	0	17,172	0	17,172

As of 31 Dec. 2008	32,731	172,275	-239	-1,789	1,193	0	-73,380	130,791	0	130,791

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Consolidated Cash Flow Statement for the financial year 2009 - IFRS

In EUR 000	2009	2008

Profit/loss after taxes	46,136	-12,761

Amortization, depreciation and impairments	41,332	64,819

Non-cash personnel expenses (Share-based Payment)	9,332	17,172

Result from at-equity accounted investments	78	-4,057

Dividends received from at-equity accounted investments	4,067	1,488

Change in deferred taxes	-945	-4,067

Impairment losses and reversals of impairment charges of other financial assets	0	199

Loss on disposal of fixed assets	837	1,026

Change in non-current provisions	374	73

Reversals of impairment charges	0	-2,611

Exchange rate differences	609	-2,745

Expenses/Income from taxes	4,271	1,138

Payment of income taxes	-1,371	-2,528

Change in receivables and other assets	-3,205	4,466

Change in current provisions	7,461	1,149

Change in accounts payable and other liabilities	-5,148	13,872

Net cash flow from operating activities	103,829	76,633

Payments from disposal of non-current assets	0	2,620

Payments for acquisition of subsidiaries	-15,145	0

Payments for acquisition of assets (excl. financial assets)	-48,241	-48,037

Payments for other financial assets	-453	-2,214

Payments for acquisitions of financial assets and shares in at-equity accounted investments	-1,984	-4,734

Net cash flow from investment activities	-65,823	-52,365

Issuing costs	-686	0

Payments from shareholders	9,447	491

Net cash flow from financing activities	8,761	491

= Net change in cash and cash equivalents	46,767	24,759

+ Cash and cash equivalents at beginning of period	106,372	81,613

Cash and cash equivalents at end of period	153,139	106,372

of which interest income	1,514	3,081

of which interest payments	-57	-322

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Notes to the Consolidated
Financial Statements
as of 31 December 2009 - IFRS

Information about the company

bwin Interactive Entertainment AG (bwin AG) with registered offices at Börsegasse 11, 1010 Vienna, Austria, commercial register: Vienna Commercial Court (FN 166449 d), and its subsidiaries together make up bwin Group (“the Company”), for which the present consolidated financial statements for the financial year 2009 have been prepared. The business activities of bwin Group include offering sports betting, poker, casino and virtual games, and operating a multiplayer poker platform. bwin Group also provides sporting content such as live video streams, live scores, statistics and SMS services to its customers. Additionally, since 2008, bwin Group has offered services related to the clearing of payments (“Payment Service Providing”).

The operational gaming business of the bwin Group is carried out primarily by bwin International Ltd., Gibraltar and Ongame Network Ltd., Gibraltar, on the basis of Gibraltarian sports betting and casino licences and on the basis of Italian licences. Additionally, Ongame Network Ltd. holds a licence issued by the Kahnawake Gaming Commission. Furthermore, bwin Group also holds licences in Austria and Argentina and since 2009 in South Africa. bwin International Ltd. and Ongame Network Ltd. operate under several domains; in particular www.bwin.com, www.bwin.it, www.giocodigitale.it or www.ongamenetwork.com.

In 2009, bwin Group obtained a “payment institution” licence from the British Financial Services Authority (“FSA”) through its British Group entity CQR UK Payment Solutions Ltd. Together with the FSA’s e-money licence which is held by Vincento Payment Solutions Ltd., bwin Group is now capable of offering a comprehensive range of payment transaction services to third parties.

Wherever necessary, bwin Interactive Entertainment AG carries out central functions such as finance, marketing, IT, project management, international business development, human resources and corporate communications for the subsidiaries of bwin Group. It also provides numerous other services such as market research and customer data analysis.

Accounting policies, recognition and measurement

Accounting policies
The consolidated financial statements of bwin Interactive Entertainment AG and its subsidiaries (“bwin Group”) are prepared in accordance with the International Financial Reporting Standards (IFRS), as adopted by the European Union, and section 245a of the Austrian Commercial Code.

The consolidated financial statements are prepared in thousands of euros (EUR 000). Rounding differences may occur in amounts and percentages due to the use of automated accounting systems.

New IFRS standards and interpretations
In September 2007, the IASB issued amendments to IAS 1 “Presentation of Financial Statements”, effective for annual periods beginning on or after 1 January, 2009. The revised IAS 1 mainly includes changes to the presentation of minority interest changes in equity, to the mandatory presentation of opening balance for the earliest prior period presented in certain cases, to the special requirements in the presentation of gains and losses recognized directly in equity (“other comprehensive income”) and suggestions for changes in the descriptors of some of the financial statements. The Company applies IAS 1 (revised 2007) as of 1 January,

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2009, respectively, and has adjusted the comparative figures as of 31 December, 2008 accordingly.

In March 2009, the IASB issued amendments to IFRS 7 “Financial Instruments: Disclosures”. The amendments require enhanced disclosures about fair value measurements (“fair value hierarchy”) and liquidity risk and are effective for annual periods beginning on or after 1 January, 2009. The presentation of comparative information is not needed. The amendments impact the disclosures in the notes of the Company.

In November 2008, the IASB issued IFRS 8 “Operating Segments” effective for annual periods beginning on or after 1 January, 2009. The IFRS requires entities to identify their operating segments based on the decision making process of the entity (management approach). bwin presents its segments based on the management approach and has adjusted comparative figures accordingly.

IAS 23 (revised 2007) “Borrowing costs”, the amendments to IFRS 2 “Share-based Payment”, the amended IAS 32 “Financial Instruments: Presentation”, two amendments to IAS 39 on the reclassification of financial assets and on the reassessment of embedded derivatives, “improvements to IFRS 2008”, a collection of amendments to IFRS issued by the IASB, the amendment to IAS1 “Presentation of Financial Statements”, the amendment to IFRS 1 “First-time adoption of International Financial Reporting Standards” and to IAS 27 “Consolidated and Separate Financial Statements”, which were effective as of 1 July 2008 and 1 January, 2009, had no impact on the consolidated financial statements. IFRIC 13 “Customer Loyalty Programmes”, which was effective as of 1 January 2009 had no impact on the consolidated financial statements, either, since this standard was applied in previous years.

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New standards and interpretations to be applied in the future
The following amendments or revisions of standards as well as interpretations were issued as of the reporting date, but were not effective for the fiscal year 2009:

New or modified standards

Effective date*

IFRIC 12	Service Concession Arrangements	30 March 2009

IAS 27 (revised 2008)	Consolidated and Separate Financial Statements	1 July 2009

IAS 39	Financial Instruments: Recognition and Measurement Eligible Hedged Items	1 July 2009

IFRS 3 (revised 2008)	Business Combinations	1 July 2009

IFRIC 16	Hedges of a Net Investment in a Foreign Operation 1 July 2009

IFRIC 17	Distributions of Non-cash Assets to Owners	1 November 2009

IFRIC 18	Transfers of Assets from Customers	1 November 2009

IFRS 1	First-time Adoption of International Financial Reporting Standards**	1 January 2010

IFRS 2	Share-based Payment**	1 January 2010

IFRIC 15	Agreements for the Construction of Real Estate	1 January 2010

various	Improvements to IFRS 2009**	1 January 2010

IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments**	1 July 2010

IAS 24 (revised 2009)	Related Party Disclosures**	1 January 2011

IAS 32	Classification of Rights Issues	1 January 2011

IFRIC 14	IAS 19 - The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction**	1 January 2011

IFRS 9	Financial Instruments**	1 January 2013

*	The standards must be applied to annual periods beginning on or after the effective date.
**	Not yet endorsed by the EU as of the reporting date.

The Company is currently evaluating the impact of the application of the new and revised/ amended standards and interpretations on its consolidated financial statements and disclosures and will not early adopt the standards and interpretations.

Principles of consolidation
In accordance with IFRS 3, subsidiaries are initially consolidated from the time the parent obtains control over the assets and operations of the acquired entities.

Subsidiaries are initially consolidated using the purchase method by allocating the acquisition cost to the acquiree’s identifiable assets, liabilities and contingent liabilities. Any amount of the acquisition costs exceeding the fair value of the net assets acquired is recognized as goodwill. Goodwill is not amortized, but tested for impairment annually. If goodwill is impaired, an impairment charge is recorded in net income.

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Intercompany revenues, expenses and profit and losses from intragroup transactions, as well as receivables due from and liabilities due to consolidated companies were eliminated.

Associated companies, over which the Company has a significant influence but does not exercise control, and joint ventures are reported using the equity method.

Foreign currency translation

The bwin Group records its ongoing business transactions in foreign currencies at monthly average exchange rates. At the reporting date, all monetary assets and liabilities in foreign currencies are translated into euros using the closing rate and any foreign currency gains and losses are recognized in profit or loss.

We refer to our disclosures on the scope of consolidated financial statements for details on the functional currencies of the entities of bwin Group. The Euro is the functional currency of bwin AG. The financial statements are translated using the modified reporting date method, and any exchange differences are recorded directly in equity.

The financial statements were translated at the following exchange rates:

Exchange rates

	Reporting date 31 Dec. 2009	Average 2009	Reporting date 31 Dec. 2008	Average 2008

British pounds (GBP)	0.88920	0.89195	0.84151	0.95850

Swedish kronas (SEK)	10.26500	10.60435	10.35880	10.90500

Mexican pesos (MXN)	18.84770	18.92826	19.58880	16.40290

Argentinean Pesos (ARS)	5.49140	5.17372	4.87870	4.67450

Chinese Yuan (CNY)	9.85000	9.47811	9.64430	10.22850

Significant exchange differences arising from the translation of monetary items that form part of the net investment in a foreign operation (loans), are recognized directly in equity (“currency translation adjustment”).

Scope of consolidated financial statements

Consolidated affiliated companies (subsidiaries)

Apart from the parent company bwin AG, Vienna, the consolidated financial statements include the following companies in which bwin AG held a controlling interest as of 31 December 2009 (reporting date of the subsidiaries is 31 December):

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Fully consolidated subsidiaries

	Functional currency	Participation in %	Offices registered in

bwin International Ltd.	EUR	100	Gibraltar

Ongame Network Ltd.	EUR	100	Gibraltar

SA Online Handelsbolag	SEK	100	Sweden

BWIN ARGENTINA SA	ARS	100	Argentina

bwin Italia S.r.l.	EUR	100	Italy

Gioco Digitale S.p.A.	EUR	100	Italy

Gioco Digitale Italia S.r.l.	EUR	100	Italy

BWIN Mexico S.A. de C.V.	MXN	80	Mexico

DSG Deutsche Sportwett Gesellschaft mbH	EUR	100	Germany

bwin Marketing Services S.r.l.	EUR	100	Italy

bwin Interactive Marketing UK Ltd.	GBP	100	UK

INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	EUR	100	Portugal

BWIN INTERACTIVE MARKETING ESPAÑA	EUR	100	Spain

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	EUR	100	Austria

bwin Games AB	SEK	100	Sweden

Ongame Future AB	SEK	100	Sweden

Ongame Holding Malta Ltd.	EUR	100	Malta

Ongame International Malta Ltd.	EUR	100	Malta

UnitedGames Holding BV	EUR	52.14	Netherlands

UnitedGames BV	EUR	52.14	Netherlands

Immunopharma BV	EUR	52.14	Netherlands

TC Invest AG	EUR	100	Austria

Vincento Payment Solutions (UK) Ltd.	GBP	100	UK

CQR Payment Solutions GmbH	EUR	100	Austria

CQR UK Payment Solutions Ltd.	GBP	100	UK

bwin (Beijing) Management and Consulting Co., Ltd.	CNY	100	China

Ongame Ltd. (dissolved in February 2009)	GBP	100	UK

A fund of funds has also been included in the consolidated financial statements as it qualified as a special-purpose entity (SPE) in accordance with SIC 12 due to the degree of control exercised. All assets included in this fund of funds are measured individually and shares held are reported as marketable securities, cash in cash and cash equivalents, and accrued interest and the shares of profit or loss in other receivables.

Change in the scope of consolidated financial statements

In 2009, the Company acquired DSG Deutsche Sportwett Gesellschaft mbH, UnitedGames group (comprising UnitedGames Holding BV, UnitedGames BV, Immunopharma BV) and Gioco Digitale group (comprising Gioco Digitale S.p.A. and Gioco Digitale Italia S.r.l.).

SA Online Handelsbolag and bwin Interactive Marketing UK Ltd. were established in 2008 and included in the consolidated financial statements for the first time in 2008.

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Ongame Ltd. was liquidated in February 2009.

At-equity accounted investments
Investments in the following companies are consolidated using the equity method:

At-equity accounted investments

Companies	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

bwin e.K.	31 Dec. 2009	1,659	2,094	50.00	Germany

Betbull Holding SE	31 Dec. 2009	23,074	-6,748	36.98	UK

Since May 2002, bwin AG has been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. As owner of the domain www.bwin.de, Dr. Pfennigwerth operates bwin e.K. under the terms of a German licence until August 2009. After that, the agency transactions of bwin e.K were discontinued temporarily due to economic reasons, not as an result of changes in the legal framework.

Betbull Holding SE

On 18 November 2009 bwin exercised an option and a right for conversion under a convertible bond to acquire 2,351,124 shares in Betbull Holding SE for a purchase price of EUR 4,316 thousand, thus increasing its investment to 36.98%. Therefore, the investment no longer qualifies as an available-for-sale investment but is consolidated using the equity method. Since the acquired interest in the net assets exceeded the carrying amount of the investment, a badwill of EUR 4,579 thousand was recognized.

Group companies not consolidated
bwin Group also holds investments in the following subsidiaries, which were not consolidated:

Unconsolidated subsidiaries

Companies	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

Southern Gem Ltd.	31 Dec. 2009	-15	-4	100	British Virgin Islands

Pegasus Pferdewetten GmbH	31 Dec. 2009	26	-9	100	Germany

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	31 Dec. 2009	-12	-10	20*	South Africa

LEKKER BETTING AND GAMING (PTY) LTD.	31 Dec. 2009	-71	-17	90	South Africa

Drachenfelssee 421. VV GmbH	31 Dec. 2009	25	0	100	Germany

*	Based on existing contractual relationships (put-options) bwin AG is able to control, in substance, 100%.

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The subsidiaries listed above are not consolidated, but are recorded at cost in the consolidated financial statements due to the fact that they are not material to the consolidated financial statements.

Other investments
The following investments in companies are presented as financial assets:

Other investments

Companies	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI (in liquidation)	31 Dec. 2009	0	-3	49	Turkey

BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI was established in 2007; an application for liquidation was filed at the beginning of 2008. The liquidation was not completed in 2009.

Information on acquisitions

Acquisitions in 2009

DSG Deutsche Sportwett Gesellschaft mbH
On 24 March 2009, bwin acquired 100% in DSG Deutsche Sportwett Gesellschaft mbH in Dresden. DSG holds a German licence for sports betting.

The following table shows the allocation of the purchase price to the individual assets and liabilities acquired by bwin at the acquisition date. The purchase price allocation was finalized in 2009:

Purchase price allocation

EUR 000

Licenses	1,881

Plant and equipment	1

Financial assets	3

Trade receivables and other financial assets	13

Other assets	98

Cash and cash equivalents	233

Provisions	-25

Deferred tax liabilities	-594

Trade accounts payable	-205

Other liabilities	-106

Total purchase price	1,300

thereof purchase price in cash	1,300

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Assets and liabilities prior to acquisition are as follows:

Assets and liabilities

EUR 000

Plant and equipment	1

Financial assets	3

Trade receivables and other financial assets	13

Other assets	98

Cash and cash equivalents	233

Provisions	-25

Trade accounts payable	-205

Other liabilities	-106

Equity	13

UnitedGames Holding BV

On 3 July 2009, bwin acquired 35.32% (6,358 shares) for a total of EUR 750 thousand in UnitedGames Holding BV, which holds directly or indirectly 100% in UnitedGames BV and Immunopharma BV. In the course of a capital increase effected at the closing of the acquisition bwin acquired an additional 6,324 shares for a total of EUR 750 thousand, increasing its interest to 52.14%. The total purchase price therefore amounts to EUR 1,500 thousand, including incidental costs EUR 1,515 thousand. Upon meeting the condition precedent as stated in the contract (approval by the supervisory board), the acquisition date in accordance with IFRS 3 was 31 August 2009.

The following table shows the purchase price allocation to the individual assets and liabilities acquired by bwin at the acquisition date. The purchase price allocation was finalized in 2009:

Purchase price allocation

EUR 000

Software	2,942
Plant and equipment	29

Trade receivables and other financial assets	246

Other assets	10

Cash and cash equivalents	775

Provisions	-2

Deferred tax liabilities	-750

Trade accounts payable	-270

Other liabilities	-74

Minority interests	-1,391

Total purchase price	1,515

thereof purchase price in cash	1,500

thereof incidental costs	15

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Assets and liabilities prior to acquisition are as follows:

Assets and liabilities

EUR 000

Plant and equipment	29

Trade receivables and other financial assets	246

Other assets	10

Cash and cash equivalents	25

Provisions	-2

Trade liabilities	-270

Other liabilities	-74

Equity	-36

Gioco Digitale S.p.A.

On 12 September 2009, the purchase contracts for the acquisition of 100% of the shares in Gioco Digitale group (comprising Gioco Digitale S.p.A. and its 100% subsidiary Gioco Digitale Italia S.r.l.) were signed. Upon meeting the condition precedent as stated in the purchase agreement (approval by the supervisory board), the acquisition date in accordance with IFRS 3 was 6 October 2009.

The total consideration amounts to EUR 106,686 thousand, of which an amount of EUR 26,686 thousand was paid in cash and an amount of EUR 55,200 thousand was settled by the issue of 2,300,000 bwin shares (at a contractually agreed issue price of EUR 24.00 per share). An amount of EUR 20,000 thousand becomes due after approval of the annual financial statements for the year 2009 of Gioco Digitale S.p.A. and an amount of EUR 5,000 thousand becomes due upon meeting certain financial criteria in the second quarter of 2011.

Incidental costs amount to EUR 3,389 thousand. For the purpose of initial consolidation the stock exchange price at the date control over Gioco Digitale was obtained, of EUR 31.00 was applied. Therefore acquisition cost totalled EUR 126,375 thousand.

The following table shows the allocation of the purchase price to the individual assets and liabilities acquired by bwin at the acquisition date. The purchase price allocation was finalized in 2009:

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Purchase price allocation

EUR 000

Goodwill	76,229

Brand name	12,299

Customer base	53,526

Other intangible assets	3,270

Plant and equipment	1,393

Trade receivables and other financial assets	792

Other receivables	3,300

Deferred tax assets	641

Securities	1,000

Cash and cash equivalents	15,929

Employee benefit obligation	-181

Provisions	-4,408

Deferred tax liabilities	-21,733

Trade accounts payable	-11,882

Other liabilities	-3,700

Total purchase price	126,475

thereof purchase price in cash	26,686

thereof issue of shares	71,300

thereof contingent purchase price liability	25,000

thereof incidental acquisition cost	3,389

Goodwill is allocated mainly to the abilities of management and the expected synergy resulting from the integration of Gioco Digitale into bwin Group.

Assets and liabilities prior to acquisition are as follows:

Assets and liabilities

EUR 000

Intangible assets	3,270

Plant and equipment	1,393

Trade receivables and other financial assets	792

Other receivables	3,300

Deferred tax assets	641

Securities	1,000

Cash and cash equivalents	15,929

Employee benefit obligation	-181

Provisions	-4,408

Trade accounts payable	-11,882

Other liabilities	-3,700

Deferred tax liabilities	-11

Equity	6,143

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For the period between acquisition date and 31 December 2009, Gioco Digitale (considering the amortization of the acquired customer base) contributed a loss of EUR 1,038 thousand to the consolidated result for the year and net gaming revenues of EUR 6,978 thousand to the consolidated net gaming revenues. Had the acquisition taken place as of 1 January 2009, Gioco Digitale would have contributed a loss of EUR 4,287 thousand to the consolidated result for the year and net gaming revenues of EUR 31,331 thousand to the consolidated net gaming revenues.

bwin Interactive Entertainment SA (PTY) Ltd. / Lekker Betting & Gaming (PTY) Ltd.

On December 31, 2008, bwin held 75% in bwin Interactive Entertainment SA (PTY) Ltd., with the remaining 25% held by Liberis, a local joint venture partner. As the company had no operating activities, it was not included in the consolidated financial statements as of December 31, 2008. In the course of a reorganization of interests held in the company, bwin reduced its interest in bwin Interactive Entertainment SA (PTY) Ltd. to 20%. Due to existing option contracts (put-options) bwin AG is able to control, in substance, 100% of bwin Interactive Entertainment SA (PTY) Ltd. The put options were recognized as liabilities resulting from acquisitions.

In 2009, bwin Interactive Entertainment SA (PTY) Ltd. acquired 90% in Lekker Betting & Gaming (PTY) Ltd. for a purchase price of ZAR 1,661 thousand (EUR 103 thousand). The company holds a sport betting licence issued by the Western Cape Gambling and Racing Boards.

Since neither of the companies was operational in 2009, they were not included in the consolidated financial statements.

Acquisitions in 2008
No acquisitions took place in 2008.

Recognition and measurement

Intangible assets, plant and equipment

Purchased and internally generated intangible assets, leasehold improvements, other assets as well as operating and office equipment are valued at acquisition or production cost less amortization/depreciation/impairment.

In accordance with IAS 38, the cost of internally generated intangible assets is capitalized when its technical feasibility is assured, future economic benefits can be expected from such assets and their cost can be reliably measured.

After all requirements are met, costs relating to the production and improvement of websites and the online gaming software used by the Group are capitalized.

Depreciable assets are depreciated/amortized on a straight-line basis over their expected useful lives. The various rates of depreciation/amortization are based on the following expectations of useful lives:

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Intangible and tangible assets

	Useful life	Rate of depreciation/
	in years	amortization in%

Intangible assets
Acquired Software	2-5	20–50

Internally generated software	2	50

Customer base, licences and other rights	5-7.5	13.33-20

Marketing rights	3	33

Plant and equipment
Leasehold improvements	3-10	10-33

Other assets, operating and office equipment	2-5	20-50

Intangible assets with an indefinite useful life, such as brand names and goodwill, are not subject to scheduled amortization, but are tested for impairment annually, or when there are indications that their carrying amount is impaired.

Impairments

Intangible assets and plant and equipment with a finite useful life are tested for impairment. If there are indications of impairment, the recoverable amount of the assets in question is calculated. An impairment is recorded if the recoverable amount is below its carrying amount. Goodwill, intangible assets with an indefinite useful life and intangible assets not yet put into operation are tested for impairment, either annually, or when there are indications of an impairment to their carrying amount. The carrying amount of the cash generating units (CGUs), to which these assets are allocated, is compared to their recoverable amount. If the carrying value falls below the recoverable amount, an impairment charge is recognized in the income statement under the item “Depreciation, Amortization and Impairment Charges”.

Cash and cash equivalents
bwin reports cash, sight deposits and fixed deposits with terms of up to three months as cash and cash equivalents.

Financial assets and liabilities

Financial assets and financial liabilities are recognized initially when the Company acquires contractual rights or enters into contractual obligations. All transactions are recorded at the settlement date. They are derecognized when the Company is no longer in control of the contractual rights associated with such assets. This is normally the case when such assets are sold or any cash flows arising from such assets are directly transferred to an independent third party.

Financial assets and current marketable securities

Marketable securities, investment funds and non-current investments held are assigned to the category “available for sale”. These assets are recognized initially at cost when acquired, and subsequently measured at their fair value, if a fair value can be reliably determined. With the exception of impairment charges, changes in fair value are recorded directly in equity (Afs reserve). The fair values correspond to the market price. If no fair values can be reliably determined, the assets are recognized at cost less any impairment charges. Interest is recorded using the effective interest method, dividends are recognized when the legal entitlement to payment arises.

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Derivatives

In accordance with IAS 39 all derivative financial instruments are recognized as assets or liabilities and measured at fair value regardless of their purpose and the intent they are held with. Changes in the fair value of derivative instruments designated as hedging instruments are either recognized in profit or loss or in other comprehensive income (Afs reserve), depending on whether the derivative instrument is used to hedge the fair value of items in the balance sheet (“fair value hedges”) or to hedge cash flows (“cash flow hedges”). In the case of derivative instruments hedging items in the balance sheet, changes in the fair value of the hedged asset or liability and of the derivative instrument are recognized in profit or loss. In the case of derivative instruments hedging cash flows, the change in fair value of the effective portion of the hedging instrument is recognized in other comprehensive income (cash flow hedge reserve). Upon settlement it is recognized through profit and loss. Changes in the fair value of the ineffective portion of the hedging instrument and fair value changes of derivative financial instruments not qualifying for hedging instruments are recognized in profit or loss.

Leasing

Leases that transfer substantially all the risks and rewards incidental to ownership of an asset to bwin as lessee, are classified as finance leases. Otherwise, leases are classified as operating leases. Property, plant and equipment subject to a finance lease are recognized at their fair value or the lower present value of the minimum lease payments at the inception of the lease less accumulated depreciation and impairment charges. If substantially all risks and rewards incidental to ownership remain with bwin as lessor, the leased asset is recognized and subsequently measured by bwin based on the accounting treatment applicable to that asset in accordance with IAS 16. The lease payments are realized over the term of the lease as repayment of the lease liability and interest expense.

Inventories

Inventories comprise merchandise sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and net realizable value, with acquisition costs calculated using the first in, first out method. The net realizable value is calculated on the basis of the estimated sales prices expected in the normal course of business development less any future costs of manufacturing, administrative costs or marketing costs.

Receivables and other assets
Receivables and other assets are classified as loans and receivables, and are carried at amortized cost or at the lower fair value (less individual allowances for doubtful accounts).

Financial liabilities
Financial liabilities are classified as other financial liabilities, and are recorded at amortized cost. Interest expense is recognized in accordance with the effective interest method.

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Trade accounts payable
Trade accounts payable are measured at amortized cost, which is equivalent to the repayment amount.

Income taxes

Deferred taxes are recognized when there are temporary differences between the values of the assets and liabilities in the balance sheet and their relevant tax bases. Deferred taxes are calculated in compliance with IAS 12 “Income Taxes” using the balance sheet liability method. Deferred tax assets are recognized only for loss carry- forwards to the extent that they are likely to be recovered in the foreseeable future.

Share-based payments

In accordance with IFRS 2, share-based payment transactions for goods or services received or purchased are recognized at their fair values at the acquisition date. Since the transactions are settled exclusively by equity instruments, these transactions result in an increase in equity.

The expense incurred as a result of share-based payment transactions for services received (settled by means of stock options) is recognized over the service period of the share options. IFRS 2 was first applied in the financial year 2005, as a result of which the only share-based payment transactions taken into account were those granted after 7 November 2002 and which were not yet exercisable at the time the standard became effective.

The granting of the options is conditional upon satisfying specified market conditions (performance options), these market conditions and the likelihood of their fulfilment are assessed at the time of the granting of the options and this assessment is taken into account when the fair value of the options is estimated. Future modifications of such assessments are not taken into account. Modifications of the assessment with respect to vesting conditions (length of employment) are taken into account as they occur.

Employee benefit obligation

Severance payment obligations

Under legal regulations and individual employment contracts, all employees of the Austrian companies of bwin Group, who joined the group before 31 December 2002, are entitled to a one-time severance payment upon termination or when reaching retirement age. The payment is based on the number of years of service and the employee’s salary at the time of termination or retirement. A similar obligation exists for the Italian entities of bwin Group. bwin Group has recorded a provision to cover this obligation in accordance with IAS 19 “Employee Benefits” on the basis of the projected unit credit method. Actuarial gains and losses are recognized through profit and loss as incurred.

Due to changes in legal regulations, a defined contribution plan was introduced for staff employed with the Austrian subsidiaries after 31 December 2002. Contributions are paid monthly and recognized through profit and loss.

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Other provisions

Other provisions are recorded whenever the Company has legal or actual obligations towards a third party as a result of a past event, and whenever it is likely that such obligations will result in cash outflows. Such provisions are recorded in the amount considered appropriate according to best estimates at the time the consolidated financial statements are prepared. If an amount cannot be reliably estimated, no provision is recorded. This fact, however, will be disclosed in the notes.

Revenue recognition and presentation

Betting and gaming turnover are recognized based on paid-up bettors’ stakes as of the reporting date, provided the underlying bets and games have already been decided. Stakes that have been charged to bettors’ accounts where the related sporting event will not take place until after the reporting date (pending bets) are recognized as deferred income. Pending bets are not recognized as derivates in accordance with IAS 39 due to the fact that they are not significant to the consolidated financial statements.

Under a customer loyalty program, the Company gives, customers playing real money games of chance bonus points that are added to a separate account. The award credits given are reported as separate units of accounting of a multiple-element contract. Revenue associated with the anticipated service award is measured at fair value and recognized as a reduction of sales. Revenue is realized only when the awards are redeemed.

In accordance with IAS 39 and the standards of the gaming business, the net balance of betting stakes and winnings paid out from all product areas, and the winnings together with the rake obtained from poker products are recognized in the income statement less any reductions such as sales commissions, bonuses granted to players, licence costs and gaming duties as net gaming revenues (net presentation).

Estimates and judgements in relation to future developments

The preparation of the consolidated financial statements in conformity with IFRS requires the management of the Company to make judgements, estimates and assumptions that may affect the use of accounting and valuation methods and the amounts of assets and liabilities, revenues and expenses recognized. Such estimates and the resulting assumptions are based on historical experience and various other factors that are believed to be reasonable under the given circumstances, and they form the basis for measuring the carrying amounts of assets and liabilities that are not readily available from other sources. The actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The most important assessments made by management of the Company with respect to the application of IFRS that may have a significant effect on the consolidated financial statements, and estimates entailing a risk that the assets and liabilities reported may have to be significantly adjusted within the next financial year are described below:

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•

The positive assessment of the risk that the Austrian tax authorities currently conducting a tax audit agree with the Company with respect to its legal opinion (see note on “other obligations and contingent liabilities”)

•

The positive assessment of the risks that the sports bets offered under the German Betting and Lotteries Act are not taxable (see note on “other obligations and contingent liabilities”) and that sports betting, poker as well as casino and virtual games can be offered in the future in the existing markets.

•

Goodwill, customer base, patent rights, software, plant and equipment, equity investments are measured on the basis of estimates of future cash flows (in some instances using forecasts). See note (22) for impairments recognized and the relevant assumptions made, and for the carrying amounts, see the notes on the items of the balance sheet.

•

Obligations associated with loan guarantees, other guarantees and contingencies not shown in the balance sheet are monitored on a regular basis to determine whether they should be recognized in the financial statements (see note on “other obligations and contingent liabilities”).

•

Deferred tax assets on loss carry- forwards and other deductible temporary differences are only recognized to the extent that it is probable that they will be realized within a reasonable period of time.

•	The estimates for the provision for legal and consulting fees incurred by the Company for legal proceedings are reviewed on a regular basis to ensure that the provisions are appropriate.

•

With respect to the contingent purchase price liability which was renegotiated with the sellers of the shares in the Ongame group, the Company evaluates on a regular basis, whether bwin will be able to re-enter the US market. As of the reporting date, it was not likely that this liability would become due (see note on other obligations and contingent liabilities).

•	The assessment that bwin e.K., Neugersdorf should be accounted for using the equity method, taking the contractual agreements with Dr. Pfennigwerth into account.

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Notes to the consolidated balance sheet and income statement

(1) Intangible assets

(a) Intangible assets with definite useful lives

EUR 000	Marketing rights	Acquired Software	Internally generated software	Licences and other rights	Customer base	Advance payments	Total

Acquisition costs
Balance as of 1 January 2009	58,048	19,893	20,258	3,456	187,900	687	290,242

Change in the scope of consolidated financial statements	0	7,436	0	1,881	53,526	619	63,462

Exchange rate differences	0	0	0	0	0	0	0

Additions	0	4,917	19,882	163	0	0	24,962

Disposals	-58,048	-19	-4,440	0	0	-78	-62,585

Reclassifications/transfers	0	1,093	0	0	0	-1,093	0

Balance as of 31 December 2009	0	33,320	35,700	5,500	241,426	135	316,081

Accumulated amortization
Balance as of 1 January 2009	48,373	16,261	9,907	2,552	171,668	0	248,761

Exchange rate differences	0	0	-39	0	0	0	-39

Change in the scope of consolidated financial statements	0	2,030	0	0	0	0	2,030

Amortization	9,675	3,970	5,531	542	10,626	0	30,344

Disposals	-58,048	-19	-4,440	0	0	0	-62,507

Balance as of 31 December 2009	0	22,242	10,959	3,094	182,294	0	218,589

Carrying amount as of 31 December 2009	0	11,078	24,741	2,406	59,132	135	97,492

Carrying amount as of 31 December 2008	9,675	3,632	10,351	904	16,232	687	41,481

EUR 000	Marketing rights	Acquired Software (adjusted)	Internally generated soft- ware (adjusted)	Licences and other rights	Customer base	Advance payments	Total

Acquisition costs
Balance as of 1 January 2008	58,048	19,133	10,824	3,157	191,751	463	283,376

Exchange rate differences	0	1	0	-13	0	0	-12

Additions	0	2,625	11,958	300	0	687	15,570

Disposals	0	-2,329	-2,524	12	-3,851	0	-8,692

Reclassifications/transfers	0	463	0	0	0	-463	0

Balance as of 31 December 2008	58,048	19,893	20,258	3,456	187,900	687	290,242

Accumulated amortization
Balance as of 1 January 2008	29,024	13,369	7,398	2,324	165,972	0	218,087

Exchange rate differences	0	0	98	-2	0	0	96

Amortization	19,349	5,220	4,935	230	9,547	0	39,281

Disposals	0	-2,328	-2,524	0	-3,851	0	-8,703

Balance as of 31 December 2008	48,373	16,261	9,907	2,552	171,668	0	248,761

Carrying amount as of 31 December 2008	9,675	3,632	10,351	904	16,232	687	41,481

Carrying amount as of 31 December 2007	29,024	5,764	3,426	833	25,779	463	65,289

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Marketing rights
In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009. These marketing rights were amortized over their useful life of three years. Marketing of the rights was effected mainly through agreements with international sublicensees, mainly TV and radio stations. The contractual relationship with DFL ended with the end of the 2008/2009 season and was not extended.

Licenses and other rights
This item mainly includes rights of use of airplanes, which have a useful life of five years.

bwin Group holds licences for games of chance (partially only for individual segments) in Austria, Gibraltar, Italy, Argentina, South Africa and Germany. Additionally, bwin Group holds an e-money licence and a payment institution licence in the UK. These licences are only partially recognized as assets within bwin Group as the fees payable on a yearly basis are minor.

Customer base
In July 2005, the Company acquired a customer base as well as two domains from NOMATO Investments Ltd. In January 2006, as part of the Ongame acquisition, the Company acquired a customer base amounting to EUR 171 million, which is amortized over a period of five years. As part of the acquisition of Gioco Digitale group, the Company acquired customer bases amounting to EUR 52 million in October 2009 (see note on acquisitions).

The useful life of the customer base is five years, and the average remaining useful life is 4.3 years (previous year: 2 years).

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(b) Intangible assets with indefinite useful lives

EUR 000	Brand name	Goodwill	Total

Acquisition costs
Balance as of 1 January 2009	39,000	330,029	369,029

Change in the scope of consolidated financial statements	12,298	76,229	88,527

Disposals	0	-1,570	-1,570

Balance as of 31 December 2009	51,298	404,688	455,986

Accumulated amortization
Balance as of 1 January 2009	39,000	311,779	350,779

Disposals	0	-1,570	-1,570

Balance as of 31 December 2009	39,000	310,209	349,209

Carrying amount as of 31 December 2009	12,298	94,479	106,777

Carrying amount as of 31 December 2008	0	18,250	18,250

Acquisition costs
Balance as of 1 January 2008	39,000	332,640	371,640

Subsequent reduction of acquisition cost	0	-2,611	-2,611

Balance as of 31 December 2008	39,000	330,029	369,029

Accumulated amortization
Balance as of 1 January 2008	32,868	307,197	340,065

Impairments	6,132	7,193	13,325

Subsequent reduction of acquisition cost	0	-2,611	-2,611

Balance as of 31 December 2008	39,000	311,779	350,779

Carrying amount as of 31 December 2008	0	18,250	18,250

Carrying amount as of 31 December 2007	6,132	25,443	31,575

In October 2009, bwin acquired goodwill and brand names resulting from the acquisition of the Gioco Digitale group amounting to EUR 76.2 million and EUR 12.3 million, respectively. Brand names was classified as assets with an indefinite useful life, as they do not have a product life cycle, nor are they subject to technical, technological or commercial wear and tear or amortization. The period over which the Company has control over the brand names is not limited, either.

In January 2006, bwin acquired brand names and goodwill resulting from the acquisition of the Ongame group. In 2008, goodwill was reduced by EUR 2,611 thousand due to the subsequent agreement to waive the conditional purchase price liability.

Goodwill and brand names are allocated as follows:

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Goodwill and brand names 2009

EUR 000	Goodwill	Brand name	Total

Gioco Digitale Group	76,229	12,298	88,527

CGU Poker / Europe, rest of the world resulting from acquisition of the Ongame Group	17,836	0	17,836

CGU Casino / Europe, rest of the world resulting from acquisition of the Ongame Group	414	0	414

Carrying amount as of 31 December 2009	94,479	12,298	106,777

Goodwill and brand names resulting from the acquisition of the Gioco Digitale Group could not be allocated to the individual CGUs, but relate to the entire CGU portfolio acquired (poker, casino, sports betting, and games) in Italy.

Goodwill and brand names 2008

EUR 000	Goodwill	Brand name	Total

Poker / Europe, rest of the world resulting from acquisition of the Ongame Group	17,836	0	17,836

Casino / Europe, rest of the world resulting from acquisition of the Ongame Group	414	0	414

Carrying amount as of 31 December 2008	18,250	0	18,250

(2) Plant and equipment

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 January 2009	2,959	42,128	400	45,487
Change in the scope of consolidated financial statements	523	1,453	0	1,976

Exchange rate differences	19	487	0	506

Additions	540	11,774	0	12,314

Disposals	0	-2,292	0	-2,292

Reclassifications/transfers	307	87	-394	0

Balance as of 31 December 2009	4,348	53,637	6	57,991

Accumulated depreciation
Balance as of 1 January 2009	1,131	22,309	0	23,440

Change in the scope of consolidated financial statements	225	328	0	553

Exchange rate differences	9	173	0	182

Depreciation	750	9,463	0	10,213

Disposals	0	-1,723	0	-1,723

Balance as of 31 December 2009	2,115	30,550	0	32,665

Carrying amount as of 31 December 2009	2,233	23,087	6	25,326

Carrying amount as of 31 December 2008	1,828	19,819	400	22,047

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Plant and equipment

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 January 2008	2,364	37,237	41	39,642

Change in the scope of consolidated financial statements	0	0	0	0

Exchange rate differences	-59	-424	0	-483

Additions	690	11,700	400	12,790

Disposals	-36	-6,426	0	-6,462

Reclassifications/transfers	0	41	-41	0

Balance as of 31 December 2008	2,959	42,128	400	45,487

Accumulated depreciation
Balance as of 1 January 2008	618	18,316	0	18,934

Exchange rate differences	-25	-627	0	-652

Depreciation	568	10,006	0	10,574

Disposals	-30	-5,386	0	-5,416

Balance as of 31 December 2008	1,131	22,309	0	23,440

Carrying amount as of 31 December 2008	1,828	19,819	400	22,047

Carrying amount as of 31 December 2007	1,746	18,921	41	20,708

The additions to operating and office equipment mainly relate to servers and hardware.

(3) Financial assets

EUR 000	Other loans	Marketable securities (available for sale)	Investments in affiliated companies	Total

Acquisition costs
Balance as of 1 January 2009	4,145	3,244	92	7,481

Transfer to at-equity accounted investments	-4,317	-3,244	0	-7,561

Additions	1,969	0	136	2,105

Disposals	-1,797	0	0	-1,797

Balance as of 31 December 2009	0	0	228	228

Accumulated impairments/reversals of impairments
Balance as of 1 January 2009	815	1,306	0	2,121

Impairments	774	0	0	774

Disposals	-1,589	0	0	-1,589

Transfer to at-equity accounted investments	0	-1,306	0	-1,306

Balance as of 31 December 2009	0	0	0	0

Carrying amount as of 31 December 2009	0	0	228	228

Carrying amount as of 31 December 2008	3,330	1,938	92	5,360

bwin 09

Financial assets

EUR 000	Other loans	Marketable securities (available for sale)	Investments in affiliated companies	Total

Acquisition costs
Balance as of 1 January 2008	0	2,657	92	2,749

Additions	4,145	587	0	4,732

Balance as of 31 December 2008	4,145	3,244	92	7,481

Accumulated impairments/reversals of impairments
Balance as of 1 January 2008	0	-2,129	0	-2,129

Impairments	815	3,435	0	4,250

Balance as of 31 December 2008	815	1,306	0	2,121

Carrying amount as of 31 December 2008	3,330	1,938	92	5,360

Carrying amount as of 31 December 2007	0	4,786	92	4,878

Other loans of the previous year mainly relate to loans granted to Betbull Holding SE and BETBULL BWIN ESPAÑA, S.A. in the course of establishing BETBULL BWIN ESPAÑA, S.A, bwin subscribed to interest bearing convertible bond of Betbull Holding SE in an amount of EUR 2,500 thousand. The convertible bond entitle bwin to receive shares in Betbull Holding SE instead of repayment in the case of issue. The Company also granted an interest-bearing loan to BETBULL BWIN ESPAÑA, S.A amounting to EUR 1,495 thousand. In 2009 the convertible bond and the loan to BETBULL BWIN ESPAÑA were exchanged for shares in Betbull. Since bwin obtained significant influence over the entity, the investment is included in the consolidated financial statements using the equity method as of the fiscal year 2009 (see note on investments consolidated using the equity method).

Impairment charges recognized during the previous financial year relate to the impairment of the loan to BETBULL BWIN ESPAÑA, S.A. and to changes in the fair value of the shares in Betbull Holding SE partly recognized in profit or loss.

Investments in affiliated companies relate to entities not consolidated as of the reporting date of 31 December 2009 due to their insignificance.

bwin 09

(4) At-equity accounted investments
The development of these investments was as follows:

At-equity accounted investments

EUR 000	2009

Acquisition costs
Balance as of 1 January 2009	2,332

Transfer from financial assets	6,233

Balance as of 31 December 2009	8,565

Accumulated changes
Balance as of 1 January 2009	-1,782

Result from at-equity accounted investments	78

Distributed share in profits	4,067

Balance as of 31 December 2009	2,363

Carrying amount as of 31 December 2009	6,202

Carrying amount as of 31 December 2008	4,114

The result from at-equity accounted investments includes in particular the proportionate results amounting to EUR 871 thousand and expenses (net impairment losses) resulting from the measurement of the investment in Betbull Holding SE amounting to EUR 927 thousand. Measurement as of the reporting date was based on the recoverable amount totalling EUR 4,682 thousand, which was derived from the stock market price (EUR 1.16 per share).

In 2009, an impairment amounting to EUR 774 thousand related to loans granted to companies previously classified as associated companies was recognized in the item “result from at-equity accounted investments” in the profit & loss statement for the financial year 2009.

At-equity accounted investments

EUR 000	2008

Acquisition costs
Balance as of 1 January 2008	2,330

Additions	2

Balance as of 31 December 2008	2,332

Accumulated changes
Balance as of 1 January 2008	787

Result from at-equity accounted investments	-4,057

Distributed share in profits	1,488

Balance as of 31 December 2008	-1,782

Carrying amount as of 31 December 2008	4,114

Carrying amount as of 31 December 2007	1,543

bwin 09

The Company has also agreed to bear certain expenses, in particular marketing expenses and general fees for its cooperation partners. Please refer to the note “Other obligations and contingent liabilities”.

The aggregate financial information of at-equity accounted investments can be summarized as follows:

Financial information of at-equity accounted investments

	2009		2008

EUR 000	total	proportionate	total	proportionate

Balance
Non-current assets	18,999	7,059	1,101	543

Current assets	10,807	4,335	14,350	7,165

Total assets	29,806	11,393	15,451	7,708

Shareholders’ equity	24,733	9,362	2,489	1,262

Non-current liabilities	0	0	0	0

Current liabilities	5,073	2,031	12,961	6,445

Total shareholders’ equity and liabilities	29,806	11,393	15,451	7,708

Income Statement
Revenues	36,165	16,324	39,192	19,596

Operating expenses	-35,855	-15,889	-35,578	-17,772

Depreciation/amortization	-4,529	-1,688	-140	-70

Financial result	-116	-37	216	108

Income taxes	-319	-159	-724	-362

Profit/loss for the year	-4,654	-1,448	2,966	1,500

bwin 09

(5) Deferred taxes
The following deferred taxes were recognized for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and their relevant tax bases:

Deferred taxes

EUR 000	31.12.2009	31.12.2008

Intangible assets	405	298

Financial assets	3,750	1,199

Provisions for severance payments and accrued holidays	152	111

Other provisions and liabilities	327	17

Deferred tax assets	4,634	1,625

Financial assets	-11	0

Intangible assets	-29,816	-5,559

Marketable securities	-883	-398

Cash flow hedge	-229	0

Depreciation of plant and equipment on a pro rata temporis basis	-285	0

Deferred tax liabilities	-31,224	-5,957

Total deferred taxes	-26,590	-4,332

of which deferred tax assets	225	256

of which deferred tax liabilities	-26,815	-4,588

Calculations of deferred taxes were based on the respective local corporate tax rates in effect.

The change in deferred taxes was recorded as follows:

Change in deferred taxes

EUR 000	2009	2008

Change in deferred taxes recognized in the income statement	407	1,023

Change in deferred taxes – change in tax rates	536	914

Change due to acquisitions	-22,436	0

Change recorded directly in shareholders’ equity	-765	849

Change in deferred taxes	-22,258	2,786

The change in tax rates related mainly to a subsidiary in Gibraltar. In 2009, the applicable tax rate decreased from 27% to 22%, therefore, a tax benefit of EUR 536 thousand related to customer bases was recognized. In 2008, the change in tax rates also related to a subsidiary in Gibraltar. In 2008, the tax rate decreased from 33% to 27% and therefore, a tax benefit amounting to EUR 1,063 thousand relating to customer bases was recognized. Another change in corporate tax rate for the subsidiaries on Gibraltar is expected for 2011.

bwin 09

For the following items, income taxes were recognized directly in equity:

Income taxes directly in equity

EUR 000	31 Dec. 2009	31 Dec. 2008

Deferred income taxes
Afs reserve (marketable securities)	-536	317

Cash flow hedge	-229	0

Afs reserve (financial assets available for sale)	0	532

Total	-765	849

The income tax benefit/expense contains the following items:

Income tax benefit/expense

EUR 000	2009	2008

Change in deferred taxes recognized through profit and loss	943	1,937

Current taxes	-3,240	-1,138

Prior period taxes	-1,031	0

Tax expense/benefit	-3,328	799

bwin is currently subject to a tax audit for the years 2002 to 2004 for corporation tax, value-added tax, summary returns, contributions to the chamber of commerce and capital gains tax. The item “prior period taxes” comprises of taxes in the amount of EUR 1,031 thousand (previous year: EUR 0 thousand) for impending charges for the years 2002 to 2008.

The following is a reconciliation between the income taxes calculated on the basis on the applicable tax rates and the amount presented in the consolidated income statement:

bwin 09

Differences between calculated and reported income tax

EUR 000	2009	2008

Profit/loss before tax	49,464	-13,560

Calculated tax income/expense (25%)	-12,366	3,390

Higher/lower tax expense due to different tax rates	-2,937	11,348

Deferred tax assets not recognized	12,679	-10,843

Use of tax loss carry forwards for which no deferred tax assets have been recognized	861	0

Impairment of goodwill	0	-2,014

Change in tax rate	536	914

Share-based payments	-1,227	-1,793

Prior period taxes	-1,031	0

Other	157	-203

Tax expense/income recognized	-3,328	799

In total, loss carry-forwards amount to EUR 230,348 thousand (previous period: EUR 203,943 thousand), for which no deferred tax assets were recognized. Of these total loss carry-forwards, an amount of EUR 215,935 thousand (previous year: EUR 190,026 thousand) can be carried forward indefinitely, and an amount of EUR 14,413 thousand (previous year: EUR 13,917 thousand) will expire between 2011 and 2018. Deferred taxes amounting to EUR 4,282 thousand (previous year: EUR 10,843 thousand) related to loss carry-forwards and future temporary deductible differences were not recognized.

No deferred taxes were recognized for at-equity accounted investments. In total there were temporary differences in the amount of EUR 810 thousand (previous year: EUR -1,770 thousand) that would result in deferred tax assets (+) and in deferred tax liabilities (-) amounting to EUR 230 thousand (previous year: EUR -442 thousand), respectively.

No deferred tax assets were recognized for temporary differences between the Company’s share in the equity of its subsidiaries and their tax bases since bwin does not expect these differences to reverse within a reasonable time.

(6) Inventories

The item inventories relates entirely to merchandise. Inventory write-downs due to decreased net sales prices amounting to EUR 117 thousand (previous year: EUR 0 thousand) were recorded. The total cost of goods sold in the financial year was EUR 1,055 thousand (previous year: EUR 361 thousand).

bwin 09

(7) Receivables, other assets and prepaid expenses

Receivables, other assets and prepaid expenses

EUR 000	31 Dec. 2009	31 Dec. 2008

Payment processing clearing accounts	29,477	26,706

Receivables from affiliated companies	156	18

Receivables from at-equity accounted companies	204	0

Receivables from marketing of German Soccer League rights	568	3,700

Trade accounts receivables	5,259	6,635

Interest and earnings in funds of funds	603	617

Security deposits	1,682	789

Receivables - commissions from sublicensing of German Soccer League rights	5,493	7,441

Other	12,136	2,033

Other financial assets	55,578	47,939

Balances on tax authorities’ accounts	9,324	5,776

Prepaid expenses	6,866	9,237

Other non-financial assets	16,190	15,013

Total	71,768	62,952

The item payment processing clearing accounts relates mainly to processing of Internet payments via clearing houses.

The item other receivables includes receivables from members of Executive Board of EUR 5,900 thousand (previous year: EUR 0 thousand) relating to personnel related taxes. Due to the Company’s obligation to pay these taxes, a provision in the same amount was recorded (see note 12).

The item prepaid expenses relates mainly to prepaid advertising services.

(8) Marketable securities
Marketable securities consist of the following items:

Marketable securities

EUR 000	31 Dec. 2009	31 Dec. 2008

Fund of funds	19,504	17,746

Other investment funds	9,585	8,868

Bonds	2,630	1,505

Total	31,719	28,119

Shares in investment funds totalling EUR 3,000 thousand have been pledged as security for a bank guarantee in respect of the licence granted to BETBULL BWIN ESPAÑA S.A. since 2008.

bwin 09

(9) Cash and cash equivalents

Cash and cash equivalents

EUR 000	31 Dec. 2009	31 Dec. 2008

Cash in banks	153,109	106,341

Cash in funds of funds	6	2

Cash on hand	24	29

Total	153,139	106,372

EUR 3,038 thousand (previous year: EUR 3,079 thousand) of total cash in banks served as guarantee for credit card transactions. Additionally, an amount of EUR 15,000 thousand related to a marketing agreement was deposited in a restricted account. This guarantee will be adjusted to the terms of the new contract and is expected to be increased by EUR 2,000 thousand in 2010. Furthermore, cash amounting to another EUR 3,000 thousand was pledged as security of a bank guarantee in respect of the license granted to BETBULL BWIN ESPAÑA S.A.

(10) Shareholders’ equity

The share capital reported is the nominal capital of bwin AG amounting to EUR 35,718 thousand (previous year: EUR 32,731 thousand). It is divided into 35,717,696 non-par value bearer shares (previous year: 32,730,718 non-par value bearer shares). The capital increases effected in 2009 amounting to EUR 2,987 thousand relate to the exercise of options from conditional capital amounting to EUR 629 thousand and from the authorized capital amounting to EUR 58 thousand and to capital increases in connection with the acquisition of the Gioco Digitale group amounting to EUR 2,300 thousand, respectively. Issue costs recognized in equity mainly result from this capital increase.

Additional paid-in capital includes share premiums as well as the fair value of rights acquired with share-based payments as well as stock options granted and exercised as a result of acquisitions or under the Employee Stock Option Plan (ESOP). The appropriated capital reserve was partially released in 2008 to offset retained losses and the loss of the current period of bwin AG.

Minority interests relate to interests of other shareholders in the UnitedGames group as well as to shares of other shareholders in BWIN Mexico S.A. de C.V., of which the latter are reported at a value of EUR 0 thousand (previous year: EUR 0 thousand) due to loss allocations.

(11) Employee benefit obligation

In line with current developments, calculation of this obligation was based on a retirement age of 62 years unless agreed otherwise in individual employment contracts. The calculation was also based on a discount rate of 5% (previous year: 6%), and an annual rate of compensation increase of 4% (previous year: 4%).

bwin 09

The following table provides a reconciliation of the changes in severance benefit obligations for the years ended 31 December 2009 and 2008:

Employee benefit obligation

EUR 000	2009	2008

Defined benefit obligation (DBO) as at 1 Jan.	358	285

Service cost	110	45

Interest cost	23	15

Benefits paid	0	-15

Actuarial losses/gains	60	5

Change in the scope of consolidated financial statements	181	23

Defined benefit obligation (DBO) as at 31 Dec.	732	358

The provision for severance payments mainly relates to Austrian and Italian employees.

(12) Other provisions
As in 2008, all other provisions were classified as current as of 31 December 2009. The following is a reconciliation of other provisions for the year ended 31 December 2009.

Other provisions

EUR 000	Balance as of 1 Jan., 2009	Change in the scope of consoli- dated financial statements	Use	Reversal	Additions	Balance as of 31 Dec., 2009

Taxes	1,444	2,575	-1,513	-2,836	4,673	4,343

Accrued outstanding vacation	4,199	455	-155	0	981	5,480

Legal, audit and consulting fees	1,709	1,366	-554	-126	1,060	3,455

Marketing	6,021	0	-5,201	-760	7,408	7,468

Staff-related provisions	1,845	0	-199	-512	1,855	2,989

Other	4,033	38	-3,065	-296	9,783	10,493

Total	19,251	4,434	-10,686	-4,530	25,760	34,228

Reversals of provisions are recorded in the line item in which the expense was originally recorded.

The additions to the provision for legal, audit and consulting fees mainly relates to fees for legal services in respect of administrative and legal proceedings.

Other provisions are recognized for impending risks related to credit card chargeback’s, the liability for personnel related taxes amounting to EUR 6,832 thousand (previous year: EUR 0 thousand), and for commissions.

bwin 09

All provisions relate to items for which payment is expected in the following year.

(13) Current liabilities and deferred income

Current liabilities and deferred income

EUR 000	31 Dec. 2009	31 Dec. 2008

Liabilities to at-equity accounted companies	0	1,618

Trade accounts payable	26,397	29,970

Bettors’ clearing account	88,047	77,042

Liabilities resulting from marketing rights	0	10,999

Payment processing clearing account	4,281	4,078

Other payroll related liabilities	2,425	546

Other	560	310

Financial liabilities	121,710	124,563

Social security related liabilities	2,143	1,451

Tax liabilities	8,072	3,501

Deferred income	2,782	5,162

Other non-financial liabilities	12,997	10,114

Total	134,707	134,677

Deferred income relates to betting stakes in the amount of EUR 2,598 thousand (previous year: EUR 1,976 thousand) already charged to the bettor’s accounts before the reporting date (pending bets) and where the related sporting events take place after the reporting date (for the most part in January of 2010). EUR 0 thousand (previous year: EUR 2,589 thousand) related to prepayments by German Soccer League sublicensees.

(14) Non-current liabilities

Non-current liabilities

EUR 000	31 Dec. 2009	31 Dec. 2008

Liability resulting from the put-option (bwin Interactive Entertainment SA (PTY) Ltd.)	120	0

Liability resulting from the acquisition of the Gioco Digitale group	25,000	0

Liability resulting from the acquisition of the DSG Deutsche Sportwett Gesellschaft mbH	807	0

Total	25,927	0

For more detail on the liabilities resulting from the acquisition of the Gioco Digitale group and from the put-option regarding bwin Interactive Entertainment SA (PTY) Ltd. see note on acquisitions.

bwin 09

(15) Net gaming revenues and operating segments

The information on operating segments was adjusted to the new rules of IFRS 8 in 2009. IFRS 8 requires entities to identify their operating segments based on the decision making process of the entity (management approach). Management controls the Company (the Group) based on the information on the products offered (sport betting, poker, casino, games) and other services (payments, DFL). In addition, bwin e.K. is fully consolidated on a pro-forma basis for the purpose of providing management information. Management information on the segment level mainly relates to information on the activities in the segments (number of players, gross gaming revenues). Management of results is primarily based on the key ratios EBITDA and EBIT at Group level.

The Group operates in the segments of sports betting, casinos, poker and games. The sports betting segment comprises not only conventional sports betting, but also LIVE betting, where bwin Group plays a leading role internationally. The casino segment comprises games like roulette and blackjack. In the poker segment, the Company offers a multiplayer poker application in the field of B2C and B2B, and the games segment consists of virtual games to complete the product range. In addition to these segments, the bwin Group extended its marketing portfolio by acquiring the international rights to market the games of the first and second divisions of the German Soccer League in 2006. Additionally, since 2008, bwin Group has been developing and offering services related to the clearing of payments (“Payment Service Providing”). Since these segments are not part of the Group’s core business (and due to lack of significance), they are combined and reported in other segments.

In 2009, information on operating segments was provided based on the management approach and comparative figures were adjusted accordingly.

bwin 09

2009

EUR 000	Sports betting	Casino	Poker	Games	Other segments (DFL and Payments)	Total	Consoli- dation	Elimination bwin e.K.	Group total

Betting turnover	3,052,004					3,052,004		-9	3,051,995

Customer winnings	-2,825,688					-2,825,688		0	-2,825,688

Segment Gross gaming revenues	226,316	73,748	118,779	27,796	—	446,640	—	-9	446,631

Sales commissions	—	—	—	—	—	0	—	-18,929	-18,929

Customer bonuses (incl. loyalty programs)	-27,389	-4,882	-20,902	-1,098	—	-54,271	—	2,097	-52,174

Other revenue reductions	-4,327	-5,013	-8,338	-1,730	0	-19,408	0	0	-19,408

Segment net gaming revenues	194,600	63,853	89,539	24,968	0	372,961	0	-16,841	356,120

Other operating income

from transactions with external customers	11,396	3,505	15,507	1,186	14,967	46,561	0	6,061	52,622

from transactions with other segments	9,914	3,540	16,081	1,156	7,683	38,374	-38,374	—	0

Own work capitalized	2,553	1,027	9,092	307	1,332	14,311	—	—	14,311

Segment revenues	218,463	71,925	130,219	27,617	23,983	472,207	-38,374	-10,780	423,053

Expenses for services rendered	-14,131	-3,326	-13,911	-1,140	-805	-33,313	—	24	-33,289

Personnel expenses	-38,677	-13,423	-35,140	-4,738	-6,042	-98,020	—	1,125	-96,895

Marketing expenses	-57,869	-18,303	-19,386	-6,814	-347	-102,719	—	3,715	-99,004

Other operating expenses	-71,372	-18,142	-43,092	-6,691	-6,966	-146,263	38,374	3,454	-104,436

Segment expenses	-182,049	-53,194	-111,529	-19,383	-14,160	-380,315	38,374	8,318	-333,624

Segment EBITDA	36,413	18,731	18,690	8,234	9,823	91,891	0	-2,462	89,429

Deprecation and amortization	-10,810	-3,699	-13,895	-1,308	-10,942	-40,654	—	97	-40,557

Impairments	—	—	—	—	—	0	—	—	0

Reversals of impairment charges	—	—	—	—	—	0	—	—	0

Segment EBIT	25,603	15,032	4,795	6,926	-1,120	51,237	0	-2,365	48,871

Segment non-current assets	41,396	12,149	167,761	6,474	7,203	234,983	0	1,265	236,248

bwin 09

2008

EUR 000	Sports betting	Casino	Poker	Games	Other segments (DFL and Payments)	Total	Consoli- dation	Elimination bwin e.K.	Group total

Betting turnover	2,927,421					2,927,421		-11	2,927,410

Customer winnings	-2,692,056					-2,692,056		0	-2,692,056

Segment gross gaming revenues	235,365	69,992	94,230	21,264	—	420,851	—	-11	420,840

Sales commissions	—	—	—	—	—	0	—	-38,265	-38,265

Customer bonuses (incl. loyalty programs)	-28,995	-2,549	-12,941	-383	—	-44,868	—	5,833	-39,035

Other revenue reductions	-4,210	-5,088	-606	-1,530	—	-11,434	—	0	-11,434

Segment net gaming revenues	202,160	62,355	80,683	19,351	—	364,549	—	-32,443	332,106

Other operating income

from transactions with external customers	4,948	2,423	13,504	416	30,376	51,667	—	10,579	62,246

from transactions with other segments	—	—	—	—	5,545	5,545	-5,545	—	0

Own work capitalized	1,538	950	5,662	143	877	9,170	—	—	9,170

Segment revenues	208,646	65,728	99,849	19,910	36,798	430,930	-5,545	-21,864	403,521

Expenses for services rendered	-18,324	-5,184	-15,407	-1,279	-453	-40,647	—	24	-40,623

Personnel expenses	-41,761	-14,043	-30,720	-3,779	-5,233	-95,536	—	1,136	-94,400

Marketing expenses	-78,733	-21,423	-26,156	-6,431	-164	-132,907	—	9,360	-123,547

Other operating expenses	-53,826	-14,599	-31,429	-4,189	-9,770	-113,813	5,545	6,004	-102,264

Segment expenses	-192,644	-55,249	-103,712	-15,678	-15,619	-382,902	5,545	16,524	-360,833

Segment EBITDA	16,002	10,479	-3,863	4,232	21,179	48,028	0	-5,339	42,688

Deprecation and amortization	-15,494	-4,936	-8,357	-1,416	-19,793	-49,996	—	140	-49,856

Impairments	—	-1,222	-12,103	—	—	-13,325	—	—	-13,325

Reversals of impairment charges	—	604	2,007	—	—	2,611	—	—	2,611

Segment EBIT	507	4,925	-22,316	2,816	1,386	-12,683	0	-5,199	-17,882

Segment non-current assets	22,939	9,750	38,904	2,085	14,032	87,711	—	3,797	91,509

bwin 09

Information on regions
Information on regions are based on location of the players and are presented on a pro forma consolidated basis:

Information on regions

	Net gaming revenues (EUR 000)		Segment non-current assets (EUR 000)

Region	2009	2008	2009	2008

Germany	113,863	119,111	26,721	28,443

Greece	42,454	43,004	9,878	10,164

Italy	35,409	22,471	156,215	6,571

France	25,737	23,454	5,988	5,543

Spain	25,016	24,882	5,820	5,881

Other regions	130,482	131,627	30,361	31,110

Total	372,961	364,549	234,983	87,711

(16) Other operating income

Other operating income

EUR 000	2009	2008

Revenues from sublicensing of German soccer league marketing rights	14,554	29,267

Income from consulting services	6,696	11,376

Income from fees charged	9,302	9,009

Income from receivables from affiliated companies	91	0

Foreign currency gains	14,123	9,613

Other	7,858	2,981

Total	52,622	62,246

(17) Own work capitalized
Own work capitalized includes production costs for capitalized internally generated intangible assets.

bwin 09

(18) Expenses for services rendered

Expenses for services rendered

EUR 000	2009	2008

Services provided by third parties	24,169	30,312

Internet data line, internet charges	2,081	2,380

Calculation of betting odds	4,212	4,003

Information services	1,251	2,472

Commissions	684	641

Other	893	814

Total	33,289	40,623

(19) Personnel expenses

Personnel expenses

EUR 000	2009	2008

Salaries	66,330	61,020

Expenses for compulsory social security and payroll-related taxes and contributions	18,286	15,233

Share-based payments	8,048	14,181

Expenses for severance payments and contributions to severance payment funds	2,625	2,143

Other social benefits	1,606	1,824

Total	96,895	94,400

In 2009, the Company paid EUR 620 thousand (previous year: EUR 479 thousand) to the severance payment fund (VBV-Mitarbeitervorsorgekasse AG).

The number of employees is shown below:

Number of employees

	Reporting Date		Average

	31 Dec. 2009	31 Dec. 2008	2009	2008

Employees	1,526	1,358	1,442	1,280

Freelance workers	44	51	48	59

Total	1,570	1,409	1,490	1,339

bwin 09

(20) Marketing expenses

Marketing expenses

EUR 000	2009	2008

Offline advertising	19,804	43,566

Sponsoring	37,607	37,701

Online advertising	32,517	35,100

Other	9,038	7,167

Brand Management	37	13

Total	99,004	123,547

(21) Other operating expenses

Other operating expenses

EUR 000	2009	2008

Bank charges	26,530	25,165

Legal, audit and consulting fees	17,604	19,910

Travel and communication expenses	7,916	8,303

Office expenses and personnel leasing	1,091	2,715

Foreign exchange losses	13,496	11,272

Rental and leasing expenses	11,747	9,575

Expenses attributable to office operations incl. software maintenance	6,336	5,522

Licence fees	1,839	2,765

Investor relations	242	164

Bad debt expense	613	674

Non-income taxes	470	1,044

Other	16,552	15,154

Total	104,436	102,264

In 2009, expenses for the auditor amounted to EUR 346 thousand, of which EUR 308 thousand (of which EUR 18 thousand relate to previous periods) relate to the audit of the consolidated financial statements (including the audit of the individual financial statements of affiliated entities) and EUR 38 thousand related to other services.

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(22) Depreciation, amortization, impairments and reversals
Depreciation/amortization, impairments and reversals are composed of the following:

Depreciation, amortization, impairments and reversals

EUR 000	2009	2008

Depreciation and amortization of
Software	9,501	10,155

Licences	542	230

Customer bases	10,626	9,547

Marketing rights	9,675	19,349

Plant and equipment	10,213	10,574

	40,557	49,855

Impairment charges for
Brand names	0	6,132

Goodwill	0	7,194

	0	13,326

Reversal of impairments to goodwill (from reduction of contingent purchase price liability)	0	-2,611

Total	40,557	60,570

bwin carried out an impairment test of all CGUs of the Ongame Group and Gioco Digitale Group since intangible assets with indefinite useful lives had been allocated to these CGUs. This impairment test was based on the determination of the recoverable amount at the respective reporting dates by means of the five-year medium-term business plan for the sub-groups. This business plan was based on past experience and management’s best possible estimates of future developments.

For the purpose of determining the recoverable amount of each CGU, bwin estimated the cash inflows for a planning period of five years (detailed planning period) and also simplistically beyond the five year period (based on a residual value). Determination of the residual value was based on an assumed steady growth rate for the following years of 2.0% (previous year: 2.0%)

The value in use of the CGUs was determined using the discounted cash flow method with a discount rate after tax of 14% (previous year: 15%). The impairment recognized was determined by comparing the value in use to the carrying amounts of the intangible assets as well as plant and equipment attributable to the CGUs. The CGUs of the Ongame Group and of Gioco Digitale Group are defined by their product segments (sports betting, poker, casino and games) and differentiated by the geographical regions.

In 2009, the impairment testing did not result in any impairment charges. An increase in the discount rate of 1% and a decrease in the growth rate of 1% would not have resulted in impairment charges, either.

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For the purpose of determining the recoverable amount of the CGUs of Gioco Digitale group, bwin assumed a yearly growth rate (CAGR) of 6.4% of gross gaming revenues as well as a yearly growth rate (CAGR) of 22.5% of the contribution to net income for the detailed planning period beyond the budgeted period. Additionally, bwin based the calculation on the assumption that further products (in addition to online-poker and sport betting) will be admitted in Italy in the first half-year of 2010.

In 2008, the impairment testing resulted in impairment charges of EUR 13,325 thousand, of which an amount of EUR 7,193 thousand related to goodwill allocated to the “CGU poker / Europe, rest of the world resulting from the acquisition of the Ongame group”, an amount of EUR 4,910 thousand related to the brand name allocated to this CGU and an amount of EUR 1,222 thousand related to the brand name allocated to the “CGU Casino/Europe, rest of the world resulting from the acquisition of the Ongame group”. If the discount rate had been increased by 1% or the growth rate had been decreased by 1%, the impairment charges would have increased by EUR 3,198 thousand and EUR 1,765 thousand, respectively.

Due to the renegotiated agreement in respect of the contingent purchase price liability from the Ongame acquisition (see note “Acquisitions”), the Company recorded a gain amounting to EUR 2,611 thousand in 2008.

(23) Financial result

Financial result

EUR 000	2009	2008

Income from
Interest and related income	940	2,776

Interest from financial investments	560	399

Reversal of interest on contingent purchase price liability	0	246

Fair value changes of marketable securities	8	0

Financial income	1,508	3,420

Expenses on
Impairments of other loans	0	-1,306

Impairments of current marketable securities	0	-199

Interest and other expenses*	-63	-836

Financial expenses	-63	-2,341

Financial result	1,444	1,079

* Mainly calculated interest expense from liabilities from marketing rights.

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The financial result includes the following items:

2009

	Net gains/losses

EUR 000	Impairment	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	940	-6	0	934

From loans and receivables	0	0	225	0	0	225

From marketable securities available for sale	0	0	335	0	8	343

From liabilities recognized at amortized cost	0	0	0	-58	0	-58

Total Financial result	0	0	1,500	-64	8	1,444

2008

	Net gains/losses

EUR 000	Impairment	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	2,776	-37	0	2,739

From loans and receivables	0	0	167	0	0	167

From marketable securities available for sale	-1,505	0	232	0	0	-1,273

From liabilities at amortized cost	0	0	0	-799	0	-799

Other	0	0	246	0	0	246

Total Financial result	-1,505	0	3,420	-836	0	1,079

* Other net gains/losses comprise in particular gains/losses from fair value adjustments and from disposal.

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(24) Earnings per share
Basic earnings per share was calculated on the basis of the weighted average of ordinary shares outstanding during the financial year. For the purpose of calculating diluted earnings per share, the weighted average was adjusted for potentially dilutive shares.

The following table is a reconciliation of the number of ordinary shares outstanding:

Development of ordinary shares

Units

Outstanding capital 31 December 2007	32,531,192

Capital increase 2 May 2008	11,726

Capital increase 29 May 2008	22,064

Capital increase 4 September 2008	10,195

Capital increase 4 December 2008	1,955

Outstanding capital 31 December 2008	32,577,132

Capital increase 1 May 2009	112,344

Capital increase 29 May 2009	157,801

Capital increase 18 June 2009	10,000

Capital increase 4 September 2009	58,895

Capital increase 31 October 2009	2,348,000

Capital increase 4 December 2009	299,938

Outstanding capital 31 December 2009	35,564,110

Treasury shares	153,586

Share capital reported 31 December 2009	35,717,696

Share capital reported 31 December 2008	32,730,718

Weighted average shares outstanding 2009	33,184,619

Weighted average shares outstanding 2008	32,555,462

At the reporting date, share capital amounting to EUR 35,088,718 was registered in the companies’ register. Capital increases from conditional capital effected in 2009 became effective with issue of the respective share certificates, but will be registered with the companies’ register only in the following fiscal year. Capital increases from authorized capital are registered in the companies’ register.

The number of potentially dilutive shares in 2009 was 1,594,545 (previous year: 127,447) shares due to granted options (see “Options”). Diluted earnings per share were therefore calculated on the basis of 34,779,164 (previous year: 32,682,909) shares outstanding.

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Notes to the cash flow statement

Cash and cash equivalents presented in the cash flow statement only include the balance-sheet item cash and cash equivalents. The cash flow statement was prepared using the indirect method and is presented in a separate statement. Note (9) contains details about the composition of the cash and cash equivalents fund. Interest payments and dividends received were allocated to operating activities.

In 2009, bwin acquired Gioco Digitale group, United Games and DSG Deutsche Sportwett Gesellschaft mbH. The item “payments for acquisition of subsidiaries” include the portions of the purchase price already paid in 2009 amounting to EUR 32,083 thousand (including incidental costs of EUR 3,404 thousand) less cash and cash equivalents acquired amounting to EUR 16,938 thousand.

In 2009, an amount of EUR -11,054 thousand (previous year: EUR -19,676 thousand) for the repayment of the liability from the purchase of marketing rights (for the total liability see note (13)), which had been eliminated as a non-cash transaction in previous years, was included in payments for the acquisition of assets (net cash flow from investing activities). Furthermore, the derecognition of the contingent purchase price liability amounting to EUR 2,611 thousand was eliminated from the consolidated cash flow statement as a non-cash transaction.

Other information

1. Financial instruments

Fair value of financial instruments

Cash and cash equivalents, trade accounts receivable and payable as well as receivables and liabilities due to and due from related parties have maturities of less than one year and their carrying amounts approximate their fair values. The fair values of marketable securities available for sale and marketable securities recognized at fair value through profit or loss are mainly based on the relevant market prices. The fair values of non-current financial liabilities are based on the present values of the anticipated future payments discounted at the current interest rate at which the Company estimates that comparable financial instruments could be obtained. The fair values of other non-current receivables with maturities of more than one year correspond to the present values of the cash flows derived from the assets, taking into account the current interest rate parameters that reflect market- and partner-based changes to terms, conditions and expectations.

Investments in affiliated companies include unquoted equity instruments such as investments in companies not consolidated, and are measured at cost. These equity instruments are not recorded at fair value, since a fair value cannot be reliably determined due to the absence of an active market. They are therefore carried at cost less impairment charges. The amount of the impairment is calculated as the difference between the carrying amount of the financial asset and the present value of future cash flows, discounted at the current market yield on a comparable financial asset.

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The following table shows the carrying amounts and fair values of the financial instruments by type of financial assets and financial liabilities:

Financial assets and financial liabilities

EUR 000	Carrying amount 31 Dec. 2009	Fair value 31 Dec. 2009	Carrying amount 31 Dec. 2008	Fair value 31 Dec. 2008

Financial assets
Cash and cash equivalents	153,139	153,139	106,372	106,372

Loans and receivables
Receivables and other financial assets	54,706	54,706	47,939	47,939

Financial assets available for sale
Carried at cost
Investments in subsidiaries not consolidated*	228	228	92	92

Carried at fair value
Other investments	0	0	1,938	1,938

Current marketable securities	31,719	31,719	28,119	28,119

Total	31,947	31,947	30,149	30,149

Financial assets resulting from cash flow hedges
Forward exchange contracts	872	872	0	0

Total	240,664	240,664	184,460	184,460

Carried at cost
Current liabilities	121,710	121,710	124,563	124,563

Non-current liabilities	25,927	25,927	0	0

Total	147,637	147,637	124,563	124,563

*

The fair value of investments in not consolidated subsidiaries is not calculated due to the fact that they are insignificant and do not have quoted stock prices; therefore the carrying amount represents the fair value.

Financial risk management

Overview
bwin is exposed to credit risks, market risks (interest and foreign currency exchange rate risks) as well as liquidity risks in the management of its financial assets and liabilities.

Credit risks

Credit risk is the risk of a financial loss if a customer or contracting partner fails to fulfil his or her contractual obligations. The maximum exposure to the credit risk corresponds to the carrying amount of the respective items and further credit risks from guarantees (see item 4.)

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Loans and receivables

The Company’s credit risk mainly relates to loans and receivables (payment processing clearing accounts (payment service providers), receivables from marketing of German Soccer League rights, receivables from at-equity accounted companies) and is largely defined by the individual characteristics of each customer. To control the credit risk of payment service providers, the Company only does business with those that have first-class ratings or are of excellent financial standing.

The creditworthiness of each new customer is analyzed individually in respect to the payment processing with customers. The risk of default in credit card payments of customers is monitored continuously by means of credit enquiries, credit limits and routine controls. The loss of an individual customer would not have a major impact on the consolidated financial statements due to the large number of customers (low concentration of risk). Generally, the Company does not ask for securities.

The following table shows the aging of loans and receivables and bad debt allowance recognized as of 31 December 2009 and 2008.

Aging of loans and receivables and write-offs

EUR 000	Gross 31 Dec. 2009	Bad debt allowance 31 Dec. 2009	Gross 31 Dec. 2008	Bad debt allowance 31 Dec. 2008

Not yet due	46,279	0	37,493	0

0–90 days overdue	1,653	0	8,581	-484

91–180 days overdue	911	0	923	-65

181–360 days overdue	3,508	-129	1,563	-785

More than one year overdue	4,856	-2,372	2,839	-2,126

Total	57,207	-2,501	51,399	-3,460

Total net		54,706		47,938

Change in bad debt allowance recognized through profit and loss		959		-2,036

The Company analyzes its receivables individually with respect to various risks and records allowances if necessary.

Of the total amount of bad debt allowance recorded, EUR 1,432 thousand (previous year: EUR 1,851 thousand) relate to receivables from payment service providers, and EUR 1,069 thousand (previous year: EUR 818 thousand) to receivables from the marketing of German Soccer League rights.

For a breakdown of loans and receivables by debtors, see note (7).

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Financial assets and marketable securities
There are no overdue financial assets and marketable securities. There is no collateral in respect of financial assets and marketable securities.

For a breakdown of financial assets and securities by type, see note (3).

Market risks

Market risk is defined as the risk that changes in market prices, such as foreign exchange rates and interest rates will have an effect on the Company’s earnings by affecting the fair value of or future cash flows derived from the financial instruments held by the Company. The risk management of bwin Group is also aimed at monitoring and controlling these risks.

Interest rate risk
The interest rates of the financial assets and liabilities are as follows:

Interest-bearing financial assets (cash at banks and marketable securities)

	Carrying amount	Carrying amount
EUR 000	as of 31 Dec. 2009	as of 31 Dec. 2008

Fixed interest rate	46,941	40,513

Variable interest rate	137,887	93,947

Total	184,828	134,460

Interest bearing debt

EUR 000	Interest Rate	Carrying amount as of 31 Dec. 2009	Carrying amount as of 31 Dec. 2008

Fixed rate
liabilities from marketing rights	4.00%	0	10,999

		0	10,999

Variable rate
liabilities resulting from acquisitions	1.25%	807	0

		807	0

Total		807	10,999

Sensitivity analysis of fixed interest rate financial instruments

Since the Company has not designated fixed interest rate financial assets or liabilities as “at fair value through profit or loss”, changes in interest rates would not have any effect on the Company’s income or loss for the year, nor on the Shareholders’ equity.

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Sensitivity analysis for variable interest rate financial instruments
Since the Company holds variable interest rate financial assets or liabilities, changes in interest rates would have an effect on the Company’s income or loss for the year. The Company is therefore exposed to interest rate risk. Based on the balances of cash in banks as of the reporting date, changes in interest rates could have the following effects on the income/loss for the period:

Sensitivity analysis for variable interest rate financial investments

EUR 000	2009	2008

Increase in interest rate by 1%	1,088	673

Decrease in interest rate by 1%	-96	-489

Exchange rate risk
The following financial assets and liabilities were exposed to a foreign exchange rate risk:

31 December 2009

	Carrying amount in EUR 000
	CZK	USD	DKK	GBP	EUR	Other	Total

Financial assets
Cash in banks	6,848	777	6,148	2,643	6,009	2,997	25,422

Payment processing clearing account	447	11,096	397	458	0	2,082	14,480

Financial liabilities
Clearing accounts bettors	-1,334	-33,143	-1,187	-1,367	0	-6,218	-43,249

Net exposure	5,961	-21,270	5,358	1,734	6,009	-1,139	-3,347

31 December 2008

	Carrying amount in EUR 000
	CHF	USD	DKK	GBP	EUR	Other	Total

Financial assets
Cash in banks	1,544	2,390	1,353	1,611	2,213	1,710	10,820

Payment processing clearing account	669	2,684	745	489	0	3,182	7,769

Financial liabilities
Clearing accounts bettors	-1,152	-35,238	-1,284	-842	0	-5,484	-44,001

Net exposure	1,060	-30,164	814	1,258	2,213	-592	-25,412

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Sensitivity analysis of the effects of changes in foreign exchange rates on the income/loss for the period

EUR 000	CZK	USD	DKK	GBP	EUR	Other	Total

10% increase EUR	-596	2,127	-536	-173	-601	114	335

10% decrease EUR	596	-2,127	536	173	601	-114	-335

See section “Foreign currency translation” for average exchange rates and those effective as of the reporting dates.

The exchange rate gains and losses recognized in respect of receivables and liabilities, recorded in other operating income and expense are shown in the following table:

Exchange rate gains and losses

EUR 000	2009	2008

Exchange rate gains (16)	14,123	9,613

Exchange rate losses (21)	-13,496	-11,272

Total losses/gains	627	-1,660

In order to mitigate the risk of exchange rate losses, bwin hedges, by means of forward contracts, the future cash flows in Euro from subsidiaries with functional currencies other than the Euro. The hedging volume amounts to 70% of the expected cash flows. The transactions represent intragroup cash flows, for which hedge accounting in general would not be applicable. However, the foreign currency risk of a highly probable forecast intragroup transaction may qualify as a hedged item, provided that the transaction is denominated in a currency other than the functional currency of the entity entering into that transaction and the foreign currency risk will affect consolidated profit or loss.

The anticipated effects of these forward contracts on cash flows as well as on the result for the year are as of 31 December 2009 as follows:

31 December 2009

EUR 000	Carrying amount (fair value)	Contractually agreed cash flow	Within 6 months	Within one year	One to two years	More than two years

Financial assets from cash flow hedges
Forward exchange contracts	872	881	566	315	0	0

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Liquidity risk

The liquidity risk is the risk that the Company may be unable to meet its financial obligations on the due date, or be unable to realize its investments. The purpose of the risk management of bwin Group is to create sufficient liquidity to enable the Group to meet its liabilities as they become due under both normal and difficult conditions. The liquidity risk is assessed as low due to the fact that the Company has sufficient liquidity.

Exposure to liquidity risk
The following table sets out the maturities of financial liabilities:

31 December 2009

EUR 000	Carrying amount (fair value)	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities
Short-term liabilities	121,710	121,710	121,710	0	0	0

Long-term liabilities	25,927	25,927	20,413	5,293	220	0

Total	147,637	147,637	142,123	5,293	220	0

31 December 2008

EUR 000	Carrying value	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities
Short-term liabilities	124,563	124,563	124,563	0	0	0

Total	124,563	124,563	124,563	0	0	0

Anticipated cash flows are not expected to deviate from contracted cash flows.

Fair-value hierarchy of financial instruments
The following table shows financial instruments measured at fair value based on a three-level fair value hierarchy that reflects the significance of the inputs in such fair value measurements:

•	Level 1: Fair values measured using quoted prices (unadjusted) in active markets for identical instruments.

•	Level 2: Fair values measured using directly or indirectly observable inputs, other than those included in Level 1.

•	Level 3: Fair values measured using inputs that are not based on observable market data.

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Financial assets

EUR 000	Level 1	Level 2	Level 3	Total

Assets available for sale
Measured at fair value marketable securities, current	31,719	0	0	31,719

Financial assets from cash flow hedges
Forward exchange contracts	0	872	0	872

Total	31,719	872	0	32,591

Funding sources

In addition to other central functions, bwin also carries out a financing function for bwin Group, though in principle the Group’s operational cash flow is an internal financing source providing sufficient liquidity to enable the Group to meet its operational payment obligations. The Austrian capital market is an external source of financing used primarily for major acquisitions, though in the past the bwin Group’s main source of financing has been equity.

2. Capital management

Management strives to balance growth and return to shareholders by primarily focusing on profitable growth and aims to maintain a strong capital base in order to retain the confidence of investors, creditors and the market and ensure the sustainable development of the Company in the future.

The Company manages its capital to ensure that group entities will be able to continue as a going concern while maximizing the return to stakeholders by optimizing of the entities’ debt and equity balances. The distribution of dividends is not the primary objective of the Company; the primary objective is a sustained increase in the shareholder value.

Currently, the management of the Company is committed to optimizing the networking capital, which is essentially defined as liquidity (cash and cash equivalents and marketable securities) in relation to liabilities to bettors to provide the Company with liquidity to the maximum extent possible to sustain the Company’s growth. In the years 2009 and 2008, this ratio was as follows:

Net working capital

EUR 000	2009	2008

Cash and cash equivalents	153,139	106,372

Marketable securities	31,719	28,119

less liabilities to bettors	-88,047	-77,042

Total	96,811	57,449

Except for the FSA licensed subsidiaries of bwin group, no other group companies are subject to externally imposed capital requirements.

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3. Related party transactions

Related parties in accordance with IAS 24 are the directors of the Company, non-consolidated subsidiaries as well as at-equity accounted companies. No significant transactions other than those reported were effected with these related parties. The following officers and directors were members of the Company’s Executive and Supervisory Boards during the current year and at the time the consolidated financial statements were prepared:

Members of the Executive Board:	Manfred Bodner
Norbert Teufelberger

Members of the Supervisory Board:	Hannes Androsch (Chairman)
Alexander Knotek (Deputy chairman)
Helmut Kern
Georg Riedl
Herbert Schweiger
Per Afrell

The following table contains disclosures about the members of the Executive Board:

2009

EUR 000	Manfred Bodner	Norbert Teufelberger

Fixed salaries	550	550

Variable salaries	0	0

Remuneration in kind	0	0

Total	550	550

2008

EUR 000	Manfred Bodner	Norbert Teufelberger

Fixed salaries	550	550

Variable salaries	0	0

Remuneration in kind	0	0

Total	550	550

Cash expenses relating to the remuneration of the members of the Executive Board (including variable and performance based components) totalled EUR 1,100 thousand in the current year (previous year: EUR 1,100 thousand). For information on share-based payments, see note (5). The members of the Executive Board directly or indirectly hold a total of 5.6% (previous year: 8%) of the parent company’s share capital. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in 2006 in the amount of EUR 300 thousand. Against the background of pending proceedings, the Company has recognized this amount as a receivable.

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Members of the Executive and Supervisory Boards who exercised a considerable influence on the financial and business policies of the Group in the course of their activities with bwin Group also exercised a considerable influence over the business policies of other companies. In 2009, the Company concluded service agreements with two entities, each with a managing director who is also a member of the Company’s Supervisory Board. Following these agreements, expenses for consulting amounting to EUR 703 thousand (previous year: EUR 459 thousand) and liabilities of EUR 2 thousand (previous year: EUR 28 thousand) were recorded as of 31 December 2009. A provision of EUR 233 thousand (previous year: EUR 245 thousand) was recorded for the remuneration of Supervisory Board members. For information on share-based payments, see note (5). Regarding present receivables, see note (7).

Services provided under the terms of a cooperation and service contract and commissions are invoiced to bwin e.K., an at-equity accounted company. In 2009, a total of EUR 23,186 thousand (previous year: EUR 44,468 thousand) was charged. For expenses related to the cooperation, the Company charged EUR 5,928 thousand (previous year: EUR 10,520 thousand) to bwin e.K.. bwin e.K. charged EUR 853 thousand (previous year: EUR 0 thousand). Receivables as of the reporting date totalled EUR 204 thousand (previous year: liabilities amounting to EUR 1,659 thousand). These liabilities are current in term and payment terms are based on the Companies’ general payment conditions.

In 2009, bwin exercised an option and a right for conversion under a convertible bond to increase its investment in Betbull Holding SE to 36.98%. Therefore, Betbull Holding SE is at-equity accounted in the consolidated financial statement. As of 31 December 2009, there are no receivables from or liabilities due to this at-equity accounted company. bwin has guaranteed in a total amount of EUR 9,600 thousand for an entity within Betbull group (see also “Other obligations”). As of 31 December 2008, loan and interest receivables due from BETBULL BWIN ESPAÑA S.A. totalled EUR 1,596.3 thousand, for which an allowance of EUR 815 thousand was recognized.

For business transactions with BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD, which represents not consolidated affiliated company, see “Other obligations”. Furthermore, receivables from affiliated companies disclosed in note (5) exclusively relate to this company.

4. Other obligations and contingent liabilities

Regulatory environment

The regulatory environment for online games of chance within the European Union is characterized by different policies in respect of gaming of individual member states. More and more member states, however, are realizing that entertainment in the form of online gaming is becoming more and more popular and that the appropriate regulation of online gaming is essential. Italy and Great Britain have been leading the way for many years. Countries like France, Denmark and Spain have decided to regulate online gaming to the benefit of the consumers.

However, other member countries are still trying to establish a government monopoly or even a total ban of online gaming on the internet as well. Such protectionism results in considerable legal uncertainty, numerous legal disputes and an enormous grey/black market on the internet, where customers are often subject to unregulated and dubious gaming offers due to the lack of government controls and uniform standards. These countries are

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in particular Germany, the Netherlands and Norway, all of which adhere to their restrictive policies.

The Austrian government is planning an amendment of the Gaming Act, which among other measures, tightens sanctions and, under certain conditions, penalizes financial transactions for EU licensed gaming providers. In the opinion of legal experts, this represents a violation of the higher-ranking European Law.

Risks related to pending litigation

As a result of the unclear, and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and license and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. These proceedings include the legal admissibility of online gaming, the validity and scope of trading permits, and the location of sports betting premises. In each case the prosecutor’s main aim is to restrict the Group’s activities geographically.

In Germany, several states (particularly Bavaria, Baden-Württemberg and Nordrhein-Westfahlen) have issued prohibitive injunctions against bwin AG, bwin International Ltd. and bwin e.K., which have been affirmed by national courts in accelerated proceedings. The prohibition decisions are also enforced by fines, despite the numerous pending actions with the European Court of Justice. The main proceedings are currently pending and their outcome will be influenced significantly by the forthcoming decisions of the European Court of Justice.

Furthermore, several government-owned competitors have filed competition lawsuits against bwin AG, its officers (members of the Executive Board), bwin International and/or bwin e.K., all of which are aimed at prohibiting bwin’s operations on a nationwide basis or at least in individual states. Courts in Bremen and Cologne have affirmed nationwide bans on bwin e.K. and bwin International Ltd. and have also and declared these bans enforceable. bwin International has appealed against these judgments at the Federal Court of Justice. However, Westdeutsche Lotterie GmbH & Co OHG has filed several motions for enforcement and the court has imposed penalty payments on bwin International Ltd. Until the Federal Court of Justice has decided these cases, Westdeutsche Lotterie GmbH & Co OHG can file further motions for enforcement.

Penalty payments imposed in Germany could have a negative effect on the assets and liabilities, financial position and results of operations of bwin Group if the cases are not won. Additionally, if bwin e.K.’s trade license becomes invalid, this could also have a negative effect on the assets and liabilities, financial position and results of operations of bwin Group.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in bwin e.K., an at-equity accounted investment.

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The management of the Company expects these proceedings to have a positive outcome. Nevertheless, the negative outcome of individual cases could have adverse effects on the assets and liabilities, financial position and results of operation of the bwin Group.

Current tax audit of bwin Interactive Entertainment AG

bwin Interactive Entertainment AG, ultimate parent company of bwin group, has been subject to a tax audit performed by the Austrian tax authorities since 2007. Main subject of the audit is the relationship between the group parent company and its subsidiaries with respect to services provided to various group companies.

The Austrian tax authorities are aiming at assessing a so-called “permanent establishment” (Serverbetriebsstätte), based on the fact that bwin operates data processing centres in Vienna, but despite the absence of significant characteristics of such permanent establishment as required by the European Court of Justice. Not only the Company believes that this assessment is neither legally reasonable nor factually justified. However, such assessment would result in a considerable, unsubstantiated tax burden for the Company, representing a significant competitive disadvantage compared to the international competitors.

The legal opinion of the Company is supported by well-known experts, and can also be derived from decisions on similar cases of Austrian appellate authorities. Based on the opinion of experts, Management of the Company expects its legal opinion to prevail with a predominantly high probability in case of an appeal. A negative decision at the last level of jurisdiction, however, would have a negative effect on the Company’s assets and liabilities and results of operations.

Guarantees

As of the reporting date, the Company guaranteed for liabilities of cooperation partners in the amount of EUR 527 thousand (previous year: EUR 7,504 thousand). bwin AG also made financial commitments to its cooperation partners up to a maximum amount of EUR 6,500 thousand (previous year: EUR 6,500 thousand) that may become due under various conditions.

Other obligations
The Company has an obligation to make a payment of EUR 2,880 thousand (previous year: EUR 3,200 thousand) to an investment fund.

In 2008, bwin pledged a total of EUR 6,000 thousand as security for a bank guarantee in respect of the license granted to BETBULL BWIN ESPAÑA S.A.. Additionally in 2008, bwin also pledged an amount of EUR 3,600 thousand as security for Betbull Holding SE (see note (9)), which is secured by a lien on the equity investments of Betbull Holding SE.

Future payments due under existing rental and leasing agreements amount to EUR 62,854 thousand (previous year: EUR 54,615 thousand). Of these, EUR 12,571 thousand (previous year: EUR 10,923 thousand) are due within one year and EUR 50,283 thousand (previous year: EUR 43,692 thousand) within the next five years. The total amount of these liabilities cannot be estimated due to the indefinite duration of the agreements. Regarding rental and lease agreements, please refer to note (21), other operating expenses, for further information.

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The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components and clauses for the reimbursement of costs. The Company has agreed to bear certain expenses of its cooperation partners, in particular expenses relating to marketing and general expenses. The total obligation resulting from these agreements cannot be determined.

In connection with non consolidated investments in affiliated companies (BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.), the Company has an obligation to make payments amounting to EUR 500 thousand relating to capital contributions and has committed to granting loans amounting to EUR 1,900 thousand.

The Company is subject to financial obligations amounting to EUR 13 thousand (previous year: EUR 13 thousand) arising from capital contributions for companies established.

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, bwin Group decided to cease its real-money operations on the American market. The new legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and the possibility of liabilities arising in this respect cannot be ruled out. However, the Company considers the likelihood to be remote.

After the exit from the US market, bwin group entered into agreements with the former owners during 2007 and 2008 to waive contingent purchase price liabilities. Under certain conditions, in case of a re-entry in the US market of bwin group the waived liabilities will become effective again as claims to variable shares in profit amounting to approximately 29% of the net gaming revenues in the US market over a period of 5 years (however until 31 December 2020 at a maximum). The total amount is limited to EUR 79,944 thousand. Consistent with previous years, the newly agreed contingent purchase price liability was not recognized, since the Company cannot reliably estimate when and under which circumstances a re-entry into the US market would be possible.

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5. Options

Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin AG shares by members of the Executive Board and entitled employees. Several Annual General Meetings held up to 2008 increased the maximum number of options to 4,500,000. The Annual General Meeting of 19 May 2009 increased the conditional capital to service the ESOP to EUR 3,270,000. Taking the exercises effected up to the date of this resolution (2,334,902) into account, the total volume of the ESOP amounts to 5,604,902. The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company effective 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

The exercise price of these options is equivalent to the market value of the shares (5-day average) at the time the options were granted by the Supervisory Board committee (in the case of Executive Board members) or the Executive Board. Of the options granted under the ESOP up to mid of 2005, one third may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years. A revised version of the ESOP regulations published during the financial year 2005 extended the exercise periods with a view to keeping staff with the Company for a longer period. Under the new exercise provisions in effect since then, one fifth of the options granted may each be exercised after a period of one year. All options issued have a term of 10 years, beginning at the date of the grant. The options granted under the ESOP are not transferable.

Performance-based options for Executive Board (apart from ESOP)

During the financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-based options. In 2004, a total of 100,000 of performance-based options were granted to Marlon van der Goes (a member of the Executive Board at that time). Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements. The performance-based options were serviced from the Company’s authorized capital. The options have a term of ten years from the time the exercise conditions for the relevant financial year are met. These options are transferable.

On 31 March 2007, another 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the performance of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the stock exchange price in the first, second, and third year after the granting), one third of the options will vest in each of the years 2008, 2009

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and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The period for determining the exercise price and the performance criteria is based on the 90-day average price prior to 31 March of the respective year. Based in a resolution of the Supervisory Board taken in March of 2010, the last vesting period of the first third of the options was changed so as to end 18 May 2010.

Also in the financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the granting), one third of these options will also vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence for market conditions of 80% was used for recording the performance options granted in 2007.

Options granted to third parties

In 2007, an option agreement for the granting of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative of many years. These options are linked to the same conditions as the options issued to the Executive Board of the Company (see above). A probability of occurrence for market conditions of 80% was used for recording the options granted.

Measurement in accordance with IFRS 2
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of issue in accordance with the provisions of IFRS 2.

Measurement in accordance with IFRS 2

	2009	2008

Exercise price	EUR 9.095-67.9	EUR 9.095-67.9

Volatility*	38.86%-141.86%	38.86%-135.69%

Periods to exercise date	1.25-6.25 years	1.25-6.25 years

Dividend yields	0	0%

Interest rate	3.5%-4.5%	3.5%-4.5%

*	The volatility is calculated on the basis of the stock exchange price performance over a period of 400 days prior to the date of issue of the options.

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Overall development of options
The following table shows the development of outstanding (issued) options:

Outstanding (issued) options

Total	2009 units	2009 Average exercise price	2008 units	2008 Average exercise price

Options outstanding as of Jan. 1	3,805,159	19.96	3,703,999	22.52

Options issued	276,500	25.90	366,500	17.27

Options exercised	686,978	13.75	45,940	10.77

Options forfeited	135,793	20.37	219,400	18.68

Options outstanding as of 31 Dec.	3,258,888	19.96	3,805,159	19.96

Thereof relevant for IFRS 2	2009 units	2009 Average exercise price	2008 units	2008 Average exercise price

Options outstanding as of Jan. 1	3,727,337	20.30	3,623,688	20.40

Options issued	276,500	25.90	366,500	17.27

Options exercised	664,445	13.93	43,451	11.30

Options forfeited	135,793	20.37	219,400	18.69

Options outstanding as of 31 Dec.	3,203,599	20.30	3,727,337	20.30

The status of the options as of 31 December 2009 was as follows:

Status of the options as of 31 December 2009

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense recorded EUR

Options granted under ESOP
Of which to members of the Executive Board:
Manfred Bodner	500,000	0	0	0	0	0	0

Norbert Teufelberger	500,000	0	0	0	0	0	0

	1,000,000	0	0	0		0	0

Of which to senior executives and employees	762,931	0	873,369	332,509	1.5–62.61	25,171,175	1,970,480

Of which to employees of subsidiaries	590,617	0	757,083	188,370	1.5–67.92	21,416,636	2,130,690

Of which to employees who have resigned	497,988	0	0	0		0	7,808

	1,851,536		1,630,452	520,879		46,587,811	4,108,978

Total ESOP	2,851,536	1,122,914	1,630,452	520,879		46,587,811	4,108,978

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Status of the options as of 31 December 2009 (continued)

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR		Market value of options out- standing as of reporting date EUR	Expense recorded EUR

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart form ESOP)
Manfred Bodner	800,000		614,218	0	17.14–21.91	*	15,264,665	2,076,429

Norbert Teufelberger	800,000		614,218	0	17.14–21.91	*	15,264,665	2,076,429

Hannes Androsch	0		100,000	0	21.08–27.28	*	2,417,327	330,461

Alexander Knotek	0		60,000	0	21.08–27.28	*	1,450,396	198,277

Per Afrell	0		40,000	0	21.08–27.28	*	966,931	132,184

Helmut Kern	0		40,000	0	21.08–27.28	*	966,931	132,184

Herbert Schweiger	0		40,000	0	21.08–27.28	*	966,931	132,184

Georg Riedl	0		40,000	0	21.08–27.28	*	966,931	132,184

Former members	68,000		0	0

	1,668,000	0	1,548,436	0			38,264,776	5,210,332

Options granted to third parties
Of which for acquisitions	190,000

Of which for services rendered	31,000		80,000	0	21.19–21.91	*	1,686,294	103,306

Total options granted to third parties	221,000	0	80,000	0			1,686,294	103,306

Total options outstanding	4,740,536	1,122,914	3,258,888	520,879			86,538,880	9,422,616

* Exercise prices were adjusted to current stock market prices in accordance with the conditions of the performance-based options.

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The status of the options as of 31 December 2008 was as follows (adjusted):

Status of the options as of 31 December 2008

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR		Market value of options out- standing as of reporting date EUR	Expense recorded EUR

Options granted under ESOP
Of which to members of the Executive Board:

Manfred Bodner	500,000	0	0	0	0		0	0

Norbert Teufelberger	500,000	0	0	0	0		0	0

	1,000,000	0	0	0	0		0	0

Of which to senior executives and employees	532,889		1,137,711	429,898	1.5–62.49		7,271,979	2,476,488

Of which to employees of subsidiaries	380,062		922,438	258,631	1.5–67.92		5,695,816	2,551,486

Of which to employees who have resigned	309,607		58,574	58,574	9.095–60.88		230,077	332,345

	1,222,558	158,719	2,118,723	747,103			13,197,872	5,360,319

Total ESOP	2,222,558	158,719	2,118,723	747,103			13,197,872	5,360,319

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)
Manfred Bodner	800,000		614,218	0	21.19–27.61	*	2,667,988	4,517,682

Norbert Teufelberger	800,000		614,218	0	21.19–27.61	*	2,667,988	4,517,682

Hannes Androsch	0		100,000	0	21.08–27.28	*	419,307	678,991

Alexander Knotek	0		60,000	0	21.08–27.28	*	251,584	407,395

Per Afrell	0		40,000	0	21.08–27.28	*	167,723	271,597

Helmut Kern	0		40,000	0	21.08–27.28	*	167,723	271,597

Herbert Schweiger	0		40,000	0	21.08–27.28	*	167,723	271,597

Georg Riedl	0		40,000	0	21.08–27.28	*	167,723	271,597

Former members	10,000		58,000	58,000	6.53		438,702	0

	1,610,000	0	1,606,436	58,000			7,116,460	11,208,137

Options granted to third parties
Of which for acquisitions	190,000

Of which for services rendered	31,000		80,000	0	21.19–21.91		223,639	603,939

Total options granted to third parties	221,000	0	80,000	0			223,639	603,939

Total options outstanding	4,053,558	158,719	3,805,159	805,103			20,537,971	17,172,395

The remaining terms of all options presented are between three and ten years.

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Developments in 2009:

Developments in 2009

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

ESOP options granted
Of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

Of which to senior executives and employees	5.33–24.64	4,594,810	106,500	259,469

Of which to employees of subsidiaries	9.1–23.59	3,959,440	167,500	221,500

Of which to employees who have resigned	1.5–29.44	4,131,127	2,500	148,009

		12,685,376	276,500	628,978

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)
Manfred Bodner		0	0	0

Norbert Teufelberger		0	0	0

Hannes Androsch		0	0	0

Alexander Knotek		0	0	0

Per Afrell		0	0	0

Helmut Kern		0	0	0

Herbert Schweiger		0	0	0

Georg Riedl		0	0	0

Former members		378,740	0	58,000

		378,740	0	58,000

Options granted to third parties
Of which for acquisitions		0	0	0

Of which for services rendered		0	0	0

Total options granted to third parties		0	0	0

		13,064,116	276,500	686,978

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Developments in 2008:

Developments in 2008

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

ESOP options granted
Of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

	0	0	0	0

Of which to senior executives and employees	1.5–15.69	115,988	171,000	12,953

Of which to employees of subsidiaries	1.5–15.69	240,503	193,000	21,408

Of which to employees who have resigned	7.67–20.75	105,856	2,500	11,579

		462,348	366,500	45,940

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

Manfred Bodner		0	0	0

Norbert Teufelberger		0	0	0

Hannes Androsch		0	0	0

Alexander Knotek		0	0	0

Per Afrell		0	0	0

Helmut Kern		0	0	0

Herbert Schweiger		0	0	0

Georg Riedl		0	0	0

Former members		0	0	0

		0	0	0

Options granted to third parties
Of which for acquisitions		0	0	0

Of which for services rendered		0	0	0

Total options granted to third parties		0	0	0

		462,348	366,500	45,940

The fair value of the outstanding options as of 31 December 2009 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

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Measurement parameters

	2009	2008

Share price	EUR 41.74	EUR 13.3

Exercise price	EUR 1.5–67.92	EUR 1.5–67.92

Volatility	57.06%–128.92%	57.06%–141.80%

Periods to exercise date	1.25–6.25 years	1.25–6.25 years

Interest rate	3.50%	4.00%

The weighted average fair value of the options exercised during the financial year was EUR 18.47 (previous year: EUR 10.06).

6. Purchase of treasury shares
The Annual General Meeting held on 21 May 2008 passed a resolution (and at the same time revoked the authorization of the Executive Board resolved at the meeting held 22 May 2007 - to the extent it had not been utilized) in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10 % of the Company’s shares for a period of 30 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. The proportion of the share capital accounted for by treasury shares is limited to 10%. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 20 May 2013, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

7. Conditional and authorized capital

Conditional capital
In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The authorization was given for a period of 5 years from the day of authorization. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

The Extraordinary General Meeting held on 19 May 2009, passed a resolution relating to an increase in the Company’s conditional share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 3,270,000 to service stock options for employees. Taking into account stock options already serviced and the capital increase from Company funds, the total volume of the ESOP is now 5,604,902 options (previous year: 4,500,000), 1,122,914 (previous year: 158,719) of which have not yet been granted.

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Please refer to note 5, “Options” for further information on the resolutions of the Annual General Meeting on the issue of options from the conditional capital under the Employee Stock Option Plan (“ESOP”).

Authorized capital
The Annual General Meeting held on 22 May 2007 authorized the Executive Board (and at the same time revoked the authorization resolved at the meeting held 17 May 2006) for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board is also authorized to determine, in agreement with the Supervisory Board, the terms of issue if necessary, in particular the issue price, the nature of the contribution in kind, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board was authorized to resolve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

An amount of EUR 1,628,436 (previous year: EUR 1,686,436) of this authorized capital has been reserved to service options already issued.

8. Significant events after the reporting period
There are no significant events to be reported after the reporting date.

Vienna, 23 March 2010

The Executive Board

Manfred Bodner	Norbert Teufelberger

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Auditor’s Report (Translation)

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of bwin Interactive Entertainment AG,
Vienna, Austria,

for the year from 1 January 2009 to 31 December 2009. These consolidated financial statements comprise the consolidated balance sheet as of 31 December 2009, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated cash flow statement and the consolidated statement of changes in equity for the year ended 31 December 2009 and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Consolidated Financial Statements and for the Accounting System
The Company’s management is responsible for the group accounting system and for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility and Description of Type and Scope of the Statutory Audit
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and Austrian Standards on Auditing, as well as in accordance with International Standards on Auditing, issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.

In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

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We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the consolidated financial statements comply with legal requirements and give a true and fair view of the financial position of the Group as of 31 December 2009 and of its financial performance and its cash flows for the year from 1 January to 31 December 2009 in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Without qualifying our opinion we refer to the notes to the consolidated financial statements (item 4 of the section “Other Information”) and the group management report, which describe the risks due to legal and tax court proceedings against companies, licensees and business partners of the bwin Group.

Report on the Management Report for the Group
Pursuant to statutory provisions, the management report for the Group is to be audited as to whether it is consistent with the consolidated financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report for the Group is consistent with the consolidated financial statements and whether the disclosures pursuant to Section 243a UGB (Austrian Commercial Code) are appropriate.

In our opinion, the management report for the Group is consistent with the consolidated financial statements. The disclosures pursuant to Section 243a UGB (Austrian Commercial Code) are appropriate.

Vienna, 23 March 2010

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Mag. Yann-Georg Hansa Wirtschaftsprüfer	Mag. Helmut Kerschbaumer Wirtschaftsprüfer
(Austrian Chartered Accountants)

Financial Statements 2009

Management Report on financial year 2009	90

Balance Sheet	105

Income Statement	107

Notes to the Financial Statements	108

Fixed Assets Schedule	110

Schedule of Investments in Affiliated and Associated Companies	112

Auditor’s Report	138

Statement of all Legal Representatives	140

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Management Report on Financial Year 2009

Introduction

bwin Interactive Entertainment AG (bwin) is the parent company of the bwin Group, and assumes only strategic and administrative tasks within the Group in the business area of online gaming.

bwin occupies a leading position on the online gaming market today thanks to the investments it has made in brand and technology in recent years. This has enabled the Company to play an active role in the consolidation of the online gaming industry, a role which bwin has demonstrated once again by its successful takeover of Gioco Digitale, Italy’s biggest online poker provider, in 2009.

Besides bwin International Ltd., Gibraltar, the Group’s operational gaming business is handled by Ongame Network Ltd., Gibraltar, and Gioco Digitale, Italy. As the parent company of the bwin Group, bwin generates revenues only from services and consulting (Revenues) carried out for affiliated and associated companies. These revenues increased by EUR 33.6 million in the financial year under review to EUR 184.8 million (2008: EUR 151.2 million).

The independent segment within the Group established in the financial year 2006 following the acquisition of the international marketing rights to the German Soccer League is operationally managed by bwin Interactive Entertainment AG. Until the end of the 2008/2009 season, bwin held the exclusive world-wide rights to the foreign marketing of the German Soccer League and the Second Division. bwin sold these rights to television stations, many of which ran bwin advertising during their broadcasts. The revenues generated by this activity totalled EUR 14.6 million in 2009 (2008: EUR 29.3 million). The agreement with the German Soccer League was not renewed.

Market development
After seeing the world-wide online gaming market grow by 13.1% in the year 2009, the consulting firm of H2 Gambling Capital once again predicts two-digit growth rates in the coming years (status: February 2010). Whereas the offline gaming market anticipates a compound annual growth rate of only 4.1% between 2009 and 2012, over the same period the world-wide online gaming market is forecast to increase by 11.1% p.a. Europe will stand out – not least as a result of the expected legislation wave – with above-average growth rates of 14.7%. H2 consultants predict online gross gaming revenues in the amount of EUR 25.5 billion for the year 2012. This will be equivalent to a share of around 9.7% of the total forecast gaming market (offline and online), as compared to 8.1% in the year 2009. This figure could be significantly higher in the medium term due to new distribution opportunities for online gaming products, such as mobile access. The growing importance of online communities and social media platforms will also contribute to the growth of the online gaming market – a challenge which bwin is already facing up to today, moving into a leading position with new forms of distribution.

Europe is the most important market, accounting for a share of nearly 44.9% of the world-wide online gaming market in 2009, with a volume of EUR 8.3 billion. Online sports betting dominates the European online gaming market, accounting for 25.7% (2009: EUR 2.1 billion), followed by poker (2009: EUR 1.8 billion), and casino (2009: EUR 1.7 billion) at 21.7% and 20.9% respectively. A volume of nearly EUR 1.0 billion in the games sector represents a market share of about 11.5%.

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Legislative developments
Widely varying gaming policies of individual member states continue to characterize legislative developments in the European Union. Nevertheless, with the growing popularity of online gaming, more and more member states are realizing the importance of modern legislation for the consumer, the economy and government budgets. The United Kingdom and Italy have been pioneers in this field for many years, and Italy recently passed a law that will allow not only sports betting and online poker tournaments, but also poker cash games and other games of chance, especially casino games.

The Danish government, too, recently notified the European Commission of a bill for the regulation of online gaming. The bill is scheduled to be passed by parliament before the summer, and will come into force at the beginning of 2011. The European Commission was notified of a French bill for the regulation of online gaming in March 2009, and the law is scheduled to be passed by parliament in the next few weeks. Up until a few years ago, France vigorously defended its monopoly in internet gaming, but under the new law it will also issue licences to private providers for online sports betting, horse race betting and poker.

Whilst many EU member states react to the realities of the market by implementing modern regulations, heated arguments take place in other member states on the admissibility of monopolies – usually run by the state – and even on a complete ban on internet gaming. Currently, there are many proceedings pending in Germany and before the European Court of Justice (ECJ), regarding the admissibility of the German State Treaty on gaming that came into force on 1 January 2008. The treaty confirms the existing monopoly of lotteries and sports betting and introduced an internet ban on online gaming. Furthermore, the German authorities are attempting to enforce the internet ban by means of injunctions and enforcement proceedings against bwin and other private operators. bwin has resorted to legal recourse in all cases and the chances of success depend largely on the outcome of proceedings pending with the ECJ. Politically, however, the State Treaty on gaming is already contested in Germany. The parliamentary factions of the coalition partners in the state of Schleswig-Holstein have declared that they intend to revoke the State Treaty on gaming at the next possible occasion. Criticism of the present legal situation is also getting stronger within the world of sports and business, as it has resulted above all in revenue losses and a significant black market. bwin will continue to constructively support the positive trend towards regulation of online gaming, contributing its substantial expertise to this process.

The long-anticipated judgment of the ECJ in the Portuguese preliminary ruling procedure “Liga Portuguesa” did not provide the desired legal certainty in the gaming sector. In its reasoning, the ECJ emphasized above all the special nature of the Portuguese monopoly, which differs significantly from other monopolies - usually organized by the private sector -, due to the fact that “Santa Casa”, holder of the Portuguese monopoly, is a quasi-governmental institution pursuing charitable non-profit goals. In view of the fact that the situation in Portugal cannot be compared with the monopolistic structures of other member states, the judgement of the ECJ is not transferrable to other monopolies or restrictive systems.

Legislative developments within the EU will therefore depend substantially on further judgments forthcoming from the ECJ. This year, for instance, ECJ judgments are expected on proceedings pending in some member states, including Austria, Germany, the Netherlands and Sweden. Besides the judgments pending in 2010, there are still further preliminary ruling proceedings under way from Portugal, France, Italy and Austria. The sheer number of proceedings pending shows that legal uncertainty still reigns, and that court proceedings are

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no solution. On the contrary, it is necessary to create a modern legal framework for online gaming at long last under which both, state and private operators, can be given access to the market under strict regulations and independent controls. Only thus will it be possible to eliminate the black market and ensure effective protection for consumers.

The number of supporters of the regulated opening-up of the online gaming market is growing in the USA, the world’s largest market of this kind. Initial indications are becoming apparent, both at federal level and in various states, such as California, New Jersey and Florida. The general ban introduced by the “Safe Port Act” passed in 2006 merely led to the withdrawal of publicly listed online gaming companies and to flourishing grey and black markets. The resulting imbalances have also impacted the European online gaming market. Providers still offering real money gaming to US customers have a clear advantage in size due to the large number of US customers regarding the player liquidity, as well as financial advantages. This is leading to a distortion of competition in markets in which bwin also operates. It remains to be seen when, and to what extent, the US Department of Justice enforces their laws. This could provide a significant stimulus for bwin and other publicly listed online gaming companies.

Development of business

Revenues
Revenues from services and consulting (revenues) in the amount of EUR 184.8 million were significantly up on the previous year. As in the previous year, these revenues were generated entirely from affiliated companies and associated companies. Revenues from service agreements with affiliated companies included an amount of EUR 33.6 million (2008: EUR 0.0) recognized as settlements for the financial years 2002 to 2008. This was due to a change in the transfer pricing model.

Other operating income
The marketing of international rights to the German Soccer League for the second half of the 2008/2009 league soccer season was satisfactorily concluded, with revenues from sublicensing in the amount of EUR 14.6 million (2008: EUR 29.3 million). The agreement governing the marketing of international rights to the German Soccer League expired at the end of the 2008/2009 season.

Other operating income in the financial year under review totalled EUR 10.1 million, up EUR 3.8 million on the previous year (2008: EUR 6.3 million). Other operating income includes income in the amount of EUR 5.9 million (2008: EUR 0.0) in connection with the settlement of personnel charges with respect to members of the Executive Board. This item also includes revenues from the b’inside customer loyalty programme as well as income from the reversal of provisions and income from the charging of duties.

Income from investments in affiliated and associated companies
Income from investments in affiliated and associated companies relates to income from profit shares in the silent partnership in bwin e.K. in Germany in the amount of EUR 1.5 million (2008: EUR 4.1 million), a dividend payment from bwin Italia S.R.L. in the amount of EUR 1.8 million (2008: EUR 1.3 million), and income from a dividend payment by Double M Media in the amount of EUR 0.2 million (2008: EUR 0.0). The decline in income from profit shares in the silent partnership in bwin e.K. was attributable to the temporary cessation – since the end of August 2009 – of the company’s internet sports betting services.

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Other interest and similar income
Interest and similar income fell from EUR 2.2 million in the year 2008 to EUR 0.7 million in the year under review. This decrease related mainly to a fall in interest paid on credit balances at banks, attributable to a decline in interest levels and a reduction in credit balances at banks.

Income from disposal and reversal of impairments of financial assets and marketable securities
Income from the reversal of impairments of financial assets declined from EUR 2.7 million in the year 2008 to EUR 0.2 million in the financial year under review. This decrease was attributable mainly to the reversal of impairments resulting from the agreement on liabilities connected with the acquisition of Ongame, which totalled EUR 2.7 million in year under review (2009: EUR 0.0).

Expenses
The total expenses of bwin in the financial year 2009 amounted to EUR 168.0 million (2008: EUR 219.4 million). This increase was attributable mainly to a significant reduction in the impairment of financial assets in the year under review in the amount of EUR 3.3 million (2008: EUR 37.4 million), and to the successful implementation of the cost efficiency programme.

Cost of materials and other services rendered fell from EUR 22.7 million in the year 2008 to EUR 20.3 million in 2009. This was primarily due to lower costs for external software development and maintenance.

Continued investment in cutting-edge technology in the areas of sports betting, poker, customer relationship management and customer service was also reflected in personnel expenses. These rose compared to the previous year from EUR 44.2 million to EUR 49.7 million. Non-cash expenses in connection with share-based payment (IFRS 2) declined from EUR 2.5 million to EUR 2.0 million.

Other operating expenses declined compared to the previous year to EUR 75.6 million (2008: EUR 83.3 million). This was attributable mainly to the successful cost efficiency programme.

Result from ordinary operations
The result from ordinary operations increased compared to the previous year to EUR 46.2 million (2008: EUR -22.0 million). This was due to a sharp fall in the impairment of financial assets as well as a significant rise in income from service agreements with affiliated companies.

Cumulative net gain
Cumulative net gain for the year increased to EUR 44.8 million (2008: EUR 0.0). Subject to the approval of the Annual General Meeting, for the first time this will enable the Company to make a dividend payment.

Assets, financial position and liquidity
Due to the increase in investments in affiliated companies, the Company’s fixed assets rose significantly in the financial year 2009 to EUR 215.1 million (2008 EUR 102.4 million). This was primarily attributable to the acquisition of Gioco Digitale. An amount of EUR 25 million in cash became due following conclusion of this transaction on 6 October 2009. The decline in cash and equivalents to EUR 38.4 million in the year under review must also be seen in this context (2008: EUR 45.0 million). As a consequence of the sharp increase in accounts

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receivables from affiliated companies, current assets were up from EUR 96.6 million to EUR 105.8 million. Overall, the Company’s total assets increased by EUR 119.6 million, from EUR 204.8 million in 2008 to EUR 324.5 million in 2009, primarily as a result of the acquisition of Gioco Digitale.

Liabilities totalled EUR 43.6 million (2008: EUR 47.8 million). The Company reduced accounts payables to affiliated companies to EUR 0.0 during the financial year 2009 (2008: EUR 25.4 million). This drop was attributable mainly to settlements for the years 2002 to 2008 due to a change in the transfer pricing model. Other liabilities increased, mainly as a result of a purchase price liability to the owners of Gioco Digitale in the amount of EUR 25.0 million.

A sharp rise in the Company’s shareholders’ equity to EUR 262.0 million was recorded in the year under review (2008: EUR 142.8 million). This was attributable largely to the cumulative net gain of EUR 44.8 million (2008: EUR 0.0) and to a considerable increase in appropriated additional paid-in capital in connection with the capital increase carried out following the acquisition of Gioco Digitale.

The equity ratio improved to 80.6% due to the reduction of liabilities in the year under review (2008: 69.7%).

After inclusion of intragroup transactions, the Company’s operational net cash flow in the financial year 2009 was EUR 26.4 million (2008: EUR 43.5 million).

A net cash flow from investment of EUR -41.6 million (2008: EUR -38.2 million) mainly reflects investments in infrastructure, such as servers and office equipment, as well as the acquisition of Gioco Digitale. This item also takes into account payments made in connection with the redemption of liabilities from the acquisition of marketing rights.

Net cash flow from financing activities in the year under review was EUR 8.8 million (2008: EUR 0.5 million) due to capital increases as part of the employee participation programme and to issuing costs.

The total change in cash and cash equivalents during the financial year 2009 was EUR -6.5 million compared to EUR 5.8 million in the year 2008. In 2009 this resulted in a reduction of cash and cash equivalents to EUR 38.4 million, or 11.8% of the balance sheet total (2008: EUR 45.0 million, or 21.9% of the balance sheet total).

Non-financial performance indicators
Customer base is a group performance indicator that is of importance both to the bwin Group and to bwin AG due to the fact that it reflects demand for specific services.

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Customer base performance indicator (in 000)
	2009	2008

Number of active customers (Group total)	2,391	2,105
Number of active customers (sports betting)	1,754	1,669
Number of active customers (casino)	371	338
Number of active customers (poker)	1,050	678
Number of active customers (games)	412	291

Acquisitions, associated and affiliated companies

Details on these topics can be found in the notes to the financial statements.

Responsibility wins: “share and win” forms a sound basis for the future

Real money gaming
It was the internet that made bwin’s business model possible in the first place, and the Company is convinced of the tremendous potential of the web in the context of an open, free and democratic society. However, there are also many challenges inherent in the previously unimaginable opportunities of the web: product offerings must be secure in order to safeguard users’ rights, and to ensure that those who need protection also receive it. bwin therefore invests much of its innovative potential in responsible gaming.

Real responsibility
bwin’s business model provides a sound basis for the future thanks to its clearly defined rules. This is why the Company accepts responsibility for the security of the gamer, the security of the games offered, and for protection against gaming addiction.

The exclusion of minors, the protection of personal data due to registration requirements and data protection measures are all in line with the European E-Commerce Directive, and ensure the security of gamers. In addition to this, state-of-the-art security systems prevent unauthorized access to customer data. A data protection agent monitors compliance with all the relevant data protection regulations.

The software developed by bwin has to comply with exacting security standards. For this reason, comprehensive security audits are an integral component of the development process, enabling possible security vulnerabilities to be detected and eliminated at an early stage.

Over and above this, independent agencies monitor the fairness and random nature of the products offered. Since a fair product offering must only make promises it can keep, the main focus of bwin’s marketing effort is on sports, relaxation and entertainment rather than on wealth and luxury. Audits by the independent non-profit organization eCOGRA (e-Commerce Online Gaming Regulation and Assurance) ensure the quality of bwin’s gamer protection measures.

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The security of the product offering is also aimed at preventing betting manipulation and money laundering. To this end, the Company cooperates with the European Sports Security Association (ESSA) and the European Gaming and Betting Association (EGBA www.egba.eu). Furthermore, experienced bookmakers exercise continuous control to ensure a secure product offering.

In the Division on Addictions (DOA) of Cambridge Health Alliance, a teaching affiliate of Harvard Medical School, bwin has secured as a research partner a pioneer in the field of addiction research. The DOA is the world’s first research establishment to carry out extensive research into gaming traits in online gaming. The scientifically based results not only benefit the international research community, but are also incorporated into bwin’s services and guidelines for customers (limits, lock-outs, self-help toolkit, information packages, etc.) as well as into staff training.

The results of this research have triggered a change of paradigm in addiction research, in that actual gaming traits are now monitored rather than relying on gamers’ own self-estimates. In 2009, the Division on Addictions made a revolutionary breakthrough in the identification of behaviour patterns for the early detection of problematic gaming traits. After analyzing the gaming patterns of over 40,000 bwin customers, the division identified predictors that pinpoint the development of a problematic gaming trait in advance. The success of this research provides the basis for the development of individually customized measures for effective prevention and intervention for the protection of gamers.

Real participation
True to its “Share and Win” principle, in 2009 bwin prioritized certain areas of knowledge and innovation. For example, as a founding sponsor, bwin supports the “Transparency Project” set up on the initiative of the Division on Addictions. The DOA and bwin have provided the international scientific community with renewed impetus and empirical resources, by setting up the world’s first publicly accessible database of privately financed data records on addiction behaviour.

At the second Responsible Gaming Day held by the EGBA in February 2009, Professor Howard Shaffer, Director of the Division on Addictions, presented the paradigm shift to the European Parliament in Brussels. Politicians and representatives of the gaming industry discussed developments in responsible gaming, and the role of the web as a tool for improving consumer protection and preventing fraud. Professor Shaffer explained the driving role of bwin in addiction research. The scientific dialogue with the DOA that followed initiated a fertile exchange of ideas with leading scientists working in the field of addiction research throughout Europe. Professor Shaffer also clearly illustrated the significant difference between evidence-based research and the public representation of addiction and online gaming.

At the first bwin Network Dialogue in October 2009, Professor Shaffer and Professor Michael Musalek, Medical Director and Chairman of the Anton Proksch Institute, discussed the opportunities and risks of gaming on the internet with over 50 experts in addiction and online offerings. They also reviewed the present status of research and the resulting measures for effective protection of gamers. The core conclusion of this dialogue was that the internet is a powerful tool for the early detection of problematic gaming traits and the prevention of gaming addiction.

Well trained staff play a key role in gamer protection at bwin. On one hand, the EMERGE online training program introduces staff to the concept of “Responsible Gaming” and bwin’s

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involvement in this field. On the other, the Division on Addictions team has explained the latest research findings to the departments involved, pointing out measures that can be taken by bwin’s online addiction prevention and intervention team.

Over and above this, in 2009 the Company started giving its staff practical pedagogical training for the assessment of risks and recognizing one’s own strengths and resources, to enhance their own personal risk-management skills.

Employees

Human Resources (HR) – focus on professional human resources development and efficient processes
The ongoing expansion of human resources development and the targeted recruitment of experts in the online gaming and IT sector were among the key factors behind bwin’s business success last year.

The Company is currently putting more effort into human resources development measures in order to ensure effective staff development while at the same time taking corporate and departmental objectives into account. The aim is to further improve the motivation, job satisfaction and the identification of employees with bwin.

In autumn 2009 the rollout of the HR tool “Employee Self Services” throughout Austria took place with the aim of making HR processes more efficient and effective. This tool gives bwin employees a system through which they can view, create and modify their data on the intranet themselves. The ability to access their own files unifies and simplifies personnel management processes thereby allowing Human Resources to concentrate on strategic development.

The focused development of human resources has continued, although the labour market remained competitive in 2009, with only a slight improvement compared to the previous year. In total, the number of employees in the Group rose from 688 at the end of 2008 to 725 as at the reporting date of 31 December 2009.

Please see the relevant information in the notes to the financial statements for further information on the Employee Stock Option Plan. bwin does not have a corporate pension scheme.

Research and development

Technological leadership as a cornerstone of corporate strategy
A high level of innovation has helped bwin secure its leading position in the market. Since 2006, the 12 employees of the research and development (R&D) department have ensured that bwin is also positioned as the long-term leader in the areas of technology, products and services. The ultimate goal is to continually increase the quality of the user experience offered by online products.

The department focuses on research and development in the areas of web technology and architecture, anticipating trends in web services and web applications, design and development of prototypes that make specific trends and technologies tangible, continuous competitor analysis, as well as the development of new areas of business.

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The key result in 2009 was the development of the “Point of Sale” (POS) interface. This interface provides an abstraction layer in front of the data, processes and business logics. As a result, betting and games can be developed more quickly, as the frontend (browser, Flash) is independent of the complexity of the backend (data, processes). Without compromising data security, partner companies can also develop access and distribution formats for bwin products.

Combined with innovation in the “context sensitive search” area, prototypes for live betting interfaces for smartphones (for example: iPhone, Android) and touch-sensitive netbooks could be implemented. These allow the betting display to be personalized, as additional information, such as the time of day, location, favourite leagues etc. determines which bets it is better to display on a mobile device.

In cooperation with Redspider TV in Munich, a hybrid television format for sports betting was developed that has been transmitted successfully five times via satellite (Astra) and Web TV, as an accompaniment to the German Soccer League. Technical coverage reached 11 million households and lessons learned have been incorporated into the development of Sheeva TV, a marketing platform that will be used for TV projects in Italy in 2010.

As an additional distribution test, bwin created its own web browser (BetBird) in the form of an application store. BetBird makes betting faster and more transparent and also shows the extent of the range of products more clearly. With complete control over the browser environment, cross selling across the entire product range is possible.

In addition, a test and communication platform (Plethos) was implemented to test new products and ideas for market feasibility and customer potential.

Miscellaneous

Apart from the development of the software already described in the business development section above, the Company does not carry out any research and development as construed by § 243, para. 3 of the Austrian Commercial Code, neither does it have any branch offices. There is no separate report on environmental issues due to the lack of relevant circumstances.

Information in accordance with § 243a of Austrian Commercial Code

1.	The share capital of bwin AG as of 31 December 2009 comprised 35,717,696 ordinary shares, all of which were traded on the Vienna Stock Exchange.

2.	All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3.	The majority of shares are in free float. According to information provided by the Company, there are no shareholders directly or indirectly holding 10% or more of the shares.

4.	There are no shares with special control rights.

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5.	All employees who are also shareholders of the Company exercise their voting rights personally. There is accordingly no control over voting rights in respect of equity holdings by employees.

6.

There are no requirements resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

7.	Please refer to the notes to the financial statements for further information on the authorization of the Executive Board of the Company to issue or buy back shares.

8.	The Company has not entered into any agreements containing stipulations based on the provisions of § 243a para. 8 of the Commercial Code.

9.

However, in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), the Executive Board’s contracts in effect from 1 January 2008 specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case, the Executive Board members will receive full remuneration for the remaining term of their contracts (until 31 December 2012). Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the members of the Executive Board will also be entitled to choose (with a period of prior notice of three months from the announcement of the offer) to receive all or parts of the options in cash.

Risk report

Principles of risk management
The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the “four eyes” principle for important procedures, as well as guidelines for key business processes. A wide variety of frequently automated software systems may also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and quantify all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions. The heads of the various departments of the company are responsible for ensuring that employees observe guidelines, limits and regulations. For example, predefined approval procedures and controls must be observed when making investments of a certain size.

Management information system
In this context, bwin’s management information system CIS (Central Information System) not only provides relevant information for decision-making at all management levels within the Company depending on their authorization, but also represents an efficient tool for risk management based on the latest data available on a daily basis.

Accordingly, those risks that may have a material effect on the bwin Group’s net assets, financial position and results of operations are defined. This also ensures compliance with the disclosure on existing risks required in the Austrian Corporate Governance Code.

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General risks
Apart from the risks specific to online gaming, legal and regulatory risks, the most significant risks to which the bwin Group is exposed are those of a general entrepreneurial nature. Managing the risks specific to online gaming in general, and betting risks in particular, is a part of bwin’s day-to-day operations. Although providing poker and casino products entails comparatively little risk, quoting fair market odds for sporting events means bwin not only has to employ highly qualified staff, but also to implement appropriate processes and adequate software solutions. Other external risks connected to the gaming business relate in particular to betting fraud (e.g. by syndicates), credit card fraud and money laundering. The processes applied for reducing risks connected with the betting business include registration of customers complete with name, address and date of birth, compulsory identification on first payout, and payment of winnings solely by means of bank transfer or through internationally recognized payment agents. Excluding any sportsmen, managers and referees directly involved in a sporting event is another measure aimed at reducing the risks specific to betting.

Operational risks
Operational risk is defined as the potential occurrence of losses due to unforeseeable events, interruption of business, technical problems, inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, with other third parties or government agencies, or with project and other risks.

Financial instruments
Details of these can be found in the notes to the financial statements.

Regulatory risks
The bwin Group currently operates in more than 25 countries, serving customers around the globe via gaming platforms like www.bwin.com, www.giocodigitale.it or www.bwin.it. The operational business of the bwin Group is carried out mainly on the basis of Gibraltarian sports betting and casino licenses. In addition to this, the companies of the bwin Group also hold other licenses in Europe and beyond. However, the Company still faces significant legal and legislative risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is restricted in order to protect state monopolies (for details see “Legislative developments” in the front section of the Management Report).

General business risks
General business risks are taken to mean a degree of uncertainty about the way the business will develop due to changing circumstances, such as the market environment, customer behaviour, and technological progress.

Report on the main features of bwin’s ICRMS over financial reporting
In 2009, bwin’s management has decided to assess and accomplish the internal control and risk management system (ICRMS) using the internationally accepted framework published by COSO (Committee of Sponsoring Organizations of the Treadway Commission). The focus was set on internal control over financial reporting. Furthermore it was intended to support other objectives such as compliance to laws and regulations as well as effectiveness and efficiency of business operations.

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Control environment
A Risk Management and Compliance Competence Center, within the Finance department was mandated by the CFO in accordance with Co-CEOs to manage the system and to further develop the specific ICRMS framework of bwin. However, the execution of risk management, control design an execution for the various processes is owned and accounted for by the respective operational process owners. Line management has accepted this ownership and responsibility.

Despite many elements of the bwin control system were found in existing business practices (e.g. 4-eyes-principle, signature policies, automated IT-controls), the structure and systematic approach was subject to improvement and was addressed by the ICRMS project. bwin’s management has decided to assess and accomplish the internal control and risk management system (ICRMS) using the internationally accepted framework published by COSO as basis. The specific ICRMS framework of bwin includes detailed guidelines for scoping; documenting, identifying and assessing risks; control activities; testing; issues and remediation measures. Scoping of the areas (business units and processes) formally covered by bwin’s ICRMS was performed with intend to cover the most important processes to ensure accurate and reliable financial reporting information.

The ICRMS is integrated into day-to-day line-management activities and responsibilities at bwin. The ICRMS supports and enforces this management practice by providing a common bwin approach. In doing so it assures that the professional discipline of managers and staff in bwin is up-to-par with best-practice.

The finance department (bearing group wide accountability for accounting and financial reporting) is structured into corporate accounting, corporate controlling, corporate procurement and staff functions. Especially for the accounting group adequate processes, risks, control activities and responsibilities were identified and documented following the requirements defined in the ICRMS framework. Staffing meets corporate and functional requirements.

Risk assessment
bwin’s ICRMS over financial reporting is aimed to cover all significant risks with possible impact on the financial reporting and is applying a systematic approach to document these risks. To structure the risks, bwin has established a set of financial statement assertions within the ICRMS framework. The financial statement assertions as defined by bwin are “Accuracy”, “Completeness” and “Existence”.

The risks were identified by the process owners and key process team members who have been supported by internal and external specialists. The risks identified cover those inherent to the business of bwin and those relevant for financial accounting and reporting.

Control activities
In order to mitigate the identified risks and to provide reliable financial reporting various control activities are documented and referenced to the respective processes and risks. Those control activities are documented in risk and control activity matrices.

The set of control activities in place at bwin include automated, semi-automated and manual control activities of preventive and detective nature and range from recording of transactions to financial reporting. In addition to the control activities performed as part of the routine processes and work flows, monitoring and compensating control activities are in place.

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In addition to several software systems supporting the operative processes the finance department uses SAP for the financial accounting, supported by end-user applications (e.g. Excel).

Information and communication
In order to ensure information, communication and a common mindset throughout bwin an awareness campaign was accomplished in 2009. bwin’s ICRMS framework as well as the ICRMS objectives have been communicated and distributed to all ICRMS stakeholders and exchange of information is promoted. For all risks, control activities and remediation measures accountability and responsibility are defined and agreed upon.

Monitoring
Monitoring of ICRMS consists of two parts. The first part consists of the monitoring of control activity execution and ongoing review of the control activity results, performed by bwin’s line management. The accountability for each control activity is defined as well as the escalation measures for control activities are defined and documented.

The second component consists of testing of the identified control activities by internal and external resources independent from the process. Testing is done by a structured assessment of the design and operational effectiveness of the control activities. Internal audit activities are taken over by Corporate Security, since March 2010 “Internal Audit and Security”.

Issues identified during risk analysis, control design and testing are documented and addressed. A final ICRMS summary management report is addressed to the board of directors, the Co-CEO’s and the supervisory board (audit committee) in order to provide insights in the effectiveness of the existing control system and to inform about recommendations for further improvements.

Focus 2010
During the upcoming year 2010 bwin will focus on the improvement of its ICRMS, in particular by further promoting the recently established ICRMS competence center and promoting the ongoing monitoring of control execution by line management and internal audit staff.

Significant events after the reporting date
There were no significant events after the reporting date that must be reported here.

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Outlook

bwin benefits from the regulation of European markets
In addition to online poker tournaments and sports betting, additional products with promising sales potential (poker cash games and casinos) should be approved in Italy in the first half of 2010. This will make Italy the largest and fastest growing online gaming market in Europe. With the acquisition of Gioco Digitale, the leading Italian online poker site, bwin is well positioned to capitalize on the growth potential of the Italian online gaming market. The acquisition, the integration of which is proceeding according to plan, is in line with bwin’s strategy of increasing regional market share in established European markets. This year, France also intends to issue licences for poker as well as sports and horse race betting to private providers. Subject to licensing, bwin, together with its local joint venture partner, the media group Amaury (among other things publisher of the sports magazine L’Èquipe and organizer of the Tour de France) will operate under a new brand on the French online gaming market. The development in Italy illustrates the growth potential of the online gaming industry due to increasing regulatory certainty.

bwin- leader in innovation and quality

Technology ideally suited to corporate strategy
bwin’s position as a market leader in online sports betting and one of the top three providers of online poker (with the exception of the US market) is not least the result of a focus on innovation and quality leadership concentrating on the entertainment value of the games. Expanding the range of branded B2C products and B2B solutions as well as the distribution channels – especially in the area of mobile access – is expected to open up bwin’s products to an even wider audience. In this context, the company will also take advantage of communication opportunities in June and July when the World Cup takes place.

Customized solutions both for beginners and experienced users are a key aspect of product development at bwin. Improved video quality, placing bets faster and individual preferences already guarantee sports betting customers a unique live experience. Recently, the “Multi-view” function enabled an even better view of games taking place simultaneously. This accelerates and simplifies the placing of live multiple bets that are characterized by a higher margin compared to single bets. Accordingly, in 2010 the number of live events per month is expected to grow from just over 3,000 to 3,500, and videos of these events from 1,200 to 1,600 over the same period. This means that more than 40% of events can be followed using streaming video.

The poker segment continues to promise attractive growth rates for 2010 because of the expected launch of poker cash games in Italy and online poker in France. bwin is confident of existing customer potential and planned product enhancements in respect of further sales growth both in the B2B and in the B2C segments. In the current financial year, “event-based poker promotions” will provide an even more intensive poker experience. These can respond in real time to events during the game, for example, by offering bonuses for specific card combinations. In addition, bwin customers will be able to share their successful experiences with others through improved access to social media platforms.

In the games sector, the number of games offered will be expanded further, particularly on bwin.it, and after years of reluctance, there are plans to intensify marketing activities in the casino business as a result of the expected growth in Italy.

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Significant improvement in results expected in 2010
In the current financial year 2010 bwin will continue its profitable growth strategy and seize opportunities arising from the regulation of a growing number of markets in Europe. Addressing the technological challenges of country-specific product requirements is necessary in order to tap into the enormous growth opportunities that will result. bwin has already established itself in many markets, becoming the category owner for online gaming, which together with extensive brand recognition provides a significant advantage. In conjunction with plans to participate actively in the expected consolidation of the sector and to take advantage of various promising options for international cooperation, this forms the basis for bwin’s way forward to becoming a global online gaming provider.

On the basis of additional product launches in Italy with attractive sales potential and growth in all product areas and, not least, on the basis of continuous cost control, bwin expects a substantial increase in profit for the current financial year.

Vienna, 23 March 2010

Manfred Bodner	Norbert Teufelberger

Disclaimer
This management report contains statements relating to the future that were made on the basis of the current situation. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

bwin 09

Balance Sheet as of 31 December 2009

In EUR				31 Dec. 2009		31 Dec. 2008

Assets
A. Fixed assets
I.	Intangible assets

	1.	Software, other rights and licenses	5,150,201.46			13,177,743.83

				5,150,201.46		13,177,743.83

II.	Plant and equipment

	1.	Leasehold improvements	1,037,816.46			1,287,685.34

	2.	Other plant and equipment	11,952,958.16			11,727,848.04

	3.	Prepayments and assets under construction	0.00			50,000.00

				12,990,774.62		13,065,533.38

III.	Financial assets

	1.	Investments in affiliated companies	189,950,619.21			68,546,781.16

	2.	Loans to affiliated companies	0.00			0.00

	3.	Investments in associated companies	6,982,736.29			4,238,582.75

	4.	Loans to associated companies	0.00			3,330,048.42

				196,933,355.50		76,115,412.33

					215,074,331.58	102,358,689.54

B. Current assets
I.	Inventories

	1.	Merchandise	375,213.41			694,829.41

				375,213.41		694,829.41

II.	Receivables and other assets

	1.	Trade accounts receivable	680,383.10			3,714,156.20

	2.	Accounts receivable from affiliated companies	18,007,485.79			5,825,567.36

	3.	Accounts receivable from associated companies	2,511,500.09			208,359.55

	4.	Other receivables and assets	19,387,456.80			15,353,418.57

				40,586,825.78		25,101,501.68

III.	Marketable securities and treasury shares			26,403,656.89		25,880,927.73

IV.	Cash and cash equivalents			38,446,428.85		44,953,274.83

					105,812,124.93	96,630,533.65

C. Prepaid expenses					3,577,926.60	5,825,300.87

Total assets					324,464,383.11	204,814,524.06

Rights of recourse					3,600,000.00	3,600,000.00

bwin 09

Balance Sheet as of 31 December 2009

In EUR				31 Dec. 2009		31 Dec. 2008

Shareholders’ equity and liabilities
A. Shareholders’s equity
I.	Share capital			35,717.696.00		32,730,718.00

II.	Additional paid-in capital

	1.	Appropriated	130,210,576.65			68,549,835.96

	2.	Reserve for treasury shares	239,120.24			239,120.24

				130,449,696.89		68,788,956.20

III.	Reserve for share options			50,607,701.93		41,276,062.65

IV.	Cumulative net gain			44,793,723.93		0.00

	thereof loss carry-forward EUR 0.00

	prior year: EUR -434,956,126.45

					261,568,818.75	142,795,736.85

B. Provisions
	1.	Provision for severance payments		442,875.31		322,429.09

	2.	Provision for income taxes		1,775,000.00		1,434,594.91

	3.	Other provisions		17,085,472.56		9,823,133.96

					19,303,347.87	11,580,157.96

C. Liabilities
	1.	Trade accounts payable		7,738,266.09		8,011,246.30

	2.	Accounts payable to affiliated companies		0.00		25,388,602.55

	3.	Other liabilities		35,853,950.40		14,449,386.49

		thereof from taxes		3,840,035.24		36,490.09

		thereof due to social security		941,592.93		2,055.05

					43,592,216.49	47,849,235.34

D. Deferred income					0.00	2,589,393.91

Total shareholders’ equity and liabilities					324,464,383.11	204,814,524.06

Contingent liabilities					86,340,963.83	43,454,388.95

bwin 09

Income Statement for the period ending 31 December 2009

In EUR			2009		2008

1.	Revenues			184,839,252.33	151,217,850.34

2.	Other operating income

	a)	Income from the reversal of provisions	1,326,467.57		2,988,142.79

	b)	Other	23,326,486.64		32,537,045.04

				24,652,954.21	35,525,187.83

3.		Cost of materials and other services rendered

	a)	Cost of materials	-1,172,643.38		-361,558.90

	b)	Cost of services rendered	-19,130,374.61		-22,348,065.54

				-20,303,017.99	-22,709,624.44

4.	Personnel expenses

	a)	Salaries	-35,572,069.56		-31,994,809.72

	b)	Expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen)	-687,397.34		-489,717.79

	c)	Expenses for statutory social security and payroll related taxes and contributions	-10,461,850.41		-8,234,165.85

	d)	Other social benefits	-1,004,212.01		-983,417.32

	e)	Expense for share-based payments	-1,959,597.24		-2,476,488.17

				-49,685,126.56	-44,178,598.85

5.	Depreciation and amortization of intangible assets and plant and equipment			-18,956,259.70	-31,055,990.89

6.	Other operating expenses

	a)	Other taxes	-939,200.24		-454,978.13

	b)	Other	-74,699,300.43		-82,807,963.04

				-75,638,500.67	-83,262,941.17

7.	Subtotal from line 1 to 6 (EBIT)			44,909,301.62	5,535,882.82

8.	Income from investments in affiliated and associated companies			3,512,463.21	5,421,084.92

	thereof from affiliated companies EUR 2,018,000.00; prior year: EUR 1,332,565.05

9.	Income from loans to affiliated and associated companies			300,040.61	263,457.65

	thereof from affiliated companies EUR 58,013.56 prior year: EUR 96,862.56

10.	Other interest and similar income			695,014.97	2,217,100.95

	thereof from affiliated companies EUR 40,146.40 prior year: EUR 46,342.36

11.	Income from the disposal and the reversal of impairments of financial asset and marketable securities			202,729.16	2,728,552.39

12.	Expenses for financial assets and marketable securities			-3,330,585.73	-37,363,678.52

	a)	thereof impairment EUR 3,247,065.88 prior year: EUR 37,357,662.88

	b)	thereof expenses for affiliated companies EUR 984,153.59; prior year: EUR 35,008,398.07

13.	Interest and similar expenses			-71,270.42	-789,951.42

	thereof for affiliated companies EUR 0.00; prior year: EUR 0.00

14.	Subtotal from line 8 to 13 (financial result)			1,308,391.80	-27,523,434.03

15.	Result on ordinary operations			46,217,693.42	-21,987,551.21

16.	Income Taxes			-1,423,969.49	-769,392.91

17.	Profit/loss for the year			44,793,723.93	-22,756,944.12

18.	Release of additional paid-in capital			0.00	457,713,070.57

19.	Loss carry-forward			0.00	-434,956,126.45

20.	Cumulative net gain			44,793,723.93	0.00

bwin 09

Notes to the Financial Statements
as of and for the year ended 31 December 2009

General information

The financial statements have been prepared in accordance with the regulations of the Austrian Company Code (“Unternehmensgesetzbuch” or “UGB”). The shares of bwin Interactive Entertainment AG (bwin AG or the Company) have been listed on the Vienna Stock Exchange under the security registration code WKN 076755 since 27 March 2000.

The Company is a large corporation in accordance with section 221 para. 3 UGB.

The financial statements and the notes have been prepared taking into consideration generally accepted accounting principles and the requirement to present fairly the Company’s assets, financial position and results of operations. The following principles and assumptions have been applied:

-	the principle of completeness
-	the going concern assumption
-	the principle to value assets and liabilities individually on an item-by-item basis
-	the principle of prudence by recording revenues and gains only if realized at balance sheet date

All identifiable risks and potential losses which arose in fiscal year 2009 or in a prior period were taken into account.

The income statement is presented in the total cost format.

Accounting principles and valuations methods

Assets

Fixed assets
Intangible fixed assets as well as plant and equipment are stated at cost net of regular amortization and depreciation as well as impairment charges, if any. Impairment charges are recorded in case of decreases in the value of assets, or in cases where the fair value falls below the book value of an asset. Low-value items are fully depreciated in the year they are purchased.

Regular amortization and depreciation is calculated utilizing the straight-line method. Amortization and depreciation are based on the following useful lives:

Fixed assets

	Years	%

Intangible assets
Software	2–5	20–50

Marketing rights	3	33

Licenses	2–10	10–50

Plant and equipment
Leasehold improvements	3–10	10–33

Other operating and office equipment	2–10	10–50

Financial assets are stated at cost net of impairment charges, if any.

bwin 09

Current assets

Inventories
Inventories comprise merchandise sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and fair value. Cost is determined using the FIFO (first in, first out) method. For the purpose of determining fair value, the Company calculates the net realizable value by deducting cost to sell from sales prices.

Receivables and other assets
Receivables and other assets are stated at their face value. If individual risks of loss are identified, receivables and other assets are stated at fair value if below the book value.

Marketable securities and treasury shares
Securities and treasury shares are stated at cost or at fair value if lower at the balance sheet date.

Deferred taxes
The Company has elected not to record deferred tax assets pursuant to section 198 para. 10 UGB.

Shareholders equity and liabilities

Provisions
Provisions are recorded taking into account the principle of prudence reflecting all apparent risks identified up to the date of preparation of the financial statements and all liabilities contingent with respect to amount or occurrence.

Employee benefit obligations relating to severance payments are calculated using the Projected Unit Credit (PUC) Method. The Company records the full defined benefit obligation resulting in immediate recognition of all actuarial gains and losses in the income statement.

To reflect current developments, calculations were based on a retirement age of 62 years (previous year: 62) for female and 62 years (previous year: 62) for male employees, unless agreed otherwise in individual employment contracts. The discount rate applied in calculating this provision was 5% (previous year: 6%), and the annual rate of salary increase used was 4% (previous year: 4%).

Liabilities
Liabilities are stated at their repayment value.

Foreign currency translation
Receivables denominated in foreign currencies are translated at the lower of the foreign exchange rate at transaction date or the buying rate at the balance sheet date. Liabilities denominated in foreign currencies are translated at the higher of the foreign exchange rate at transaction date or the selling rate at the balance sheet date. Cash in banks and bank loans, respectively, denominated in foreign currencies are translated at the exchange rate at the balance sheet date.

bwin 09

Share-based payments
Starting in 2007, the Company applied the guidance provided in the position paper on accounting for share-based payments for Austrian statutory financial statement purposes (“Die Behandlung anteilsbasierter Vergütungen in UGB Abschlüssen”) issued by the AFRAC (Austrian Financial Reporting and Auditing Committee).

Pursuant to this guidance, the expense equalling the fair value of issued options on equity instruments is accrued rateably over the service period and recognized in personnel expense and other operating expense, respectively. The expense charged for share-based payment is credited to a special reserve (reserve for share options) within equity. For share-based payments granted to executives or other employees of affiliated companies, the fair value of the options is recognized as a capital contribution (additions to investments in affiliated companies) and is also credited to the reserve for share options.

Notes to the balance sheet

Assets

Fixed assets

Fixed assets schedule 2009

			Cost of acquisition

In EUR			As of 1 January 2009	Additions	Disposals	Transfers	As of 31 December 2009

I.	Intangible assets
	1.	Software, other rights and licenses	70,674,674.53	4,322,783.30	-58,066,437.95	0.00	16,931,019.88

II.	Property and equipment
	1.	Leasehold improvements	2,240,476.72	292,702.46	0.00	0.00	2,533,179.18

	2.	Other plant and equipment	29,609,432.93	6,768,037.81	-2,163,851.39	50,000.00	34,213,619.35

	3.	Prepayments and assets under construction	50,000.00	0.00	0.00	-50,000.00	50,000.00

Total			31,899,909.65	7,060,740.27	-2,163,851.39	0.00	36,796,798.53

III.	Financial assets
	1.	Investments in affiliated companies	485,668,044.43	122,435,583.90	-2,649,969.34	0.00	605,453,658.99

	2.	Loans to affiliated companies	945,000.00	0.00	0.00	0.00	945,000.00

	3.	Investments in associated companies	5,576,185.67	0.00	-31,419.29	4,316,421.61	9,861,187.99

	4.	Loans to associated companies	4,144,996.79	1,968,576.32	-1,797,151.49	-4,316,421.61	0.00

Total			496,334,226.89	124,404,160.22	-4,478,540.12	0.00	616,259,846.99

Total			598,908,811.07	135,787,683.79	-64,708,829.46	0.00	669,987,665.40

bwin 09

Fixed assets schedule 2009

			Accumulated depreciation and amortization

In EUR			As of 1 January 2009	Depreciation and amortization	Revaluation	Disposals	As of December 2009

I.	Intangible assets
	1.	Software, other rights and licenses	57,496,930.70	12,350,325.67	0.00	-58,066,437.95	11,780,818.42

II.	Property and equipment
	1.	Leasehold improvements	952,791.38	542,571.34	0.00	0.00	1,495,362.72

	2.	Other plant and equipment	17,881,584.89	6,063,362.69	0.00	-1,634,286.39	22,310,661.19

	3.	Prepayments and assets under construction	0.00	0.00	0.00	0.00	0.00

Total			18,834,376.27	6,605,934.03	0.00	-1,634,286.39	23,806,023.91

III.	Financial assets
	1.	Investments in affiliated companies	417,121,263.27	900,633.74	0.00	-2,518,857.23	415,503,039.78

	2.	Loans to affiliated companies	945,000.00	0.00	0.00	0.00	945,000.00

	3.	Investments in associated companies	1,337,602.92	1,572,267.78	0.00	-31,419.00	2,878,451.70

	4.	Loans to associated companies	814,948.37	774,164.36	0.00	-1,589,112.73	0.00

Total			420,218,814.56	3,247,065.88	0.00	-4,139,388.96	419,326,491.48

Total			496,550,121.53	22,203,325.58	0.00	-63,840,113.30	454,913,333.81

Fixed assets schedule 2009

			Book value
					Depreciation and amortization in 2009
In EUR			As of 31 December 2009	As of 31 December 2008		Revaluation in 2009

I.	Intangible assets
	1.	Software, other rights and licenses	5,150,201.46	13,177,743.83	12,350,325.67	0.00

II.	Property and equipment
	1.	Leasehold improvements	1,037,816.46	1,287,685.34	542,571.34	0.00

	2.	Other plant and equipment	11,952,958.16	11,727,848.04	6,063,362.69	0.00

	3.	Prepayments and assets under construction	0.00	50,000.00	0.00	0.00

Total			12,990,774.62	13,065,533.38	6,605,934.03	0.00

III.	Financial assets
	1.	Investments in affiliated companies	189,950,619.21	68,546,781.16	900,633.74	0.00

	2.	Loans to affiliated companies	0.00	0.00	0.00	0.00

	3.	Investments in associated companies	6,982,736.29	4,238,582.75	1,572,267.78	0.00

	4.	Loans to associated companies	0.00	3,330,048.42	774,164.36	0.00

Total			196,933,355.50	76,115,412.33	3,247,065.88	0.00

Total			215,074,331.58	102,358,689.54	22,203,325.58	0.00

bwin 09

In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009. These marketing rights were amortized over their useful life of three years. Marketing of the rights was effected mainly through agreements with international sublicensees, mostly TV stations. The contractual relationship with DFL ended with the end of the 2008/2009 season and was not extended.

Financial assets

Schedule of investments in affiliated and associated companies

Schedule of investments in affiliated and associated companies as of 31 December 2009

Investments in affiliated companies		Reporting Date	Offices registered in		Share in %	Profit/loss for the year EUR 000	Shareholders’ equity EUR 000

1.	BWIN ARGENTINA SA	31 Dec. 2009	Argentina	Posadas	90%	-356	-261

2.	bwin International Ltd.	31 Dec. 2009	Gibraltar	Gibraltar	100%	-6,597	17,333

3.	Ongame Network Ltd.	31 Dec. 2009	Gibraltar	Gibraltar	100%	12,343	-4,467

4.	bwin Italia S.R.L.	31 Dec. 2009	Italy	Rome	100%	4,594	4,606

5.	Gioco Digitale S.p.A.	31 Dec. 2009	Italy	Milan	100%	-2,508	711

6.	BWIN Mexico S.A. de C.V.	31 Dec. 2009	Mexico	Mexico City	80%	-84	-9,269

7.	DSG Deutsche Sportwett Gesellschaft mbH	31 Dec. 2009	Germany	Dresden	100%	-23	-10

8.	bwin Marketing Services S.R.L.	31 Dec. 2009	Italy	Milan	100%	17	145

9.	bwin Interactive Marketing UK Ltd.	31 Dec. 2009	UK	London	100%	50	16

10.	INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	31 Dec. 2009	Portugal	Lisbon	100%	33	187

11.	BWIN INTERACTIVE MARKETING ESPAÑA, S.L.	31 Dec. 2009	Spain	Madrid	100%	101	140

12.	WEBSPORTS ENTERTAINMENT Marketing Services GmbH	31 Dec. 2009	Austria	Vienna	100%	0	77

13.	bwin Games AB	31 Dec. 2009	Sweden	Stockholm	100%	-1,518	11,384

14.	UnitedGames Holding BV	31 Dec. 2009	Netherlands	Amsterdam	52%	8	761

15.	TC Invest AG	31 Dec. 2009	Austria	Vienna	100%	50	5,437

16.	bwin (Beijing) Management and Consulting Co., Ltd.	31 Dec. 2009	China	Beijing	100%	56	134

17.	Drachenfelssee 421. V V GmbH	31 Dec. 2009	Germany	Bonn	100%	0	24

18.	BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	31 Dec. 2009	South Africa	Caledon	20%	-10	-12

* Due to existing put-option agreements bwin is able to control, in essence, 100% of the voting power of this entity. Therefore, the company is considered as affiliated company.

bwin 09

Schedule of investments in affiliated and associated companies as of 31 December 2009

Investments in associated companies		Reporting Date	Offices registered in		Share in %	Profit/loss for the year EUR 000	Shareholders’ equity EUR 000

1.	bwin e.K.	31 Dec. 2009	Germany Neugersdorf		50%

	Total					2,094	1,659

	thereof bwin Interactive Entertainment AG					1,494

2.	Betbull Holding SE	31 Dec. 2009	UK	London	37%	-6,748	23,074

3.	BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI (in liquidation)	31 Dec. 2009	Turkey	Ankara	49%	-3	0

Investments in affiliated companies
In 2009, the Company acquired DSG Deutsche Sportwett Gesellschaft mbH, UnitedGames Holding BV as well as Gioco Digitale S.p.A.. Cost of these acquisitions amounts to EUR 113,089 thousand.

On 24 November 2006, bwin AG and its wholly owned subsidiary bwin International Ltd. jointly founded BWIN ARGENTINA SA, Argentina. In 2009 and 2008 bwin AG effected several capital increases. Total acquisition costs amounted to EUR 2,470 thousand (previous year: EUR 1,827 thousand). In 2009, the Company recognized impairment charges amounting to EUR 888 thousand (previous year: EUR 1,066 thousand).

Effective 1 October 2009, the Company contributed its shares in CQR Payment Solutions GmbH to TC Invest AG. Subsequently, bwin AG granted additional capital contributions amounting to EUR 1,766 thousand (previous year: EUR 1,945) to TC Invest AG in 2009.

In 2009, the Company recorded impairment charges related to its investment in BWIN Mexico S.A. de C.V. (acquisition cost: EUR 143 thousand) of EUR 13 thousand (previous year: EUR 130 thousand).

In the course of a reorganization of interests held in bwin Interactive Entertainment SA (PTY) Ltd., bwin reduced its interest in the company to 20%. Due to existing option contracts (put-options) bwin AG is able to control, in substance, 100% of the shares in bwin Interactive Entertainment SA (PTY) Ltd.

In 2008, the Company recorded impairment charges of EUR 32,336 thousand for its investments in bwin Games AB and Ongame Network Ltd. In 2008 the Company also concluded a contractual agreement with the rest of the former owners of bwin Games AB, under which these former owners of bwin Games AB agreed to waive the outstanding contingent purchase price liability plus interest at the same terms as the group of the majority owners. This resulted in a gain from the reversal of impairment amounting to EUR 2,725 thousand and interest income of EUR 132 thousand in 2008.

The additions relate to share based payments to Board members and employees of affiliated companies, mainly bwin International Ltd., amounting to EUR 6,088 thousand (previous year: EUR 11,705 thousand).

Investments in associated companies
Since May 2002, bwin AG has been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. As owner of the domain www.bwin.de, Dr. Pfennigwerth operated bwin 09

bwin e.K. under the terms of a German business licence until August 2009. After that the agency transactions of bwin e.K. were discontinued temporarily due to economic reasons, not as a result of changes in the legal framework.

In 2007, the Company and Betbull Holding SE jointly founded BETBULL BWIN ESPAÑA, S.A. to pursue a retail pilot project. The Company holds a 49% share in BETBULL BWIN ESPAÑA; acquisition costs amounted to EUR 29 thousand. In 2008, the Company recognized impairment charges of EUR 29 thousand.

On 18 November 2009 bwin exercised an option and a right for conversion under a convertible bond to acquire 2,351,124 shares in Betbull Holding SE for a purchase price of EUR 4,316 thousand, thus increasing its investment to 36.98%. In 2009, the Company recognized impairment charges amounting to EUR 1,572 thousand (previous year: EUR 1,306 thousand) on this investment.

In 2007, the Company acquired an interest in BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI, Ankara, which is in liquidation as of the reporting date.

Loans to affiliated and associated companies

In the course of establishing BETBULL BWIN ESPAÑA, S.A, bwin subscribed to interest-bearing convertible bonds of Betbull Holding SE amounting to EUR 2,500 thousand. The convertible bonds entitle bwin to receive shares in Betbull Holding SE instead of repayment in the case of issue. The Company also granted an interest-bearing loan to BETBULL BWIN ESPAÑA, S.A amounting to EUR 1,495 thousand. In 2008, the Company recognized an impairment charge for this loan of EUR 815 thousand. In 2009, another impairment charge of EUR 774 thousand related to the convertible bonds was recognized. The convertible bonds, the loan and the shares in BETBULL BWIN ESPAÑA were converted into shares in Betbull Holding SE.

In connection with the shareholder agreement, bwin AG commited in a loan agreement to grant BWIN Mexico S.A. de C.V. a subordinated shareholder loan amounting to USD 1,250 thousand (EUR 945 thousand) in 2006. The loan is non-interest bearing for the first 12 months and, after this period, bears an interest rate of 200 basis points above the US prime rate. The shareholder loan is repayable in five annual installments. In 2007, the Company recorded an impairment loss for this loan equivalent to 100% of its book value.

Measured at cost, an amount of EUR 756 thousand (previous year: EUR 528 thousand) is due within one year, an amount of EUR 189 thousand (previous year: EUR 4,562 thousand) is due after one year but before five years, and an amount of EUR 0 thousand (previous year: EUR 0 thousand) is due after five years.

bwin 09

Current assets

Trade accounts receivable Trade accounts receivable

In EUR	31 Dec. 2009	31 Dec. 2008

Accounts receivable from marketing the rights to the German Soccer League	568,056.01	3,699,760.40

Other trade accounts receivable	112,327.09	14,395.80

Total	680,383.10	3,714,156.20

As of 31 December 2009 and 2008, all trade accounts receivable have maturities of less than one year.

Accounts receivable from affiliated companies

Accounts receivable from affiliated companies

In EUR	31 Dec. 2009	31 Dec. 2008

bwin International Ltd.	7,653,323.02	0.00

BWIN Mexico S.A. de C.V.	0.00	0.00

bwin Italia S.R.L.	1,851,110.86	896,885.47

TC Invest AG	656,526.54	547,739.10

bwin Marketing Services S.R.L.	200,533.19	191,642.36

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	695,539.14	2,280,270.45

BWIN ARGENTINA SA	0.00	0.00

CQR Payment Solutions GmbH	1,753,224.94	1,894,029.98

Ongame Network Ltd.	4,518,956.19	0.00

UnitedGames Holding BV	503,746.09	0.00

DSG Deutsche Sportwett Gesellschaft mbH	60,000.00	0.00

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	114,525.82	15,000.00

Total	18,007,485.79	5,825,567.36

of which trade accounts receivable	11,069,189.76	3,079,811.04

of which other receivables	6,938,296.03	2,745,756.32

Receivables from BWIN Mexico S.A. de C.V., bwin (Beijing) Management and Consulting Co., Ltd. and BWIN ARGENTINA SA were written off entirely in 2009.

bwin 09

Accounts receivable from affiliated companies have the following maturities:

Accounts receivable from affiliated companies

In EUR	31 Dec. 2009	31 Dec. 2008

Up to one year	17,503,739.70	5,735,567.36

One to five years	503,746.09	90,000.00

Total	18,007,485.79	5,825,567.36

Accounts receivable from associated companies

Accounts receivable from associated companies

In EUR	31 Dec. 2009	31 Dec. 2008

bwin e.K.	2,511,500.09	208,359.55

of which trade accounts receivable	2,511,500.09	209,359.55

of which other receivables	0.00	0.00

Accounts receivable from associated companies have the following maturities:

Accounts receivable from associated companies

In EUR	31 Dec. 2009	31 Dec. 2008

Up to one year	2,511,500.09	208,359.55

One to five years	0.00	0.00

Total	2,511,500.09	208,359.55

Other receivables and assets

Other receivables and assets

In EUR	31 Dec. 2009	31 Dec. 2008

Payment processing clearing accounts	2,988,306.46	5,317,041.02

Commissions resulting from the sublicensing of the German Soccer League	5,493,192.00	7,441,134.53

Receivables from tax authorities	3,646,111.04	1,455,190.18

Sundry	7,259,847.30	1,140,052.84

Total	19,387,456.80	15,353,418.57

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As of 31 December 2009 and 2008, all other receivables have maturities of less than one year. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in 2006 in the amount of EUR 300 thousand. Against the background of pending legal proceedings, the Company reports an amount of EUR 600 thousand as other receivables as of 31 December 2009 and 2008.

The item sundry includes receivables from members of the Executive Board of EUR 5,900 thousand (previous year: EUR 0 thousand) relating to personnel related taxes. Due to the Company’s obligation to pay these taxes, a provision in the same amount was recorded.

As of 31 December 2009 and 2008, other receivables include no significant accruals.

Marketable securities and treasury shares

Marketable securities and treasury shares

In EUR	31 Dec. 2009	31 Dec. 2008

Current marketable securities	26,164,536.65	25,641,807.49

Treasury shares	239,120.24	239,120.24

Total	26,403,656.89	25,880,927.73

The total of treasury shares held by the Company as of 31 December 2009 amounted to 153,586 (as of 31 December 2008: 153,586), representing 0.4% of the total share capital. Treasury shares are recorded at cost. No impairment charges had to be recognized due to a lower stock exchange quotation. The reserve for treasury shares corresponds to the book value of the shares.

Treasury shares related to the Company’s ESOP were transferred to a bank under a share lending agreement.

Purchase of treasury shares

The Annual General Meeting held on 21 May 2008 passed a resolution (and at the same time revoked the authorization of the Executive Board resolved at the meeting held 22 May 2007 - to the extent it had not been utilized) in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10% of the Company’s shares for a period of 30 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. The proportion of the share capital accounted for by treasury shares is limited to 10%. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 20 May 2013, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

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As of 31 December 2009, current marketable securities consisted of the following items:

Current marketable securities

	Book value		Market value
In EUR	31 Dec. 2009	31 Dec. 2008	31 Dec. 2009	31 Dec. 2008

Siemens phenomenon	16,778,856.91	16,778,856.91	20,112,449.84	18,364,760.96

Siemens rich/liquid	5,070,659.54	4,867,930.38	5,139,816.39	4,867,930.38

ESPA Cash EURO	3,195,020.20	3,195,020.20	3,325,399.25	3,199,994.75

Axón Capital	1,120,000.00	800,000.00	1,120,000.00	800,000.00

Total	26,164,536.65	25,641,807.49	29,697,665.48	27,232,686.09

Current marketable securities are measured at cost less impairment charges. In 2009, impairment charges recognized in previous periods amounting to EUR 203 thousand were reversed (previous year: impairment charges of EUR 203 thousand recognized).

Prepaid expenses
This item represents prepaid expenses relating to services to be rendered in 2010.

Deferred tax assets

Deferred tax assets determined in accordance with § 198 para. 10 UGB of EUR 53,439 thousand (previous year: EUR 72,023 thousand) mainly relate to the impairment charge recorded for bwin Games AB and Ongame Network Ltd. The Company did not recognize the deferred tax assets since it is not probable these assets will be realized within a reasonable time frame.

Shareholders’ equity and liabilities

Shareholders’ equity

Share capital

Share capital

Non-par value bearer shares	EUR	Shares

Shares registered in the commercial register	35,088,718.00	35,088,718

Capital increases from conditional capital	628,978.00	628,978

Total share capital	35,717,696.00	35,717,696

31 December, 2009	35,717,696.00	35,717,696

31 December, 2008	32,730,718.00	32,730,718

The share capital reported is the nominal capital of bwin AG amounting to EUR 35,717 thousand (previous year: EUR 32,731 thousand). It is divided into 35,717,696 non-par value bearer shares (previous year: 32,730,718 non-par value bearer shares). The capital increases in 2009 amounting to EUR 2,987 thousand relate to the exercise of options from conditional

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capital amounting to EUR 629 thousand and from the authorized capital amounting to EUR 58 thousand, respectively, and to capital increases in connection with the acquisition of Gioco Digitale S.p.A. amounting to EUR 2,300 thousand.

Conditional capital

The Extraordinary General Meeting held on May 19, 2009, passed a resolution relating to an increase in the Company’s conditional share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 3,270,000 to service stock options for employees. Taking into account stock options already serviced and the capital increase from Company funds, the total volume of the ESOP is now 5,604,902 options (previous year: 4,500,000), 1,122,914 (previous year: 166,719) of which have not yet been granted.

In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act, and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The authorization was given for a period of five years from the day of authorization. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

Refer to note “options” for further information on the resolutions passed by the Annual General Meeting relating to the issuance of options in respect of the Employee Stock Option Plan (“ESOP”) from conditional capital.

Authorized capital

The Annual General Meeting held on 22 May 2007 authorized the Executive Board (and at the same time revoked the authorization resolved at the meeting held 17 May 2006) for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board is also authorized to determine, in agreement with the Supervisory Board, the terms of issue if necessary, in particular the issue price, the nature of the contribution in kind, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to resolve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

An amount of EUR 1,628,436 (previous year: EUR 1,686,436) of this authorized capital has been reserved for options already issued.

Additional paid-in capital
Amounts received exceeding the nominal amount of shares issued (share premiums) are recorded in appropriated additional paid-in capital.

EUR 52,900 thousand of the increase in additional paid-in capital in 2009 relate to the acquisition of Gioco Digitale S.p.A. The rest relates to the exercise of options.

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In 2008, an amount of EUR 457,713 thousand was released into profit. Without the amount released into profit, bwin AG would have reported a cumulative net loss for the financial year 2008.

For the purpose of recording the reserve for treasury shares, amounts were reallocated from unappropriated additional paid-in capital.

Reserve for share options
The following is a reconciliation of the reserve for share options:

Reserve for share options

In EUR	2009	2008

Reserve for share options as of 1 Jan.	41,276,062.65	24,103,659.57

Additions to investments in affiliated companies	6,088,082.14	11,704,625.66

(Non-cash) personnel expenses	1,959,597.24	2,476,488.17

(Non-cash) other operating expenses (expense for share-based payments for members of the Supervisory Board and third parties)	1,283,959.90	2,991,289.25

Total = reserve for share options as of 31 Dec.	50,607,701.93	41,276,062.65

In 2009 bwin AG recorded expenses for share-based payments for its members of the Executive Board amounting to EUR 0 thousand (previous year: EUR 0 thousand) in the financial statements of the Company and expenses amounting to EUR 4,135 thousand (previous year: EUR 9,035 thousand) in the financial statements of affiliated companies. Furthermore, share-based payments related to members of the Executive Board amounting to EUR 1,057 thousand (previous year: EUR 2,173 thousand) were recorded in 2009.

See note “options” for more detailed information.

Provisions

Provisions

In EUR	31 Dec. 2009	31 Dec. 2008

Severance payments	442,875.31	322,429.09

Taxes	1,775,000.00	1,434,594.91

Other

Employee-related obligations	4,283,963.34	3,697,016.59

Legal, audit and consulting fees	1,815,474.56	1,463,620.00

Provision marketing rights	165,000.00	1,335,000.00

Charging of expenses affiliated companies	900,000.00	900,000.00

Marketing	1,757,415.59	1,645,353.60

Sundry	8,163,619.07	782,143.77

Total other	17,085,472.56	9,823,133.96

Total	19,303,347.87	11,580,157.96

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The tax provision relates to impending charges for the years 2002 to 2008. Due to the net tax loss, no provision is required for 2009.

An amount of EUR 6,832 thousand (previous: EUR 0 thousand) recorded in the item sundry relates to provisions for the Company’s obligation to pay personnel related taxes.

Liabilities

Trade accounts payable
As of 31 December 2009 and 2008, all trade accounts payable have maturities of less than one year.

Accounts payable to affiliated companies

Accounts payable to affiliated companies

In EUR	31 Dec. 2009	31 Dec. 2008

bwin International Ltd.	0.00	25,388,601.47

bwin Interactive Marketing UK Ltd.	0.00	1.08

Total	0.00	25,388,602.55

of which trade accounts payable	0.00	0.00

of which other liabilities	0.00	25,388,602.55

As of 31 December 2009 and 2008, all accounts payable to affiliated companies have maturities of less than one year.

Other liabilities

Other liabilities

In EUR	31 Dec. 2009	31 Dec. 2008

Taxes	3,840,035.24	36,460.09

Payment processing clearing accounts	3,059,943.55	3,392,445.53

Liabilities resulting from acquisitions	25,806,692.72	0.00

Liabilities resulting from marketing rights	0.00	10,999,029.70

Other	3,147,278.89	21,451.17

Total	35,853,950.40	14,449,386.49

Liabilities resulting from acquisitions mainly relate to the acquisition of Gioco Digitale S.p.A.

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The maturities of other liabilities are as follows:

Other liabilities

In EUR	31 Dec. 2009	31 Dec. 2008

Up to one year	30,340,612.96	14,449,386.49

One to five years	5,513,337.44	0.00

Total	35,853,950.40	14,449,386.49

As of 31 December 2009 and 2008, other liabilities include no significant accurals.

Deferred income
This item relates to prepayments by German Soccer League sub-licensees amounting to EUR 0 thousand (previous year: EUR 2,589 thousand).

Contingent liabilities

In 2009, bwin AG issued letters of comfort to its affiliated companies Ongame Network Ltd., BWIN Mexico S.A. de C.V. and bwin Argentina SA as well as to CQR UK Payment Solutions Ltd. and Vincento Payment Solutions Ltd, in which it commits to provide, as necessary, sufficient financial funds in order to enable its subsidiaries to fulfill their payment obligations. These comfort letters are limited to a period of one year. Under a service agreement which the Company concluded with bwin (Beijing) Management and Consulting Co., Ltd., bwin AG commits to bear certain costs, particularly the costs of the proper winding-up of the affiliated company, in case the Company terminates the service agreement. The total contingent obligation resulting from these agreements cannot be estimated reliably as of the reporting date.

As of the reporting date, the Company guarantees for liabilities of cooperation partners in the amount of EUR 527 thousand (previous year: EUR 7,504 thousand) and for affiliated companies for a total amount of EUR 76,214 thousand (previous year: EUR 29,951 thousand).

The Company has also agreed to bear certain expenses, in particular marketing expenses and general fees, for its cooperation partners.

bwin has pledged a total of EUR 6,000 thousand as security for a bank guarantee in respect of the license granted to BETBULL BWIN ESPAGNA S.A. in Madrid, of which an amount of EUR 3,600 thousand relates to Betbull Holding SE, which is secured by a lien on the equity investments of Betbull Holding SE (right of recourse).

Notes to the income statement

Revenues
The Company provided consulting and other services exclusively for affiliated and associated companies. As in 2008, all services were provided in Austria.

The following table provides a breakdown of revenues by service:

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Breakdown of revenues by service

In EUR	2009	2008

Revenues from service agreements with affiliated companies	182,292,644.82	139,559,344.70

Revenues from service and cooperation agreements with associated companies	1,874,107.51	10,520,050.83

Other revenues with affiliated companies	672,500.00	1,138,454.81

Total	184,839,252.33	151,217,850.34

Of revenues from service agreements with affiliated companies, an amount of EUR 33,590 thousand (previous year: EUR 0 thousand) relates to charges for the years 2002 to 2008 resulting from a change in the transfer prices model.

Other operating income

Other operating income

In EUR	2009	2008

Income from the release of provisions	1,326,467.57	2,988,142.79

Sublicense fees - German Soccer League	14,553,852.83	29,272,669.59

Income from merchandise (webshops)	972,117.50	676,698.96

Charged fees	891,112.79	1,657,923.54

Sundry	6,909,403.52	929,752.95

Total	24,652,954.21	35,525,187.83

Cost of material and other services rendered
Costs of materials include costs of goods sold in the web shop.

Costs of services rendered mainly relate to purchased IT services.

Personnel expenses

Expenses for severance payments and contributions to employee benefits

In EUR	2009	2008

Additions to provision for severance payments	120,446.22	40,698.30

Severance payments	9,300.00	14,700.00

Contributions to employee benefit funds (VBV Mitarbeitervorsorgekasse AG)	557,651.12	434,319.49

Total	687,397.34	489,717.79

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Expense for share-based payments
See note “reserve for share options” and “accounting principles and valuation methods - share-based payments”.

Other operating expenses

Other operating expenses

In EUR	2009	2008

Taxes

Company tax	646,478.21	4,949.16

Other	292,722.03	450,028.97

Total taxes	939,200.24	454,978.13

Marketing expenses (including further charged expenses)	25,827,552.17	30,488,274.69

Legal, audit and consulting fees	10,037,877.60	8,728,438.15

Bank charges	5,676,524.82	5,226,271.33

Transportation, travelling and communication expenses	4,505,713.53	4,656,346.62

Lease and rental expense	6,481,351.97	5,246,386.45

Maintenance and cleaning	4,822,586.79	4,238,045.88

Commissions related to the German Soccer League sublicensing	3,330,346.36	8,277,483.77

License fees	1,051,489.70	2,425,236.39

Investor relations	241,525.38	169,758,77

Office expenses	562,151.81	1,529,271.56

Expense for share-based payments	1,283,959.90	2,991,289.25

Foreign exchange losses	932,083.73	847,196.83

Bad debt expense	215,198.14	4,845,980.30

Sundry	9,730,938.53	3,137,983.05

Total operating expenses	74,699,300.43	82,807,963.04

Total	75,638,500.67	83,262,941.17

Of the total expense for share-based payments, EUR 226 thousand (previous year: EUR 819 thousand) relate to third parties and EUR 1,057 thousand (previous year: EUR 2,173 thousand) relate to members of the Supervisory Board.

The disclosure on expenses for the external auditor is omitted since this disclosure is included in the consolidated financial statements of the Company.

Income from investments in affiliated and associated companies
In 2009 this item relates to income from the silent partnership in bwin e.K. amounting to EUR 1,494 thousand (previous year: EUR 4,089 thousand), the distribution of profit of bwin Italia S.R.L. amounting to EUR 1,808 thousand (previous year: EUR 1,333 thousand) and the distribution of profit from Double M Media GmbH amounting to EUR 210 thousand (previous year: EUR 0 thousand).

Income from loans to affiliated and associated companies
Income from loans to affiliated and associated companies mainly includes income from loans to affiliated companies amounting to EUR 50 thousand (previous year: EUR 97 thousand) and

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income from loans to associated companies amounting to EUR 242 thousand (previous year: EUR 167 thousand).

Other interest and similar income

Other interest and similar income

in EUR	2009	2008

Interest income from current marketable securities	246,627.06	217,233.07

Interest income from bank deposits	408,241.51	1,821,309.39

Interest reversal resulting from the agreement regarding the Ongame acquisition	0.00	132,216.13

Interest income from affiliated companies	40,146.40	46,342.36

Total	695,014.97	2,217,100.95

Income from the disposal of and the reversal of impairments of financial assets and marketable securities

Income from the disposal of and the reversal of impairments of financial assets and marketable securities

in EUR	2009	2008

Income from the reversal of impairments of financial assets from the Ongame acquisition	0.00	2,724,752.44

Income from the reversal of impairments of current marketable securities	202,729.16	3,799.95

Total	202,729.16	2,728,552.39

Income from the reversal of impairments of financial assets relate to the agreement reached with the former owners of in connection with the Ongame acquisition.

Expenses for financial assets and marketable securities

Expenses for financial assets and marketable securities

in EUR	2009	2008

Transfer of Websports loss	83,519.85	6,015.64

Impairment of current marketable securities	0.00	202,729.16

Impairment of investments in affiliated companies and of loans to affiliated companies	900,633.74	35,002,382.43

Impairment of investments in associated companies and of loans to associated companies	2,346,432.14	2,152,551.29

Total	3,330,585.73	37,363,678.52

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See note “financial assets” for information on impairment charges.

Interest and similar expenses

Interest and similar expenses

in EUR	2009	2008

Interest expense	54,970.30	753,452.74

Other interest expense	16,300.12	36,498.68

Total	71,270.42	789,951.42

Interest expense relates to the unpaid liability resulting from the purchase of the marketing rights of the German Soccer League.

Income taxes
Income tax expenses mainly comprises impending charges for the years 2002 to 2008 and include besides Austrian income German income tax, related to the atypical silent partnership, as well.

Other notes
The Company’s affiliates are listed in Attachment 2.

bwin Interactive Entertainment AG as head of the tax group and WEBSPORTS ENTERTAINMENT Marketing Services GmbH as member of the tax group form a tax group. Taxes are allocated according to the actual expense attributable to the group member. The tax group does not provide for allocation of tax income. Due to tax losses in 2008 and 2009, no tax was allocated.

Options

Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin AG shares by members of the Executive Board and entitled employees. Several Annual General Meetings held up to 2008 increased the maximum number of options to 4,500,000. The Annual General Meeting of 19 May 2009 increased the conditional capital to service the ESOP to EUR 3,270,000. Taking the exercises effected up to the date of this resolution (2,334,902 shares) into account, the total volume of of the ESOP amounts to 5,604,902 shares. The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company effective 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

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The exercise price of these options is equivalent to the market value of the shares (five-day average) at the time the options were granted by the Supervisory Board committee (in the case of Executive Board members) or by the Executive Board. Of the options granted under the ESOP up to mid-2005, one third may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years. A revised version of the ESOP regulations published during financial year 2005 extended the exercise periods with a view to keeping staff with the Company for a longer period. Under the new exercise provisions, one fifth of the options granted may each be exercised after a period of one year. All options granted have a maturity of 10 years starting with the date the resolution on the grant of the options was passed. Options granted under the ESOP are not transferrable.

Performance-based options granted to members of the Executive and Supervisory Boards of the Company (apart from ESOP)
During financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-based options. In 2004, a total of 100,000 performance-based options were granted to Marlon van der Goes (as a member of the Executive Board at the time). Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements. The performance-based options were serviced from the company’s authorized capital. The options have a term of 10 years from the time the vesting conditions for the relevant financial year are met. These options are transferable.

On 31 March 2007, another 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the performance of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the stock exchange price in the first, second, and third year after the grant), one third of the options will vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the tranches will be based on the 90-day average price previous to 31 March of the respective year. Based on a resolution of the Supervisory Board taken in March of 2010, the last vesting period of the first third of the options was changed so as to end 18 May 2010.

Also in financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of these options will also vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence of market conditions of 80% was used for recording the performance options granted in 2007.

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Options granted to third parties
In 2007, an option agreement for the grant of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative of many years. These options are linked to the same conditions as the options issued to the members of the Executive Board of the Company (see above). A probability of occurrence of market conditions of 80% was used for recording the options granted.

Measurement parameter for recognition
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of grant in accordance with the position paper of the AFRAC.

In 2009, the following parameters were applied in the measurement of the share options:

Measurement parameter

	2009	2008

Exercise price	EUR 9.095-67.9	EUR 9.095–67.9

Volatility*	38.86%–141.86%	38.86%–135.69%

Periods to exercise date	1.25–6.25 years	1.25–6.25 years

Dividend yields	0%	0%

Interest rate	3.5%–4.5%	3.5%–4.5%

*	The volatility is calculated on the basis of the stock exchange price performance over a period of 400 trading days prior to the date of grant of the options.

Overall reconciliation of options in 2009
The following table shows the reconciliation of outstanding (issued) options:

Outstanding (issued) options

Total	2009 units	2009 average exercise price	2008 units (adjusted)	2008 average exercise price

Options outstanding as of 1 Jan.	3,805,159	19.96	3,703,999	22.52

Options granted	276,500	25.90	366,500	17.27

Options exercised	686,978	13.75	45,940	10.77

Options forfeited	135,793	20.37	219,400	18.68

Options outstanding as of 31 Dec.	3,258,888	19.96	3,805,159	19.96

Thereof recognized in the financial statements (in accordance with the position paper issued by the AFRAC)	2009 units	2009 average exercise price	2008 units (adjusted)	2008 average exercise price

Options outstanding as of 1 Jan.	3,727,337	20.30	3,623,688	20.40

Options issued	276,500	25.90	366,500	17.27

Options exercised	664,445	13.93	43,451	11.30

Options forfeited	135,793	20.37	219,400	18.69

Options outstanding as of 31 Dec.	3,203,599	20.30	3,727,337	20.30

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The status of the options as of 31 December 2009 was as follows:

Status of the options as of 31 December 2009

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of re- porting date	Exercise price of options outstanding EUR		Market value of options outstanding as of reporting date EUR

Options granted under ESOP
Of which to members of the Executive Board:

Manfred Bodner	500,000	0	0	0	0		0

Norbert Teufelberger	500,000	0	0	0	0		0

	1,000,000	0	0	0			0

Of which to senior executives and employees	762,931	0	873,369	332,509	1.5–62.61		25,171,175

Of which to employees of subsidiaries	590,617	0	757,083	188,370	1.5–67.92		21,416,636

Of which to employees who have resigned	497,988	0	0	0	0

	1,851,536		1,630,452	520,879			46,587,811

Total ESOP	2,851,536	1,122,914	1,630,452	520,879			46,587,811

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)
Manfred Bodner	800,000		614,218	0	17.14–21.91	*	15,264,665

Norbert Teufelberger	800,000		614,218	0	17.14–21.91	*	15,264,665

Hannes Androsch	0		100,000	0	21.08–27.28	*	2,417,327

Alexander Knotek	0		60,000	0	21.08–27.28	*	1,450,396

Per Afrell	0		40,000	0	21.08–27.28	*	966,931

Helmut Kern	0		40,000	0	21.08–27.28	*	966,931

Herbert Schweiger	0		40,000	0	21.08–27.28	*	966,931

Georg Riedl	0		40,000	0	21.08–27.28	*	966,931

Former members	68,000		0	0

	1,668,000	0	1,548,436	0			38,264,776

Options granted to third parties
Of which for acquisitions	190,000

Of which for services rendered	31,000		80,000	0	21.19–21.91	*	1,686,294

Total options granted to third parties	221,000	0	80,000	0			1,686,294

Total options outstanding	4,740,536	1,122,914	3,258,888	520,879			86,538,880

*	The exercise prices were adjusted to the current stock market prices in accordance with the conditions of the performance-based options.

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The status of the options as of 31 December 2008 was as follows (adjusted):

Status of the options as of 31 December 2008

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of re- porting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR

Options granted under ESOP
Of which to members of the Executive Board:

Manfred Bodner	500,000		0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0

	1,000,000	0	0	0		0

Of which to senior executives and employees	532,889		1,137,711	429,898	1.5–62.49	7,271,979

Of which to employees of subsidiaries	380,062		922,438	258,631	1.5–67.92	5,695,816

Of which to employees who have resigned	309,607		58,574	58,574	9.095–60.88	230,077

	1,222,558	158,719	2,118,723	747,103		13,197,872

	2,222,558	158,719	2,118,723	747,103		13,197,872

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)
Manfred Bodner	800,000		614.218	0	21.19–27.61	2.667,988

Norbert Teufelberger	800,000		614.218	0	21.19–27.61	2.667,988

Hannes Androsch	0		100.000	0	21.08–27.28	419,307

Alexander Knotek	0		60.000	0	21.08–27.28	251,584

Per Afrell	0		40.000	0	21.08–27.28	167,723

Helmut Kern	0		40.000	0	21.08–27.28	167,723

Herbert Schweiger	0		40.000	0	21.08–27.28	167,723

Georg Riedl	0		40,000	0	21.08–27.28	167,723

Former members	10,000		58,000	58,000	6.53	438,702

	1,610,000	0	1,606,436	58,000		7,116,460

Options granted to third parties
Of which for acquisitions	190,000

Of which for services rendered	31,000		80,000	0	21.19–21.91	223,639

Total options granted to third parties	221,000	0	80,000	0		223,639

Total options outstanding	4,053,558	158,719	3,805,159	805,103		20,537,971

The remaining period of all options shown is between 3 and 10 years.

bwin 09

Developments in 2009:

Developments in 2009

	Exercise price EUR	Value of Options exercised EUR	Options issued	Options exercised

Options granted under ESOP
Of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

Of which to senior executives and employees	5.33–24.64	4,594,810	106,500	259,469

Of which to employees of subsidiaries	9.1–23.59	3,959,440	167,500	221,500

Of which to employees who have resigned	1.5–29.44	4,131,127	2,500	148,009

		12,685,376	276,500	628,978

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)
Manfred Bodner		0	0	0

Norbert Teufelberger		0	0	0

Hannes Androsch		0	0	0

Alexander Knotek		0	0	0

Per Afrell		0	0	0

Helmut Kern		0	0	0

Herbert Schweiger		0	0	0

Georg Riedl		0	0	0

Former members		378,740	0	58,000

		378,740	0	58,000

Options granted to third parties
Of which for acquisitions		0	0	0

Of which for services rendered		0	0	0

Total options granted to third parties		0	0	0

		13,064,116	276,500	686,978

bwin 09

Developments in 2008:

Developments in 2008

	Exercise price EUR	Value of Options exercised EUR	Options granted	Options exercised

Options granted under ESOP
Of which to members of the Executive Board:
Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

Of which to senior executives and employees	1.5–15.69	115,988	171,000	12,953

Of which to employees of subsidiaries	1.5–15.69	240,503	193,000	21,408

Of which to employees who have resigned	7.67–20.75	105,856	2,500	11,579

		462,348	366,500	45,940

Performance-based options granted to members of the Executive Board (apart from ESOP)
Manfred Bodner		0	0	0

Norbert Teufelberger		0	0	0

Hannes Androsch		0	0	0

Alexander Knotek		0	0	0

Per Afrell		0	0	0

Helmut Kern		0	0	0

Herbert Schweiger		0	0	0

Georg Riedl		0	0	0

Former members		0	0	0

		0	0	0

Options granted to third parties
Of which for acquisitions		0	0	0

Of which for services rendered		0	0	0

Options granted to third parties		0	0	0

		462,348	366,500	45,940

The fair value of the outstanding options as of 31 December 2009 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

bwin 09

Measurement parameters

	2009	2008

Share price	EUR 41.74	EUR 13.3

Exercise price	EUR 1.5–67.92	EUR 1.5–67.92

Volatility	57.06%–128.92%	57.06%–141.80%

Periods to exercise date	1.25–6.25 years	1.25–6.25 years

Interest rate	3.50%	4.00%

The weighted average fair value of the exercised options amounted to EUR 18.47 (previous year: EUR 10.06)

Other obligations and contingent liabilities

Regulatory environment
The regulatory environment for online games of chance within the European Union is characterized by different policies in respect of gaming of individual member states. More and more member states, however, are realizing that entertainment in the form of online gaming is becoming more and more popular and that the appropriate regulation of online gaming is essential. Italy and Great Britain have been leading the way for many years. Countries like France, Denmark and Spain have decided to regulate online gaming to the benefit of the consumers.

However, other member countries are still trying to establish a government monopoly or even a total ban of online gaming on the Internet as well. Such protectionism results in considerable legal uncertainty, numerous legal disputes and an enormous grey/black market on the internet, where customers are often subject to unregulated and dubious gaming offers due to the lack of government controls and uniform standards. These countries are in particular Germany, the Netherlands and Norway, all of which adhere to their restrictive policies.

The Austrian government is planning an amendment of the Gaming Act, which among other measures, tightens sanctions and, under certain conditions, penalizes financial transactions for EU licensed gaming providers. In the opinion of legal experts, this represents a violation of the higher-ranking European Law.

Risks related to pending litigation
As a result of the unclear, and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and licence and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. These proceedings include the legal admissibility of online gaming, the validity and scope of trading permits, and the location of sports betting premises. In each case the prosecutor’s main aim is to restrict the Group’s activities geographically.

bwin 09

In Germany, several states (particularly Baden-Württemberg, Nordrhein-Westfahlen and Niedersachsen) have issued prohibitive injunctions against bwin AG, bwin International Ltd. and bwin e.k., which have been affirmed by national courts in accelerated proceedings. The prohibition decisions are also enforced by fines, despite the numerous pending actions with the European Court of Justice. The main proceedings are currently pending and their outcome will be influenced significantly by the forthcoming decisions of the European Court of Justice.

Furthermore, several government-owned competitors have filed competition lawsuits against bwin AG, its officers (members of the Executive Board), bwin International and/or bwin e.k., all of which are aimed at prohibiting bwin’s operations on a nationwide basis or at least in individual states. Courts in Bremen and Cologne have affirmed nationwide bans on bwin e.K. and bwin International Ltd. and have also and declared these bans enforceable. bwin International has appealed against these judgments at the Federal Court of Justice. However, Westdeutsche Lotterie GmbH & Co OHG has filed several motions for enforcement and the court has imposed penalty payments on bwin International Ltd. Until the Federal Court of Justice has decided these cases, Westdeutsche Lotterie GmbH & Co OHG can file further motions for enforcement.

Penalty payments imposed in Germany could have a negative effect on the assets and liabilities, financial position and results of operations of the bwin group if the cases are not won. Additionally, if bwin e.K.’s trade license becomes invalid, this could also have a negative effect on the assets and liabilities, financial position and results of operations of bwin Group.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in the associated company bwin e.K..

The management of the Company expects these proceedings to have a positive outcome. Nevertheless, the negative outcome of individual cases could have adverse effects on the assets and liabilities, financial position and results of operation of the bwin Group.

Current tax audit of bwin Interactive Entertainment AG
bwin Interactive Entertainment AG, ultimate parent company of bwin group, has been subject to a tax audit perfomed by the Austrian tax authorities since 2007. Main subject of the audit is the relationship between the group parent company and ist subsidiaries with respect to services provided to various group companies.

The Austrian tax authorities are assessing at declaring a so-called “permanent establishment” (Serverbetriebsstätte), based on the fact that bwin operates data processing centers in Vienna, but despite the absence of significant characteristics of such permanent establishment as required by the European Court of Justice. Not only the Company believes that this assessment is neither legally reasonable nor factually justified. However, such assessment would result in a considerable, unsubstantiated tax burden for the Company, representing a significant competitive disadvantage compared to the international competitors.

The legal opinion of the Company is supported by well-known experts, and can also be derived from decisions on similar cases of Austrian appellate authorities. Based on the opinion of experts, Management of the Company expects its legal opinion to prevail with a predominatly high probability in case of an appeal. A negative decision at the last level of jusrisdiction, however, would have a negative effect on the Company’s assets and liabilities and results of operations.

bwin 09

Other financial obligations

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, bwin Group decided to cease its real-money operations on the US market. The legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and the possibility of liabilities arising in this respect cannot be ruled out. However, the Company considers the likelihood to be remote.

After the exit from the US market, bwin group entered into agreements with the former owners during 2007 and 2008 to waive contingent purchase price liabilities. Under certain conditions, in case of a re-entry in the US market of bwin group the waived liabilities will become effective again as claims to variable shares in profit amounting to approximately 29% of the net gaming revenues in the US market over a period of 5 years (however until 31 December 2020 at a maximum). The total amount is limited to EUR 79,944 thousand. Consistent with previous years, the newly agreed contingent purchase price liability was not recognized, since the Company cannot reliably estimate when and under which circumstances a re-entry into the US market would be possible.

Obligations related to the use of tangible assets not included in the balance sheet are as follows:

Obligations related to the use of tangible assets not included in the balance sheet

In EUR	In the following financial year	In the following five financial years

Rent	5,843,105.76	29,215,528.80

Leasing	759,159.60	3,795,798.00

Total	6,602,265.36	33,011,326.80

The Company has an obligation to make a payment of EUR 2,880 thousand (previous year: EUR 3,200 thousand) into an investment fund.

In connection with investments in affiliated companies (BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.), the Company has an obligation to make payments amounting to EUR 500 thousand (previous year: EUR 0 thousand) relating to capital contributions and has commited to granting loans amounting to EUR 1,900 thousand (previous year: EUR 0 thousand).

bwin AG also made financial commitments to cooperation partners up to a maximum amount of EUR 6,500 thousand (previous year: EUR 6,500 thousand) that may become due under various conditions. Moreover, the capital contribution in bwin e.K. (atypical silent partnership) amounting to EUR 13 thousand is outstanding as of the reporting date.

The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components and clauses for the reimbursement of costs.

bwin 09

Members of the Executive and Supervisory Boards

Members of the Executive Board:
Manfred Bodner
Norbert Teufelberger

Members of the Supervisory Board:
Hannes Androsch (Chairman)
Alexander Knotek (Vice-Chairman)
Helmut Kern
Georg Riedl
Herbert Schweiger
Per Afrell

In 2009, remuneration of the members of the Executive Board (including variable and perormance-based components) totalled EUR 1,100 thousand (previous year: EUR 1,100 thousand), of which EUR 112 thousand (previous year: EUR 112 thousand) relate to bwin AG, and the rest relates to affiliated companies. Regarding share-based payments, see note “reserve for share options”. Regarding present receivables, see note “other receivables and assets”.

In 2009, the Company concluded service agreements with two companies, each with a managing director who is also a member of the Company’s Supervisory Board. In 2009, these agreements resulted in expenses for consulting amounting to EUR 703 thousand (previous year: EUR 459 thousand) and liabilities of EUR 2 thousand (previous year: EUR 28 thousand) as of 31 December 2009.

In 2009, an amount of EUR 233 thousand (previous year: EUR 245 thousand) was accrued for remuneration of the Supervisory Board members. Actual payments in 2009 amounted to EUR 199 thousand (previous year: EUR 249 thousand). Regarding share-based payments see note “reserve for share options”.

Other information
The average number of employees as of the reporting date was as follows:

Average number of employees

	2009	2008

Employees	706	648

Freelance workers	45	58

Total	751	706

bwin 09

The company is the parent company of the bwin Group and prepares consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. The consolidated financial statements are filed with the commercial register at the commercial court in Vienna under FN 166449 d.

Vienna, 23 March 2010

Manfred Bodner	Norbert Teufelberger

bwin 09

Auditor’s Report (Translation)

Report on the Financial Statements
We have audited the financial statements including the underlying accounting records of bwin Interactive Entertainment AG, Vienna, Austria

for the year from 1 January 2009 to 31 December 2009. These financial statements comprise the balance sheet as of 31 December 2009, the income statement for the year ended 31 December 2009 and the notes.

Management’s Responsibility for the Financial Statements and Accounting System
Management is responsible for the accounting system and for the preparation and fair presentation of the financial statements in accordance with Austrian Generally Accepted Accounting Principles. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility and Description of Type and Scope of the Statutory Audit
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and Austrian Standards on Auditing. Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the financial statements comply with legal requirements and give a true fair view of the financial position of the Company as of 31 December 2009 and of its financial performance for the year from 1 January 2009 to 31 December 2009 in accordance with Austrian Generally Accepted Accounting Principles.

Without qualifying our opinion we refer to the notes to the financial statements (section “Other obligations and contingent liabilities”) and the management report, which describe the risks due to legal and tax court proceedings against companies, licensees and business partners of the bwin Group.

bwin 09

Management Report
Balance Sheet
Income Statement
Notes to Financial Statements
Auditor’s Report

Report on Other Legal Requirements (Management Report)
Pursuant to statutory provisions, the management report is to be audited as to whether it is consistent with the financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report is consistent with the financial statements and whether the disclosures pursuant to § 243a UGB (Austrian Commercial Code) are appropriate.

In our opinion, the management report is consistent with the financial statements. The disclosures in accordance with § 243a UGB (Austrian Commercial Code) are appropriate.

Vienna, 23 March 2010

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed:
Mag. Yann-Georg Hansa	Mag. Helmut Kerschbaumer
Wirtschaftsprüfer	Wirtschaftsprüfer
(Austrian Chartered Accountants)

bwin 09

Statement of all legal representatives

We confirm to the best of our knowledge that the consolidated financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the group as required by the applicable accounting standards and that the group management report gives a true and fair view of the development and performance of the business and the position of the group, together with a description of the principal risks and uncertainties the group faces.

We confirm to the best of our knowledge that the separate financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the parent company as required by the applicable accounting standards and that the management report gives a true and fair view of the development and performance of the business and the position of the company, together with a description of the principal risks and uncertainties the company faces.

Vienna, 23 March 2010

Manfred Bodner	Norbert Teufelberger
Co-CEO	Co-CEO

bwin 09

Auditors and Attorney-at-Law Information and Imprint

Auditors
KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft
Porzellangasse 51
1090 Vienna
Telephone: +43-1-313 32-0
Fax: +43-1-313 32-500
E-mail: office@kpmg.at

Attorney-at-Law
Brandl & Talos Rechtsanwälte GmbH
Mariahilfer Strasse 116
1070 Vienna
Telephone: +43-1-522 5700
Telefax: +43-1-522 5701
E-mail: office@btp.at

Information
bwin Interactive Entertainment AG

Investors
Konrad Sveceny, Investor Relations
Börsegasse 11
1010 Vienna
Telephone: +43-(0)50 858-20017
E-mail: investorrelations@bwin.org
Web: www.bwin.org

Press
Katharina Riedl, Corporate Communications
Börsegasse 11
1010 Vienna
Telephone: +43-(0)50 858-20069
E-mail: press@bwin.org
Web: www.bwin.org

Imprint
Owned, edited and published by
bwin Interactive Entertainment AG
Börsegasse 11
1010 Vienna
Telephone: +43-(0)50 858-0
Fax: +43-(0)50 858-16

Consulting and realization: Mensalia Unternehmensberatungs GmbH, www.mensalia.at

Printed by: AV+Astoria Druckzentrum GmbH